EXHIBIT 10.1

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

This Asset Purchase Agreement and Plan of Reorganization (this “Agreement”), dated as of July 25, 2008 (the “Effective Date”), is by and among Certified Diabetic Services, Inc., a Delaware corporation with a mailing address of 3030 Horseshoe Drive South, Suite 200, Naples, Florida 34104 (“CDIP”); Andover Medical, Inc., a Delaware corporation with a mailing address of 510 Turnpike Street, Suite 204, N. Andover, Massachusetts 01845 (“Andover,” collectively with CDIP, the “Target Companies” and sometimes each individually referred to as a “Target Company”); and Medical Solutions Management Inc., a Nevada corporation with a mailing address of 237 Cedar Hill Street, Marlboro, Massachusetts 01752 (“MSMT”). MSMT and the Target Companies are each sometimes referred to individually as a “Constituent Company” and collectively as the “Constituent Companies.” All capitalized terms used in this Agreement without definition shall have the respective meanings ascribed to such terms in Section 7.12 hereof.

BACKGROUND

The Board of Directors of each Constituent Company has, by resolutions duly adopted, determined that it is in the best interests of its respective Constituent Company and its respective stockholders to consolidate the operations of CDIP and Andover with and into MSMT (the “Reorganization”). In furtherance of the same, MSMT will issue shares of its capital stock to each Target Company in exchange for substantially all of the assets of each Target Company other than the Excluded Assets. Upon consummation of the Reorganization, the parties intend that the stockholders of CDIP will own forty-five percent (45.0%) of the outstanding voting common stock, par value $0.0001, of MSMT (the “MSMT Common Stock”); the stockholders of Andover will own thirty-five percent (35.0%) of the outstanding MSMT Common Stock; and the existing stockholders of MSMT will own twenty percent (20.0%) of the outstanding MSMT Common Stock (in each case calculated immediately following the Closing and after giving effect to the conversion or exercise of all outstanding shares of MSMT Preferred Stock and all convertible debentures of MSMT which are convertible into shares of MSMT Common Stock, but excluding any shares of MSMT Common Stock issuable upon the exercise of warrants or options of MSMT). In order to accomplish the above and enable the parties to receive the consideration set forth in this Agreement without having to recognize income for federal income tax purposes, the transactions contemplated by this Agreement are being structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

OPERATIVE PROVISIONS

ARTICLE I

EXCHANGE OF ASSETS FOR STOCK; CLOSING

1.1. Purchase and Sale.

(a) CDIP Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties contained herein, at the Closing, CDIP shall sell, transfer, convey, assign and deliver to MSMT, and MSMT shall purchase from CDIP, free and clear of all Liens and subject to the exclusions set forth in Section 1.2(a), all of the assets of CDIP (the “CDIP Purchased Assets”) which shall include, without limitation:

(i) those shares of capital stock or other equity interests of each subsidiary of CDIP set forth on Schedule 1.1(a)(i) hereto (each subsidiary, a “CDIP Subsidiary” and collectively, the “CDIP Subsidiaries”);

(ii) title to all of the property used or held for use in CDIP’s business, including without limitation, all furniture, fixtures, computers, office equipment and miscellaneous assets of every kind and nature owned by CDIP or used in or necessary for the operation of its business;

(iii) all right, title and interest of CDIP in and to all contracts (expressly including unfilled contracts for services), agreements, leases, commitments, arrangements or understandings pertaining to the operation of CDIP’s business;

(iv) all right, title and interest in and to all of the following: patents and patent rights, trademarks and trademark rights (whether registered or not), including any goodwill therein, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights (whether registered or not), trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights; the foregoing shall include, without limitation, all software under development owned by CDIP and listed on Schedule 1.1(a)(iv) (including the software development schedule included therein) and all licenses, agreements and other arrangements under which CDIP has the right to use any of the intangible or proprietary rights of a third party to the extent used or held for use by CDIP in the conduct of the business;

(v) all lists of present customers and lists of former customers and other customer-related records of CDIP’s business;

(vi) all goodwill associated with CDIP’s business or the CDIP Purchased Assets;

(vii) all books, files and records of CDIP (including, without limitation, all surveys, schematics, flow charts, permit filings, mailing lists, customer lists, equipment maintenance records, warranty information, records of operations, payroll history, standard forms of documents, manuals of operation or business procedures, training manuals and training aids and other proprietary or confidential information to the extent the same may be necessary or desirable for the operation of CDIP’s business) relating to CDIP’s business (other than minutes of corporate meetings, capital stock ledger and purely corporate records); provided that any of the foregoing which CDIP reasonably deems necessary to CDIP’s continued operation, proper accounting and record keeping functions following the Closing shall not constitute part of the CDIP Purchased Assets and shall be retained by CDIP;

(viii) all of the governmental permits, licenses, certificates of inspection, approvals or other authorizations issued to CDIP and used in CDIP’s business (collectively, the “CDIP Governmental Permits”) (and to the extent any such permits are not assignable or transferable to MSMT, CDIP will use its best efforts to cooperate with MSMT as may be reasonably requested to enable MSMT to apply for and obtain the CDIP Governmental Permits or to receive the benefits of the CDIP Governmental Permits); and

(ix) except as specifically provided in Section 1.2(a), all other assets of CDIP that exist on the Closing Date, whether tangible or intangible, real or personal.

(b) Andover Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties contained herein, at the Closing, Andover shall sell, transfer, convey, assign and deliver to MSMT, and MSMT shall purchase from Andover, free and clear of all Liens and subject to the exclusions set forth in Section 1.2(b), all of the assets of Andover (the “Andover Purchased Assets”) which shall include, without limitation:

(i) those shares of capital stock of each subsidiary of Andover set forth on Schedule 1.1(b)(i) hereto (each subsidiary, an “Andover Subsidiary” and collectively, the “Andover Subsidiaries”);

(ii) title to all of the property used or held for use in Andover’s business, including without limitation, all furniture, fixtures, computers, office equipment and miscellaneous assets of every kind and nature owned by Andover or used in or necessary for the operation of its business;

(iii) all right, title and interest of Andover in and to all contracts (expressly including unfilled contracts for services), agreements, leases, commitments, arrangements or understandings pertaining to the operation of Andover’s business;

(iv) all right, title and interest in and to all of the following: patents and patent rights, trademarks and trademark rights (whether registered or not), including any goodwill therein, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights (whether registered or not), trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights; the foregoing shall include, without limitation, all software under development owned by Andover and listed on Schedule 1.1(b)(iv) and all licenses, agreements and other arrangements under which Andover has the right to use any of the intangible or proprietary rights of a third party to the extent used or held for use by Andover in the conduct of the business;

(v) all lists of present customers and lists of former customers and other customer-related records of Andover’s business;

(vi) all goodwill associated with Andover’s business or the Andover Purchased Assets;

(vii) all books, files and records of Andover (including, without limitation, all surveys, schematics, flow charts, permit filings, mailing lists, customer lists, equipment maintenance records, warranty information, records of operations, payroll history, standard forms of documents, manuals of operation or business procedures, training manuals and training aids and other proprietary or confidential information to the extent the same may be necessary or desirable for the operation of Andover’s business) relating to Andover’s business (other than minutes of corporate meetings, capital stock ledger and purely corporate records); provided that any of the foregoing which Andover reasonably deems necessary to Andover’s continued operation, proper accounting and record keeping functions following the Closing shall not constitute part of the Andover Purchased Assets and shall be retained by Andover;

(viii) all of the governmental permits, licenses, certificates of inspection, approvals or other authorizations issued to Andover and used in Andover’s business (collectively, the “Andover Governmental Permits”) (and to the extent any such permits are not assignable or transferable to MSMT, Andover will use its best efforts to cooperate with MSMT as may be reasonably requested to enable MSMT to apply for and obtain the Andover Governmental Permits or to receive the benefits of the Andover Governmental Permits); and

(ix) except as specifically provided in Section 1.2(b), all other assets of Andover that exist on the Closing Date, whether tangible or intangible, real or personal.

1.2. Excluded Assets.

(a) CDIP Excluded Assets. Notwithstanding the provisions of Section 1.1(a), it is hereby agreed that the CDIP Purchased Assets shall not include, and CDIP is not selling to MSMT, and MSMT is not purchasing or acquiring from CDIP, the assets listed on Schedule 1.2 (a) (collectively, the “CDIP Excluded Assets”).

(b) Andover Excluded Assets. Notwithstanding the provisions of Section 1.1(b), it is hereby agreed that the Andover Purchased Assets shall not include, and Andover is not selling to MSMT, and MSMT is not purchasing or acquiring from Andover, the assets listed on Schedule 1.2(b) (collectively, the “Andover Excluded Assets”).

1.3. Assumed Liabilities.

(a) CDIP Assumed Liabilities. In further consideration of the transfers contemplated hereby, MSMT shall assume, effective as of the Closing Date, and shall satisfy or perform as they come due, all liabilities and obligations of CDIP (collectively, the “CDIP

Assumed Liabilities”) except for the CDIP Excluded Liabilities. For purposes of this Agreement, the term “CDIP Excluded Liabilities” shall mean (i) any liability arising out of or related to the CDIP Excluded Assets; (ii) any liability arising out of or related to the negotiation, consummation or performance of the Reorganization, including, without limitation, any suit filed by a stockholder or creditor of CDIP (whether directly or in the nature of a derivative action) against CDIP, any member of its Board of Directors or any of its officers alleging a breach of fiduciary duty (or any claims of a similar nature) by any member of such Board of Directors or any officer; and (iii) any liability set forth on Schedule 1.3(a).

(b) Andover Assumed Liabilities. In further consideration of the transfers contemplated hereby, MSMT shall assume, effective as of the Closing Date, and shall satisfy or perform as they come due, all liabilities and obligations of Andover (collectively, the “Andover Assumed Liabilities”) except for the Andover Excluded Liabilities. For purposes of this Agreement, the term “Andover Excluded Liabilities” shall mean (i) any liability arising out of or related to the Andover Excluded Assets; (ii) any liability arising out of or related to the negotiation, consummation or performance of the Reorganization, including, without limitation, any suit filed by a stockholder or creditor of Andover (whether directly or in the nature of a derivative action) against Andover, any member of its Board of Directors or any of its officers alleging a breach of fiduciary duty (or any claims of a similar nature) by any member of such Board of Directors or any officer; and (iii) any liability set forth on Schedule 1.3(b).

1.4. Purchase Price.

(a) CDIP Purchase Price. In consideration of the sale, transfer, assignment, conveyance and delivery by CDIP of the CDIP Purchased Assets to MSMT and of the other agreements of CDIP stated herein, MSMT shall issue the following shares of its voting capital stock to CDIP:

(i) Common Stock. MSMT shall issue to CDIP shares of MSMT Common Stock equal to the product of (a) the number of shares of CDIP voting common stock, par value $0.001 (the “CDIP Common Stock”), issued and outstanding immediately prior to the Closing, and (b) the CDIP Pricing Ratio.

(ii) Preferred Stock. MSMT shall issue to CDIP Four Hundred Sixty- Six Thousand (466,000) shares of its Series B Voting Convertible Preferred Stock, par value $0.0001, in the form set forth in the MSMT Charter Amendment (the “Series B Preferred Stock”) and Eleven Million Two Hundred Seventy-Two Thousand Three Hundred Fifty-Six (11,272,356) shares of its Series C Voting Convertible Preferred Stock, par value $0.0001, in the form set forth in the MSMT Charter Amendment (the “Series C Preferred Stock”).

(b) Andover Purchase Price. In consideration of the sale, transfer, assignment, conveyance and delivery by Andover of the Andover Purchased Assets to MSMT and of the other agreements of Andover stated herein, MSMT shall issue the following shares of its voting capital stock to Andover:

(i) Common Stock. MSMT shall issue to Andover shares of MSMT Common Stock equal to the product of (a) the number of shares of Andover voting common stock, par value $0.001 (the “Andover Common Stock”) issued and outstanding immediately prior to the Closing, and (b) the Andover Pricing Ratio. The Andover Common Stock and CDIP Common Stock are sometimes referred to herein collectively as the “TC Common Stock.”

(ii) Preferred Stock. MSMT shall issue to Andover Five Million Sixty-Five Thousand Eight Hundred (5,065,800) shares of its Series A Voting Convertible Preferred Stock, par value $0.0001, in the form set forth in the MSMT Charter Amendment (the “Series A Preferred Stock,” collectively with the Series B Preferred Stock and Series C Preferred Stock, the “MSMT Preferred Stock” and collectively with the MSMT Common Stock, the “MSMT Securities”) and Two Million Six Hundred Seventy-Seven Thousand Six Hundred Forty-Four (2,677,644) shares of Series C Preferred Stock.

1.5. Common Stock Purchase Warrants of the Target Companies.

(a) Common Stock Purchase Warrants of CDIP. At the Closing, each outstanding warrant to purchase CDIP Common Stock set forth on Schedule 1.5(a) (the “CDIP Warrants”), shall be assumed by MSMT and the holder thereof shall be entitled to be issued a new MSMT warrant to purchase a number of shares of MSMT Common Stock equal to the product (rounded up to the nearest whole number) of (a) the number of shares of CDIP Common Stock subject to the CDIP Warrant immediately prior to the Closing and (b) the CDIP Pricing Ratio; at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the exercise price per share of such CDIP Warrant immediately prior to the Closing divided by (y) the CDIP Pricing Ratio (all of the foregoing collectively, the “Assumed CDIP Warrants”). MSMT shall assume the CDIP Warrants and the terms (as in effect as of the Closing) of such agreements by which such CDIP Warrants are evidenced. CDIP shall, as promptly as reasonably practicable but in any event not later than ten (10) days following the Closing, furnish to each holder of the Assumed CDIP Warrants a notice of the consummation of the Reorganization, which notice shall set forth such assumption of the CDIP Warrants and include the amount of MSMT Common Stock into which each Assumed CDIP Warrant is exercisable. At the request of a holder and upon surrender of each Assumed CDIP Warrant, MSMT shall deliver to the holder a new MSMT warrant evidencing the rights of the holder to purchase MSMT Common Stock, which new MSMT warrant shall in all other respects be identical to the surrendered Assumed CDIP Warrant.

(b) Common Stock Purchase Warrants of Andover. At the Closing, each outstanding warrant to purchase Andover Common Stock set forth on Schedule 1.5(b) (the “Andover Warrants”), shall be assumed by MSMT and the holder thereof shall be entitled to be issued a new MSMT warrant to purchase a number of shares of MSMT Common Stock equal to the product (rounded up to the nearest whole number) of (a) the number of shares of Andover Common Stock subject to the Andover Warrant immediately prior to the Closing and (b) the Andover Pricing Ratio; at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the exercise price per share of such Andover Warrant immediately prior to the Closing divided by (y) the Andover Pricing Ratio (all of the foregoing collectively, the “Assumed Andover Warrants,” and collectively with the CDIP Assumed Warrants, the “Assumed Warrants”). MSMT shall assume the Andover Warrants and the terms (as in effect as of the Closing) of such agreements by which such Andover Warrants are evidenced. Andover shall, as promptly as reasonably practicable but in any event not later than ten (10) days following the Closing, furnish to each holder of the Assumed Andover Warrants a notice of the consummation of the Reorganization, which notice shall set forth such assumption of the Andover Warrants and include the amount of MSMT Common Stock into which each Andover Warrant is exercisable. At the request of a holder and upon surrender of each Assumed Andover Warrant, MSMT shall deliver to the holder a new MSMT warrant evidencing the rights of the holder to purchase MSMT Common Stock, which new MSMT warrant shall in all other respects be identical to the surrendered Assumed Andover Warrant.

1.6. Stock Options of Target Companies.

(a) Stock Options of CDIP. At the Closing, each option to purchase CDIP Common Stock set forth on Schedule 1.6(a) (collectively, the “CDIP Options”) that is outstanding and unexercised immediately prior to the Closing (collectively, the “Assumed CDIP Options”), whether or not vested, shall be assumed by MSMT (such assumption inclusive of the terms of the option agreement by which such option is evidenced as in effect as of the Closing Date) and the holder thereof shall be entitled to be issued a new MSMT option to purchase the number of shares of MSMT Common Stock equal to the product of (a) the number of shares of CDIP Common Stock that were subject to such Assumed CDIP Option immediately prior to the Closing and (b) the CDIP Pricing Ratio, and rounding the resulting number up to the nearest whole number of MSMT Common Stock; at a per share exercise price equal to the quotient of (x) the per share exercise price of CDIP Common Stock subject to such Assumed CDIP Option, as in effect immediately prior to the Closing and (y) the CDIP Pricing Ratio, and rounding the resulting exercise price down to the nearest whole cent. Any remaining restrictions on the exercise of any Assumed CDIP Option shall continue in full force and effect and the term, exercisability, remaining vesting schedule and other provisions of such Assumed CDIP Option shall otherwise remain unchanged as a result of the assumption of such Assumed CDIP Option. CDIP shall, as promptly as reasonably practicable but in any event not later than ten (10) days following the Closing, furnish to each holder of the Assumed CDIP Options a notice of the consummation of the Reorganization, which notice shall set forth such assumption of the CDIP Options and include the amount of MSMT Common Stock into which each CDIP Option is exercisable. At the request of a holder and upon surrender of each Assumed CDIP Option, MSMT shall deliver to the holder a new MSMT option evidencing the rights of the holder to purchase MSMT Common Stock, which new MSMT option shall in all other respects be identical to the surrendered Assumed CDIP Option.

(b) Stock Options of Andover. At the Closing, each option to purchase Andover Common Stock set forth on Schedule 1.6(b) (collectively, the “Andover Options”) that is outstanding and unexercised immediately prior to the Closing (collectively, the “Assumed Andover Options” and collectively with the Assumed CDIP Options, the “Assumed Options”), whether or not vested, shall be assumed by MSMT (such assumption inclusive of the terms of the option agreement by which such option is evidenced as in effect as of the Closing Date) and the holder thereof shall be entitled to be issued a new MSMT option to purchase the number of shares of MSMT Common Stock equal to the product of (a) the number of shares of Andover Common Stock that were subject to such Assumed Andover Option immediately prior to the Closing and (b) the Andover Pricing Ratio, and rounding the resulting number up to the nearest whole number of MSMT Common Stock; at a per share exercise price equal to the quotient of (x) the per share exercise price of Andover Common Stock subject to such Assumed Andover

Option, as in effect immediately prior to the Closing and (y) the Andover Pricing Ratio, and rounding the resulting exercise price down to the nearest whole cent. Any remaining restrictions on the exercise of any Assumed Andover Option shall continue in full force and effect and the term, exercisability, remaining vesting schedule and other provisions of such Assumed Andover Option shall otherwise remain unchanged as a result of the assumption of such Assumed Andover Option. Andover shall, as promptly as reasonably practicable but in any event not later than ten (10) days following the Closing, furnish to each holder of the Assumed Andover Options a notice of the consummation of the Reorganization, which notice shall set forth such assumption of the Andover Options and include the amount of MSMT Common Stock into which each Andover Option is exercisable. At the request of a holder and upon surrender of each Assumed Andover Option, MSMT shall deliver to the holder a new MSMT option evidencing the rights of the holder to purchase MSMT Common Stock, which new MSMT option shall in all other respects be identical to the surrendered Assumed Andover Option.

1.7. Escrow of Additional MSMT Common Stock. At the Closing, MSMT shall issue shares of MSMT Common Stock in an amount equal to eight percent (8%) of the issued and outstanding MSMT Common Stock (calculated immediately following the Closing and after giving effect to the conversion or exercise of all outstanding shares of MSMT Preferred Stock and all convertible debentures of MSMT which are convertible into shares of MSMT Common Stock, but excluding any shares of MSMT Common Stock issuable upon the exercise of warrants or options of MSMT) (the “Escrow Shares”) to the Escrow Agent (as such term is defined in the Escrow Agreement) pursuant to an escrow agreement by and among the Constituent Companies and the Escrow Agent, the form of which is attached hereto as Exhibit 1.7 (the “Escrow Agreement”). The Escrow Shares shall be distributed in accordance with the terms of the Escrow Agreement.

1.8. Distribution of MSMT Securities.

(a) CDIP Distribution of MSMT Securities. CDIP hereby covenants and agrees that, as soon as practicable after the Closing Date and no later than forty-five (45) days following the Closing Date, CDIP shall distribute the MSMT Securities received by it pursuant to Section 1.4(a) and the notices referenced in Sections 1.5 and 1.6 regarding the Assumed CDIP Warrants and Assumed CDIP Options as follows:

(i) MSMT Common Stock received by CDIP pursuant to Section 1.4(a)(i) shall be distributed by CDIP on a pro-rata basis to the holders of record of CDIP Common Stock existing on the Closing Date;

(ii) Series B Preferred Stock received by CDIP pursuant to Section 1.4(a)(ii) shall be distributed by CDIP on a pro-rata basis to the holders of record of CDIP Series B Preferred Stock existing on the Closing Date;

(iii) Series C Preferred Stock received by CDIP pursuant to Section 1.4(a)(ii) shall be distributed by CDIP on a pro-rata basis to the holders of record of CDIP Series C Preferred Stock and CDIP Series D Preferred Stock existing on the Closing Date;

(iv) notices regarding the Assumed CDIP Warrants received by CDIP pursuant to Section 1.5(a) shall be distributed to the holders of record thereof; and

(v) notices regarding the Assumed CDIP Options received by CDIP pursuant to Section 1.6(a) shall be distributed to the holders of record thereof.

(b) Andover Distribution of MSMT Securities. Andover hereby covenants and agrees that, as soon as practicable after the Closing Date and no later than forty-five (45) days following the Closing Date, Andover shall distribute the MSMT Securities received by it pursuant to Section 1.4(b) and the notices referenced in Section 1.5 and 1.6 regarding the Assumed Andover Warrants and Assumed Andover Options as follows:

(i) MSMT Common Stock received by Andover pursuant to Section 1.4(b)(i) shall be distributed by Andover on a pro-rata basis to the holders of record of Andover Common Stock existing on the Closing Date;

(ii) Series A Preferred Stock received by Andover pursuant to Section 1.4(b)(ii) shall be distributed by Andover on a pro-rata basis to the holders of record of Andover 6% Series A Convertible Preferred Stock existing on the Closing Date;

(iii) Series C Preferred Stock received by Andover pursuant to Section 1.4(b)(ii) shall be distributed by Andover on a pro-rata basis to the holders of record of Andover 6% Series B Convertible Preferred Stock and 8% Series D Convertible Preferred Stock existing on the Closing Date;

(iv) notices regarding the Assumed Andover Warrants received by Andover pursuant to Section 1.5(b) shall be distributed to the holders of record thereof; and

(v) notices regarding the Assumed Andover Options received by Andover pursuant to Section 1.6(b) shall be distributed to the holders of record thereof.

(c) Issuance of MSMT Securities. In connection with the distribution of the MSMT Securities by each Target Company as contemplated in Sections 1.8(a) and 1.8(b), within five (5) Business Days after the Closing each Target Company shall deliver to MSMT a notice certifying the names of the stockholders of record to whom each Target Company will distribute the MSMT Securities. Each notice shall contain the name and address of each such stockholder of record and the number and class of shares of MSMT Securities to which each such stockholder is entitled. Upon receipt of each such notice, MSMT will cause its transfer agent to issue stock certificates in the names and denominations set forth therein and to deliver the same to each Target Company within thirty (30) days after the Closing. MSMT shall cause its transfer agent to issue stock certificates which are, assuming the continued effectiveness of the Registration Statement, free of any restrictions or restrictive legends (other than with respect to certificates to be issued to the Persons listed on Schedule 1.8(c) hereto who have been identified by MSMT as Persons who will be Affiliates of MSMT immediately following the Closing).

1.9. No Fractional Shares. No fraction of a share of MSMT Common Stock will be issued to Andover or CDIP (or subsequently distributed by Andover or CDIP to their respective shareholders). In lieu thereof, MSMT, CDIP and Andover shall round down any fractional shares to the nearest whole number of shares of MSMT Common Stock. Any shares of MSMT Common Stock remaining after a Target Company’s distribution to its shareholders in accordance with Section 1.8 hereof shall be forwarded to MSMT for retirement.

1.10. Adjustment to Pricing Ratios. The CDIP Pricing Ratio and the Andover Pricing Ratio, as applicable, shall be equitably adjusted to reflect fully the effect of (a) any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into CDIP Common Stock, Andover Common Stock or MSMT Common Stock), reorganization, reclassification, recapitalization or other like change with respect to CDIP Common Stock, Andover Common Stock or MSMT Common Stock occurring after the Effective Date and prior to the Closing Date; and (b) any adjustment required as a result of any breach of the representations and warranties contained in Sections 2.1(f), 2.2(f) or 2.3(f), as contemplated by Section 4.12. In addition, the Constituent Companies acknowledge that the CDIP Pricing Ratio and the Andover Pricing Ratio reflect the issuance of securities contemplated by the New MSMT Financing and New Andover Financing. In the event that either the New MSMT Financing or New Andover Financing have not been consummated prior to Closing, the CDIP Pricing Ratio and Andover Pricing Ratio will adjusted accordingly. At the Closing, the Constituent Companies will execute a certificate containing the definitive CDIP Pricing Ratio and Andover Pricing Ratio.

1.11. Closing. The closing contemplated by this Agreement (the “Closing” and such date the Closing occurs on, the “Closing Date”) shall be held at the offices of Bush Ross, P.A., 1801 N. Highland Avenue, Tampa, Florida 33602, on a date determined by mutual agreement among the Constituent Companies which date shall be as soon as practicable after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article V hereof (other than those conditions that relate to action to be taken at the Closing, but subject to satisfaction of such conditions at Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual written agreement of the Constituent Companies. At the Closing, the following deliveries shall be made to the applicable parties:

(a) a bill of sale for the CDIP Purchased Assets in the form of Exhibit 1.11(a) (the “CDIP Bill of Sale”) executed by CDIP in favor of MSMT;

(b) a bill of sale for the Andover Purchased Assets in the form of Exhibit 1.11(b) (the “Andover Bill of Sale”) executed by Andover in favor of MSMT;

(c) an assignment of the CDIP Purchased Assets that are intangible personal property of CDIP in the form of Exhibit 1.11(c), which assignment shall also contain MSMT’s undertaking and assumption of the CDIP Assumed Liabilities (the “CDIP Assignment, Release and Assumption Agreement”), executed by CDIP and MSMT;

(d) an assignment of the Andover Purchased Assets that are intangible personal property of Andover in the form of Exhibit 1.11(d), which assignment shall also contain MSMT’s undertaking and assumption of the Andover Assumed Liabilities (the “Andover Assignment, Release and Assumption Agreement”), executed by Andover and MSMT;

(e) an assignment of the CDIP Intellectual Property Rights in the form of Exhibit 1.11(e) executed by CDIP and MSMT;

(f) intentionally omitted;

(g) certificates representing all of the outstanding shares of each CDIP Subsidiary, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to MSMT and Andover) and, signed by CDIP, for transfer to MSMT;

(h) certificates representing all of the outstanding shares of each Andover Subsidiary, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to MSMT and CDIP) and, signed by Andover, for transfer to MSMT;

(i) the Escrow Agreement executed by CDIP, Andover and MSMT;

(j) a list, certified as true, correct and complete by an officer of CDIP of all of the stockholders of CDIP as of the Closing Date and the number and class of securities owned by each such stockholder on the Closing Date;

(k) a list, certified as true, correct and complete by an officer of Andover of all of the stockholders of Andover as of the Closing Date and the number and class of securities owned by each such stockholder on the Closing Date;

(l) a list, certified as true, correct and complete by an officer of MSMT of all of the stockholders of MSMT as of the Closing Date and the number and class of securities owned by each such stockholder on the Closing Date;

(m) a certificate of the secretary of CDIP, certifying (i) that the resolutions attached to such certificate authorizing and approving the execution and delivery of this Agreement and the Transaction Documents to which CDIP is a party and the consummation of the transactions contemplated hereby and thereby were duly adopted by CDIP, (ii) that such resolutions have not been amended and remain in full force and effect, (iii) as to the incumbency of each signatory to this Agreement and each Transaction Document to which CDIP is a party and (iv) attaching certificates, dated not more than five (5) days prior to the Closing Date, of the relevant Governmental Authority or other appropriate official in each state in which CDIP and each CDIP Subsidiary are organized as to each of the aforementioned entities’ legal existence and good standing in such state;

(n) a certificate of the secretary of Andover, certifying (i) that the resolutions attached to such certificate authorizing and approving the execution and delivery of this Agreement and the Transaction Documents to which Andover is a party and the consummation of the transactions contemplated hereby and thereby were duly adopted by Andover, (ii) that such resolutions have not been amended and remain in full force and effect, (iii) as to the incumbency of each signatory to this Agreement and each Transaction Document to which Andover is a party and (iv) attaching certificates, dated not more than five (5) days prior to the Closing Date, of the relevant Governmental Authority or other appropriate official in each state in which Andover and each Andover Subsidiary are organized as to each of the aforementioned entities’ legal existence and good standing in such state;

(o) a certificate of the secretary of MSMT, certifying (i) that the resolutions attached to such certificate authorizing and approving the execution and delivery of this Agreement and the Transaction Documents to which MSMT is a party and the consummation of the transactions contemplated hereby and thereby were duly adopted by MSMT, (ii) that such resolutions have not been amended and remain in full force and effect, (iii) as to the incumbency of each signatory to this Agreement and each Transaction Document to which MSMT is a party and (iv) attaching certificates, dated not more than five (5) days prior to the Closing Date, of the relevant Governmental Authority or other appropriate official in each state in which MSMT and each MSMT Subsidiary are organized as to each of the aforementioned entities’ legal existence and good standing in such state;

(p) a certificate executed by CDIP’s Chief Executive Officer or Chief Financial Officer stating that, with respect to CDIP, the conditions set forth in Sections 5.1(a) and 5.1(b), as they relate to CDIP, have been satisfied; the condition set forth in Section 5.1(e) as it relates to the stockholders of CDIP has been satisfied; and the conditions set forth in Sections 5.2(b)(i), 5.2(c)(i), 5.2(d)(i), 5.3(b)(ii), 5.3(c)(ii) and 5.3(d)(ii) have been satisfied;

(q) a certificate executed by Andover’s Chief Executive Officer or Chief Financial Officer stating that with respect to Andover, the conditions set forth in Sections 5.1(a) and 5.1(b), as they relate to Andover, have been satisfied; the condition set forth in Section 5.1(e) as it relates to the stockholders of Andover has been satisfied; and the conditions set forth in Sections 5.2(b)(ii), 5.2(c)(ii), 5.2(d)(ii), 5.4(b)(ii), 5.4(c)(ii) and 5.4(d)(ii) have been satisfied;

(r) a certificate executed by MSMT’s Vice President-Controller stating that with respect to MSMT, the conditions set forth in Sections 5.1(a) and 5.1(b), as they relate to MSMT, have been satisfied; the conditions set forth in 5.1(c) and 5.1(d) have been satisfied; the condition set forth in Section 5.1(e) as it relates to the stockholders of MSMT has been satisfied; and the conditions set forth in Sections 5.3(b)(i), 5.3(c)(i), 5.3(d)(i), 5.4(b)(i), 5.4(c)(i) and 5.4(d)(i) have been satisfied;

(s) certificates representing the shares of MSMT Common Stock to be issued to CDIP, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to CDIP) and, signed by MSMT;

(t) certificates representing the shares of MSMT Common Stock to be issued to Andover, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to Andover) and, signed by MSMT;

(u) certificates representing the shares of Series B Preferred Stock and Series C Preferred Stock to be issued to CDIP, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to CDIP) and, signed by MSMT;

(v) certificates representing the shares of Series A Preferred Stock and Series C Preferred Stock to be issued to Andover, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to Andover) and, signed by MSMT;

(w) a certified copy of the MSMT Charter Amendment as filed with the Secretary of State of the State of Nevada;

(x) notices relating to the Assumed CDIP Options and the Assumed CDIP Warrants; and

(y) notices relating to the Assumed Andover Options and the Assumed Andover Warrants.

1.12. Post-Reorganization Capitalization Table. Attached hereto as Exhibit 1.12 is a post-Reorganization capitalization table of MSMT after giving effect to the transactions contemplated by this Agreement and the New MSMT Financing and New Andover Financing. (such post-Closing capitalization table shall be prepared on both a pre-split and post-split basis).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE CONSTITUENT COMPANIES

2.1. Representations and Warranties of Andover. Except as set forth under the corresponding section of the disclosure schedules delivered to each of CDIP and MSMT concurrently herewith (the “Andover Disclosure Schedules”) or as otherwise disclosed in the Andover SEC Reports (as defined below) filed by Andover, which Andover Disclosure Schedules and Andover SEC Reports shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure, Andover hereby makes the representations and warranties set forth below to CDIP and MSMT:

(a) Subsidiaries. All of the direct and indirect subsidiaries of Andover are set forth on Schedule 1.1(b)(i). Except as set forth on Schedule 1.1(b)(i), Andover owns, directly or indirectly, all of the capital stock or other equity interests of each Andover Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Andover Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. Andover and each Andover Subsidiary is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Andover nor any Andover Subsidiary is in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of Andover and each Andover Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. Andover has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by Andover and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Andover and no further action is required by Andover, its Board of Directors or its stockholders in connection therewith other than in connection with the Andover Required Approvals (as defined in Section 2.1(e) hereof). Each Transaction Document has been (or upon delivery will have been) duly executed by Andover and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Andover enforceable against Andover in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by Andover and the consummation by Andover of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of Andover’s or any Andover Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) subject to the Andover Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Andover or any Andover Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which Andover or any Andover Subsidiary is a party or by which any property or asset of Andover or any Andover Subsidiary is bound or affected, or (iii) subject to the Andover Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which Andover or an Andover Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of Andover or an Andover Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. Neither Andover nor any Andover Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by Andover of the Transaction Documents, other than the delivery of the notices and the receipt of the approvals set forth on Schedule 2.1(e) (collectively, the “Andover Required Approvals”).

(f) Capitalization. The capitalization of Andover is as set forth on Schedule 2.1(f). Except as set forth on Schedule 2.1(f), Andover has not issued any capital stock since its most recently filed periodic report under the Exchange Act. Except as set forth on Schedule 2.1(f), no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 2.1(f), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Andover Common Stock, or contracts, commitments, understandings or arrangements by which Andover or any Andover Subsidiary is or may become bound to issue additional shares of Andover Common Stock or Common Stock Equivalents. All of the outstanding shares of capital stock of Andover are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth on Schedule 2.1(f), there are no stockholders agreements, voting agreements or other similar agreements with respect to Andover’s capital stock to which Andover is a party or, to the knowledge of Andover, between or among any of Andover’s stockholders.

(g) SEC Reports; Financial Statements. Except as set forth on Schedule 2.1(g), Andover has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since August 31, 2006 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “Andover SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such Andover SEC Reports prior to the expiration of any such extension. As of their respective dates, each Andover SEC Report (i) was prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Andover SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Andover Subsidiaries are required to file any forms, reports or other documents with the SEC. The consolidated financial statements of Andover and the Andover Subsidiaries included in the Andover SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the consolidated financial position of Andover and the Andover Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h) Material Changes. Since the date of the latest audited annual consolidated financial statements included within the Andover SEC Reports, except as specifically disclosed in any subsequent Andover SEC Report: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) none of Andover or the Andover Subsidiaries has incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in Andover’s consolidated financial statements pursuant to GAAP or disclosed in filings made with the SEC; (iii) Andover has not materially altered its method of accounting; (iv) Andover has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Andover has not issued any equity securities to any officer, director or Affiliate of Andover or any Andover Subsidiary. Andover does not have pending before the SEC any request for confidential treatment of information. Except as set forth on Schedule 2.1(h), no event, liability or development has occurred or exists with respect to Andover or any Andover Subsidiary or their respective business, properties, operations or financial condition, that is required to be disclosed by Andover by the Exchange Act.

(i) Litigation. Except as set forth on Schedule 2.1(i), there is no action, suit, inquiry, notice of violation, proceeding or investigation (collectively, an “Action”) pending or, to the knowledge of Andover, threatened against or affecting Andover, any Andover Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither Andover nor any Andover Subsidiary, nor, to the knowledge of Andover, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Andover, there is not pending or contemplated, any investigation by the SEC involving Andover or any current or, to the knowledge of Andover, former director or officer of Andover. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Andover under the Securities Act.

(j) Labor Relations. Except as set forth on Schedule 2.1(j), no material labor dispute exists or, to the knowledge of Andover, is imminent with respect to any of the employees of Andover or any Andover Subsidiary which could be reasonably expected to result in a Material Adverse Effect. None of Andover’s or Andover Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with Andover or any Andover Subsidiary, as the case may be, and neither Andover nor any Andover Subsidiary is a party to a collective bargaining agreement, and Andover believes that its and the Andover Subsidiaries’ relationships with their respective employees are good. No employee of Andover or any Andover Subsidiary, including their respective executive officers, to the knowledge of Andover, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of Andover, the continued employment of each such executive officer does not subject Andover or any Andover Subsidiary to any liability with respect to any of the foregoing matters. To the knowledge of Andover, Andover and the Andover Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, have a Material Adverse Effect.

(k) Compliance. Except as set forth on Schedule 2.1(k), neither Andover nor any Andover Subsidiary (i) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Andover or any subsidiary under), nor has Andover or any Andover Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) to the knowledge of Andover, is or has been in violation of any statute, rule or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not be expected to result in a Material Adverse Effect.

(l) Regulatory Permits. Andover and each Andover Subsidiary possess all Material Permits, except where the failure to possess such permits could not be expected to result in a Material Adverse Effect, and neither Andover nor any Andover Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m) Title to Assets. Andover and each Andover Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to the business of Andover and each Andover Subsidiary and good and marketable title to all personal property owned by them that is material to the business of Andover and the Andover Subsidiaries, in each case free and clear of all Liens, except for Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties and Liens set forth on Schedule 2.1(m). Any real property and facilities held under lease by Andover and the Andover Subsidiaries are held by them under valid, subsisting and enforceable leases with which Andover and the Andover Subsidiaries are in compliance.

(n) Patents and Trademarks. Andover and each Andover Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the Andover SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Andover Intellectual Property Rights”). Neither Andover nor any Andover Subsidiary has received a notice (written or otherwise) that the Andover Intellectual Property Rights used by Andover or any Andover Subsidiary violates or infringes upon the rights of any Person unless such notice has been resolved without a Material Adverse Effect. To the knowledge of Andover, all such Andover Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Andover Intellectual Property Rights. Andover and each Andover Subsidiary have taken all security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect.

(o) Insurance. Andover and each Andover Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Andover and each Andover Subsidiary are engaged. Neither Andover nor any Andover Subsidiary have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(p) Transactions With Affiliates and Employees. Except as set forth in Schedule 2.1(p), none of the officers, directors or other Affiliates of Andover or any Andover Subsidiary, and, to the knowledge of Andover, none of the employees of Andover or any Andover Subsidiary is presently a party to any transaction with Andover or any Andover Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Andover, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Andover and (iii) for other employee benefits, including stock option agreements under any stock option plan of Andover or any Andover Subsidiary.

(q) Sarbanes-Oxley; Internal Accounting Controls. Andover is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002. Andover and each Andover Subsidiary have established and maintain a system of internal control over financial reporting required by Rule 13a-15(f) or 15d-15(f) of the Exchange Act regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP. Andover’s certifying officers evaluated the effectiveness of Andover’s internal controls as of the end of its most recent fiscal year as required by Item 308 or Item 308T of Regulation S-K and presented the report of such evaluation in its Annual Report on Form 10-K filed with the SEC. Andover presented in its most recently filed periodic report under the Exchange Act the conclusions of its certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the end of the period covered by the report (the “Andover Evaluation Date”) as required by Item 307 of Regulation S-K. Since the Andover Evaluation Date, there have been no changes in Andover’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, Andover’s internal control over financial reporting.

(r) Certain Fees. Except as set forth on Schedule 2.1(r), no brokerage or finder’s fees or commissions are or will be payable by Andover or any Andover Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. Neither CDIP nor MSMT shall have any obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 2.1(r) that may be due in connection with the transactions contemplated by the Transaction Documents.

(s) Registration Rights. Except as set forth on Schedule 2.1(s), no Person has any right to cause Andover or any Andover Subsidiary to effect the registration under the Securities Act of any securities of Andover or any Andover Subsidiary.

(t) Listing and Maintenance Requirements. Andover is obligated to file periodic reports under the Exchange Act pursuant to Section 13(a) or 15(d) of the Exchange Act, and Andover has not taken any action designed to, or which to its knowledge is likely to have the effect of, terminating such reporting obligation under the Exchange Act nor has Andover received any notification that the SEC is contemplating terminating such reporting obligation. Except as set forth on Schedule 2.1(t), Andover has not, in the twenty four (24) months preceding the Effective Date, received notice from any Trading Market on which the Andover Common Stock is or has been listed or quoted to the effect that Andover is not in compliance with the listing or maintenance requirements of such Trading Market. Andover is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(u) Tax Status. Andover has timely filed all Tax Returns and/or extensions required by law to be filed with or supplied to any taxing authority with respect to the Taxes owed by Andover and the Andover Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. Except as set forth on Schedule 2.1(u), all Taxes due and payable by Andover and all Andover Subsidiaries on or before the Closing Date have been paid or will be paid prior to the time they become delinquent. All Taxes that Andover or any Andover Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. Andover has not been advised (i) that any of the Tax Returns have been or are being examined or audited as of the Effective Date, (ii) that any such examination or audit is currently threatened or contemplated, or (iii) of any deficiency in assessment or proposed judgment with to its or the Andover Subsidiaries’ Taxes. Andover has no knowledge of any liability for any Taxes to be imposed upon its or the Andover Subsidiaries’ respective properties or assets as of the date of this Agreement that are not adequately provided for in the consolidated financial statements included in the Andover SEC Reports. Andover has delivered or made available to CDIP and MSMT true and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by Andover or any of the Andover Subsidiaries in the past three years. Andover has never been a member of a consolidated or affiliated group of corporations filing a consolidated or combined income Tax Return, nor does Andover or any Andover Subsidiary have any liability for Taxes of any other Person or entity. Neither Andover nor any Andover Subsidiary is a party to any tax allocation or sharing arrangement or tax indemnity agreement.

(v) Foreign Corrupt Practices. Neither Andover, nor to the knowledge of Andover, any agent or other Person acting on behalf of Andover or any Andover Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Andover or any Andover Subsidiary (or made by any Person acting on its behalf of which Andover is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(w) Auditors. Andover’s auditors for the fiscal years ended December 31, 2006 and 2007 and ending December 31, 2008 are set forth on Schedule 2.1(w). To the knowledge of Andover, each auditor on Schedule 2.1(w) is a registered public accounting firm as required by the Exchange Act and the rules and regulations of the SEC.

(x) Disclosure. All disclosure furnished by or on behalf of Andover to MSMT and CDIP regarding Andover, each Andover Subsidiary, their respective business and the transactions contemplated hereby, including the Andover Disclosure Schedules, with respect to the representations and warranties made herein are and will be true and correct with respect to such representations and warranties as of the Effective Date and as of the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(y) Material Contracts. Schedule 2.1(y) sets forth a true and complete list of all agreements, understandings, instruments, and contracts, proposed transactions (including a description of those currently being negotiated), judgments, orders, writs, or decrees to which Andover or any Andover Subsidiary is a party or, to its knowledge, by which it is bound that may involve: (i) the sale of Andover’s or any Andover Subsidiary’s products or services to any customer, vendor, or provider (other than such contracts entered into in the ordinary course of business); (ii) obligations (contingent or otherwise) of, or payments to, Andover or any Andover Subsidiary in excess of $50,000; (iii) the license of any proprietary rights to or from Andover or any Andover Subsidiary (other than licenses arising from the purchase of “off the shelf” or other standard products); (iv) the development, administration, or distribution of Andover’s and any Andover Subsidiary’s products or services, including without limitation, any that involve any brokers or dealers; (v) provisions restricting or affecting the development, manufacture, or distribution of Andover’s or any Andover Subsidiary’s products or services or Andover’s or any Andover Subsidiary’s freedom to compete in any line of business; (vi) any joint venture or similar arrangement; (vii) any restriction or limitation on the ability of Andover or any Andover Subsidiary to pay dividends or make any other distributions or to repurchase, redeem, or otherwise acquire any of its equity securities; or (viii) indemnification by Andover or any Andover Subsidiary of any other person or entity (except as may be provided in the Transaction Documents) (each, an “Andover Material Contract”). Andover has delivered or made available to CDIP and MSMT true and complete copies of each Andover Material Contract. Each Andover Material Contract is in full force and effect and is binding and enforceable against the parties thereto in accordance with its terms, and Andover and each Andover Subsidiary, as the case may be, has performed in all material respects all obligations required to be performed by it under each Andover Material Contract, and no condition exists or events have occurred that, with or without the passage of time or giving of notice, would constitute a default by Andover or any Andover Subsidiary, as the case may be, under any Andover Material Contract.

(z) Disclosure Documents; Andover Information. The information relating to Andover and each Andover Subsidiary provided to MSMT for use in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information relating to Andover and each Andover Subsidiary provided to MSMT for use in the Information Statement will not, on the date the Information Statement is first mailed to MSMT’s stockholders or at the time of the MSMT Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Andover with respect to the information that has been or will be supplied by CDIP or MSMT or their respective subsidiaries or their representatives for inclusion in the Registration Statement or the Information Statement.

2.2. Representations and Warranties of CDIP. Except as set forth under the corresponding section of the disclosure schedules delivered to each of Andover and MSMT concurrently herewith (the “CDIP Disclosure Schedules”) which CDIP Disclosure Schedules shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure, CDIP, hereby makes the representations and warranties set forth below to Andover and MSMT:

(a) Subsidiaries. All of the direct and indirect subsidiaries of CDIP are set forth on Schedule 1.1(a)(i). Except as set forth on Schedule 1.1(a)(i), CDIP owns, directly or indirectly, all of the capital stock or other equity interests of each CDIP Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each CDIP Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. Except as set forth on Schedule 2.2(b), CDIP and each CDIP Subsidiary is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither CDIP nor any CDIP Subsidiary is in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of CDIP and each CDIP Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. CDIP has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by CDIP and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CDIP and no further action is required by CDIP, its Board of Directors or its stockholders in connection therewith other than in connection with the CDIP Required Approvals (as defined in Section 2.2(e) hereof). Each Transaction Document has been (or upon delivery will have been) duly executed by CDIP and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of CDIP enforceable against CDIP in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by CDIP and the consummation by CDIP of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of CDIP’s or any CDIP Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents or (ii) subject to the CDIP Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of CDIP or any CDIP Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which CDIP or any CDIP Subsidiary is a party or by which any property or asset of CDIP or any CDIP Subsidiary is bound or affected, or (iii) subject to the CDIP Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which CDIP or a CDIP Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of CDIP or a CDIP Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. Neither CDIP nor any CDIP Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by CDIP of the Transaction Documents, other than the delivery of the notices and the receipt of the approvals set forth on Schedule 2.2(e) (collectively, the “CDIP Required Approvals”).

(f) Capitalization. The capitalization of CDIP is as set forth on Schedule 2.2(f). Except as set forth on Schedule 2.2(f), no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 2.2(f), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of CDIP Common Stock, or contracts, commitments, understandings or arrangements by which CDIP or any CDIP Subsidiary is or may become bound to issue additional shares of CDIP Common Stock or Common Stock Equivalents. All of the outstanding shares of capital stock of CDIP are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth on Schedule 2.2(f), there are no stockholders agreements, voting agreements or other similar agreements with respect to CDIP’s capital stock to which CDIP is a party or, to the knowledge of CDIP, between or among any of CDIP’s stockholders.

(g) Financial Statements. CDIP has delivered to Andover and MSMT: (a) an audited balance sheet of CDIP as at October 31, 2007 (the “CDIP Balance Sheet”), and the related audited statements of income, changes in stockholders’ equity and cash flows for the two fiscal years then ended, including in each case the notes thereto, together with the report thereon of KBL, LLP, CPA, independent certified public accountants for CDIP for the fiscal year ended October 31, 2007; (b) an audited balance sheet of CDIP as at October 31, 2006, and the related audited statements of income, changes in stockholders’ equity and cash flows for the two fiscal years then ended, including in each case the notes thereto, together with the report thereon of Wheeler Herman Hopkins & Lagor, CPA, independent certified public accountants for CDIP for the fiscal year ended October 31, 2007; (c) an audited balance sheet of Diabetic Plus, Inc. as at October 31, 2007, and the related audited statements of income, changes in stockholders’ equity and cash flows for the two fiscal years then ended, including in each case the notes thereto, together with the report thereon of KBL, LLP, CPA, independent certified public accountants for Diabetic Plus, Inc. for the fiscal year ended October 31, 2007; and (d) an unaudited balance sheet of CDIP as at April 30, 2008 (the “CDIP Interim Balance Sheet”) and the related unaudited statements of income, changes in stockholders’ equity and cash flows for the six months then ended including in each case the notes thereto. Such financial statements fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flows of CDIP as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 2.2(g) reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. Except as set forth on Schedule 2.2(g), CDIP has no Liability except for Liabilities reflected or reserved against in the CDIP Balance Sheet or the CDIP Interim Balance Sheet and current liabilities incurred in the ordinary course of business of CDIP since the date of the CDIP Interim Balance Sheet.

(h) Material Changes. Since the date of the CDIP Interim Balance Sheet, except as specifically disclosed on Schedule 2.2(h): (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) none of CDIP or the CDIP Subsidiaries has incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in CDIP’s consolidated financial statements pursuant to GAAP; (iii) CDIP has not materially altered its method of accounting, (iv) CDIP has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) CDIP has not issued any equity securities to any officer, director or Affiliate of CDIP or any CDIP Subsidiary.

(i) Litigation. Except as set forth on Schedule 2.2(i), there is no Action pending or, to the knowledge of CDIP, threatened against or affecting CDIP, any CDIP Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither CDIP nor any CDIP Subsidiary, nor, to the knowledge of CDIP, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(j) Labor Relations. No material labor dispute exists or, to the knowledge of CDIP, is imminent with respect to any of the employees of CDIP or any CDIP Subsidiary which could be reasonably be expected to result in a Material Adverse Effect. None of CDIP or CDIP Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with CDIP or any CDIP Subsidiary, as the case may be, and neither CDIP nor any CDIP Subsidiary is a party to a collective bargaining agreement, and CDIP believes that its and each CDIP Subsidiaries’ relationships with their respective employees are good. No employee of CDIP or any CDIP Subsidiary, including their respective executive officers, to the knowledge of CDIP, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of CDIP, the continued employment of each such executive officer does not subject CDIP or any CDIP Subsidiary to any liability with respect to any of the foregoing matters. To the knowledge of CDIP, CDIP and CDIP Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, have a Material Adverse Effect.

(k) Compliance. Neither CDIP nor any CDIP Subsidiary (i) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by CDIP or any subsidiary under), nor has CDIP or any CDIP Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) to the knowledge of CDIP, is or has been in violation of any statute, rule or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not to result in a Material Adverse Effect.

(l) Regulatory Permits. CDIP and each CDIP Subsidiary possess all Material Permits, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect, and neither CDIP nor any CDIP Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m) Title to Assets. CDIP and each CDIP Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to the business of CDIP and each CDIP Subsidiary and good and marketable title to all personal property owned by them that is material to the business of CDIP and the CDIP Subsidiaries, in each case free and clear of all Liens, except for Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties and Liens set forth on Schedule 2.2(m). Any real property and facilities held under lease by CDIP and the CDIP Subsidiaries are held by them under valid, subsisting and enforceable leases with which CDIP and each CDIP Subsidiary are in compliance.

(n) Patents and Trademarks. CDIP and each CDIP Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “CDIP Intellectual Property Rights”). Neither CDIP nor any CDIP Subsidiary has received a notice (written or otherwise) that the CDIP Intellectual Property Rights used by CDIP or any CDIP Subsidiary violates or infringes upon the rights of any Person unless such notice has been resolved without a Material Adverse Effect. To the knowledge of CDIP, all such CDIP Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the CDIP Intellectual Property Rights. CDIP and each CDIP Subsidiary have taken all security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Insurance. CDIP and each CDIP Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which CDIP and each CDIP Subsidiary are engaged. Neither CDIP nor any CDIP Subsidiary have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(p) Transactions With Affiliates and Employees. Except as set forth in Schedule 2.2(p), none of the officers, directors or other Affiliates of CDIP or any CDIP Subsidiary, and, to the knowledge of CDIP, none of the employees of CDIP or any CDIP Subsidiary is presently a party to any transaction with CDIP or any CDIP Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of CDIP, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of CDIP and (iii) for other employee benefits, including stock option or stock grant agreements under any stock option plan of CDIP or any CDIP Subsidiary.

(q) Internal Controls. CDIP maintains books and records reflecting its assets and Liabilities and maintains internal accounting controls that CDIP reasonably believes provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of CDIP in accordance with GAAP and to maintain accountability for CDIP’s consolidated assets; (iii) access to CDIP’s assets is permitted only in accordance with management’s authorization; (iv) the identification of CDIP’s assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of CDIP in accordance with GAAP and to maintain accountability for CDIP’s consolidated assets; (v) accounts, notes and other receivables and inventory are recorded accurately, and adequate procedures are implemented to effect the collection thereof on a timely basis; and (vi) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of CDIP’s assets. As of the date of this Agreement, to CDIP’s knowledge, (x) there are no significant deficiencies in the design or operation of CDIP’s internal controls over financial reporting that could reasonably be expected to adversely affect in any material respect CDIP’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (y) there has been no fraud, whether or not material, that involved management or other employees of CDIP who have a significant role in CDIP’s internal controls over financial reporting.

(r) Certain Fees. Except as set forth on Schedule 2.2(r), no brokerage or finder’s fees or commissions are or will be payable by CDIP or any CDIP Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. Neither Andover nor MSMT shall have any obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 2.2(r) that may be due in connection with the transactions contemplated by the Transaction Documents.

(s) Registration Rights. Except as set forth on Schedule 2.2(s), no Person has any right to cause CDIP or any CDIP Subsidiary to effect the registration under the Securities Act of any securities of CDIP or any CDIP Subsidiary.

(t) Intentionally Omitted.

(u) Tax Status. CDIP has timely filed all Tax Returns required by law to be filed with or supplied to any taxing authority with respect to the Taxes owed by CDIP and the CDIP Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by CDIP and all CDIP Subsidiaries on or before the Closing Date have been paid or will be paid prior to the time they become delinquent. All Taxes that CDIP or and CDIP Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. CDIP has not been advised (i) that any of the Tax Returns have been or are being examined or audited as of the Effective Date, (ii) that any such examination or audit is currently threatened or contemplated, or (iii) of any deficiency in assessment or proposed judgment with respect to its or the CDIP Subsidiaries’ Taxes. CDIP has no knowledge of any liability for any Taxes to be imposed upon its or the CDIP Subsidiaries’ respective properties or assets as of the date of this Agreement that are not adequately provided for on the CDIP Balance Sheet. CDIP has delivered or made available to Andover and MSMT true and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by CDIP or any of the CDIP Subsidiaries in the past three years. Except as set forth on Schedule 2.2(u), CDIP has never been a member of a consolidated or affiliated group of corporations filing a consolidated or combined income Tax Return, nor does CDIP or any

CDIP Subsidiary have any liability for Taxes of any other Person or entity. Neither CDIP nor any CDIP Subsidiary is a party to any tax allocation or sharing arrangement or tax indemnity agreement.

(v) Foreign Corrupt Practices. Neither CDIP, nor to the knowledge of CDIP, any agent or other person acting on behalf of CDIP or any CDIP Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by CDIP or any CDIP Subsidiary (or made by any person acting on its behalf of which CDIP is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(w) Auditors. CDIP’s auditors for its two most recent fiscal years and present fiscal year are set forth on Schedule 2.2(w). Each auditor on Schedule 2.2(w) is a registered public accounting firm as required by the Exchange Act and the rules and regulations of the SEC.

(x) Disclosure. All disclosure furnished by or on behalf of CDIP to Andover and MSMT regarding CDIP, each CDIP Subsidiary, their respective businesses and the transactions contemplated hereby, including the CDIP Disclosure Schedules, with respect to the representations and warranties made herein are and will be true and correct with respect to such representations and warranties as of the Effective Date and as of the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(y) Material Contracts. Schedule 2.2(y) sets forth a true and complete list of all agreements, understandings, instruments, and contracts, proposed transactions (including a description of those currently being negotiated), judgments, orders, writs, or decrees to which CDIP or any CDIP Subsidiary is a party or, to its knowledge, by which it is bound that may involve: (i) the sale of CDIP’s or any CDIP Subsidiary’s products or services to any customer, vendor, or provider (other than such contracts entered into in the ordinary course of business); (ii) obligations (contingent or otherwise) of, or payments to, CDIP or any CDIP Subsidiary in excess of $50,000; (iii) the license of any proprietary rights to or from CDIP or any CDIP Subsidiary (other than licenses arising from the purchase of “off the shelf” or other standard products); (iv) the development, administration, or distribution of CDIP’s and any CDIP Subsidiary’s products or services, including without limitation, any that involve any brokers or dealers; (v) provisions restricting or affecting the development, manufacture, or distribution of CDIP’s or any CDIP Subsidiary’s products or services or CDIP’s or any CDIP Subsidiary’s freedom to compete in any line of business; (vi) any joint venture or similar arrangement; (vii) any restriction or limitation on the ability of CDIP or any CDIP Subsidiary to pay dividends or make any other distributions or to repurchase, redeem, or otherwise acquire any of its equity securities; or (viii) indemnification by CDIP or any CDIP Subsidiary of any other person or entity (except as may be provided in the Transaction Documents) (each, a “CDIP Material Contract”). CDIP has delivered or made available to Andover and MSMT true and complete copies of each Material Contract. Each Material Contract is in full force and effect and is binding and enforceable against the parties thereto in accordance with its terms, and CDIP and each CDIP Subsidiary, as the case may be, has performed in all material respects all obligations required to be performed by it under each Material Contract, and no condition exists or events have occurred that, with or without the passage of time or giving of notice, would constitute a default by CDIP or any CDIP Subsidiary, as the case may be, under any CDIP Material Contract.

(z) Disclosure Documents; CDIP Information. The information relating to CDIP and each CDIP Subsidiary to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information relating to CDIP and each CDIP Subsidiary to be contained in the Information Statement will not, on the date the Information Statement is first mailed to MSMT’s stockholders or at the time of the MSMT’s Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Information Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by CDIP with respect to the information that has been or will be supplied by Andover or MSMT or their respective subsidiaries or their representatives for inclusion in the Registration Statement or the Information Statement.

2.3. Representations and Warranties of MSMT. Except as set forth under the corresponding section of the disclosure schedules delivered to each of Andover and CDIP concurrently herewith (the “MSMT Disclosure Schedules”) or as otherwise disclosed in the MSMT SEC Reports filed by MSMT which MSMT Disclosure Schedules and MSMT SEC Reports shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure, MSMT, hereby makes the representations and warranties set forth below to Andover and CDIP:

(a) Subsidiaries. All of the direct and indirect subsidiaries of MSMT are set forth on Schedule 2.3(a) (each, an “MSMT Subsidiary” and collectively, the “MSMT Subsidiaries”). Except as set forth on Schedule 2.3(a), MSMT owns, directly or indirectly, all of the capital stock or other equity interests of each MSMT Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each MSMT Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. Except as set forth on Schedule 2.3(b), MSMT and each MSMT Subsidiary is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither MSMT nor any MSMT Subsidiary is in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of MSMT and each MSMT Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. Except as set forth on Schedule 2.3(c), MSMT has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by MSMT and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MSMT and no further action is required by MSMT, its Board of Directors or its stockholders in connection therewith other than in connection with the MSMT Required Approvals (as defined in Section 2.3(e) hereof). Each Transaction Document has been (or upon delivery will have been) duly executed by MSMT and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of MSMT enforceable against MSMT in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. Except as set forth on Schedule 2.3(d), The execution, delivery and performance of the Transaction Documents by MSMT and the consummation by MSMT of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of MSMT’s or any MSMT Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents or (ii) subject to the MSMT Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of MSMT or any MSMT Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which MSMT or any MSMT Subsidiary is a party or by which any property or asset of MSMT or any MSMT Subsidiary is bound or affected, or (iii) subject to the MSMT Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which MSMT or a MSMT Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of MSMT or a MSMT Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. Neither MSMT nor any MSMT Subsidiary is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by MSMT of the Transaction Documents, other than (i) the filing with the SEC of the Registration Statement and the Information Statement, (ii) any filings as are required to be made under applicable state securities laws; and (iii) than the delivery of the notices and the receipt of the approvals set forth on Schedule 2.3(e) (collectively, the “MSMT Required Approvals”).

(f) Capitalization. The capitalization of MSMT is as set forth on Schedule 2.3(f). Except as set forth on Schedule 2.3(f), MSMT has not issued any capital stock since its most recently filed periodic report under the Exchange Act. Except as set forth on Schedule 2.3(f), no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the issuance of the MSMT Securities as contemplated by this Agreement or as set forth on Schedule 2.3(f), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of MSMT Common Stock, or contracts, commitments, understandings or arrangements by which MSMT or any MSMT Subsidiary is or may become bound to issue additional shares of MSMT Common Stock or Common Stock Equivalents. All of the outstanding shares of capital stock of MSMT are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Upon the filing and effectiveness of the MSMT Charter Amendment, the MSMT Common Stock (inclusive of the Escrow Shares) and MSMT Preferred Stock, when issued in compliance with the provisions of this Agreement, and the MSMT Common Stock, when issued in compliance with the provisions of the MSMT Preferred Stock, Assumed Options or Assumed Warrants, will have been in all such cases duly authorized and validly issued, will be fully paid and nonassessable, will have been issued in compliance with all applicable laws concerning the issuance of securities, and will be free and clear of any encumbrances (except any restrictions on transfer under applicable securities laws). At the Closing, the MSMT Common Stock issuable upon conversion of the MSMT Preferred Stock and upon exercise of the Assumed Options and Assumed Warrants will be duly and validly reserved for issuance. Except as set forth on Schedule 2.3(f), there are no stockholders agreements, voting agreements or other similar agreements with respect to MSMT’s capital stock to which MSMT is a party or, to the knowledge of MSMT, between or among any of MSMT’s stockholders.

(g) SEC Reports; Financial Statements. Except as set forth on Schedule 2.3(g), MSMT has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for two years preceding the Effective Date (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “MSMT SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such MSMT SEC Reports prior to the expiration of any such extension. As of their respective dates, each MSMT SEC Report (i) was prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange

Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MSMT SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the MSMT Subsidiaries are required to file any forms, reports or other documents with the SEC. The consolidated financial statements of MSMT and the MSMT Subsidiaries included in the MSMT SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the consolidated financial position of MSMT and the MSMT Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h) Material Changes. Since the date of the latest audited annual consolidated financial statements included within the MSMT SEC Reports, except as specifically disclosed in any subsequent MSMT SEC Report: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) none of MSMT or the MSMT Subsidiaries has incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in MSMT’s consolidated financial statements pursuant to GAAP or disclosed in filings made with the SEC; (iii) MSMT has not materially altered its method of accounting; (iv) MSMT has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) MSMT has not issued any equity securities to any officer, director or Affiliate of MSMT or any MSMT Subsidiary. MSMT does not have pending before the SEC and has not been granted by the SEC any request for confidential treatment of information, other than as set forth on Schedule 2.3(h). Except as set forth on Schedule 2.3(h), no event, liability or development has occurred or exists with respect to MSMT or any MSMT Subsidiary or their respective business, properties, operations or financial condition, that is required to be disclosed by MSMT under the Exchange Act.

(i) Litigation. Except as set forth on Schedule 2.3(i), there is no Action pending or, to the knowledge of MSMT, threatened against or affecting MSMT, any MSMT Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither MSMT nor any MSMT Subsidiary, nor, to the knowledge of MSMT, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of MSMT, there is not pending or contemplated, any investigation by the SEC involving MSMT or any current or, to the knowledge of MSMT, former director or officer of MSMT. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by MSMT under the Securities Act.

(j) Labor Relations. Except as set forth on Schedule 2.3(j), no material labor dispute exists or, to the knowledge of MSMT, is imminent with respect to any of the employees of MSMT or any MSMT Subsidiary which could be reasonably expected to result in a Material Adverse Effect. None of MSMT’s or the MSMT Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with MSMT or any MSMT Subsidiary, as the case may be, and neither MSMT or any MSMT Subsidiary is a party to a collective bargaining agreement, and MSMT believes that its and the MSMT Subsidiaries’ relationships with their respective employees are good. No employee of MSMT or any MSMT Subsidiary, including their respective executive officers, to the knowledge of MSMT, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of MSMT, the continued employment of each such executive officer does not subject MSMT or any MSMT Subsidiary to any liability with respect to any of the foregoing matters. To the knowledge of MSMT, MSMT and the MSMT Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, have a Material Adverse Effect.

(k) Compliance. Except as set forth on Schedule 2.3(k), neither MSMT nor any MSMT Subsidiary (i) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by MSMT or any MSMT Subsidiary under), nor has MSMT or any MSMT Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) to the knowledge of MSMT, is or has been in violation of any statute, rule or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(l) Regulatory Permits. Except as set forth on Schedule 2.3(l), MSMT and each MSMT Subsidiary possess all Material Permits, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect, and neither MSMT nor any MSMT Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m) Title to Assets. MSMT and each MSMT Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to the business of MSMT and each MSMT Subsidiary and good and marketable title in all personal property owned by them that is material to the business of MSMT and the MSMT Subsidiaries, in each case free and clear of all Liens, except for Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties and Liens set forth on Schedule 2.3(m). Any real property and facilities held under lease by MSMT and the MSMT Subsidiaries are held by them under valid, subsisting and enforceable leases with which MSMT and the MSMT Subsidiaries are in compliance.

(n) Patents and Trademarks. Except as set forth on Schedule 2.3(n), MSMT and each MSMT Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the MSMT SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “MSMT Intellectual Property Rights”). Neither MSMT nor any MSMT Subsidiary has received a notice (written or otherwise) that the MSMT Intellectual Property Rights used by MSMT or any MSMT Subsidiary violates or infringes upon the rights of any Person unless such notice has been resolved without a Material Adverse Effect. To the knowledge of MSMT, all such MSMT Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the MSMT Intellectual Property Rights. MSMT and each MSMT Subsidiary have taken all security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Insurance. Except as set forth on Schedule 2.3(o), MSMT and each MSMT Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which MSMT and each MSMT Subsidiary are engaged. Neither MSMT nor any MSMT Subsidiary have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(p) Transactions With Affiliates and Employees. Except as set forth in Schedule 2.3(p), none of the officers, directors or other Affiliates of MSMT or any MSMT Subsidiary, and, to the knowledge of MSMT, none of the employees of MSMT or any MSMT Subsidiary is presently a party to any transaction with MSMT or any MSMT Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of MSMT, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of MSMT and (iii) for other employee benefits, including stock option agreements under any stock option plan of MSMT or any MSMT Subsidiary.

(q) Sarbanes-Oxley; Internal Accounting Controls. MSMT is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002. Except as set forth in MSMT’s most recent periodic report filed with the SEC, MSMT and each MSMT Subsidiary have established and maintain a system of internal control over financial reporting required by

Rule 13a-15(f) or 15d-15(f) of the Exchange Act regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP. MSMT’s certifying officers evaluated the effectiveness of MSMT’s internal controls as of the end of its most recent fiscal year as required by Item 308 or Item 308T of Regulation S-K and presented the report of such evaluation in its Annual Report on Form 10-KSB filed with the SEC. MSMT presented in its most recently filed periodic report under the Exchange Act the conclusions of its certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the end of the period covered by the report (the “MSMT Evaluation Date”) as required by Item 307 of Regulation S-K. Except as set forth on Schedule 2.3(q), since the MSMT Evaluation Date, there have been no changes in MSMT’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, MSMT’s internal control over financial reporting.

(r) Certain Fees. Except as set forth on Schedule 2.3(r), no brokerage or finder’s fees or commissions are or will be payable by MSMT or any MSMT Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. Neither Andover nor CDIP shall have any obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this section that may be due in connection with the transactions contemplated by the Transaction Documents.

(s) Registration Rights. Except as set forth on Schedule 2.3(s), no Person has any right to cause MSMT or any MSMT Subsidiary to effect the registration under the Securities Act of any securities of MSMT or any MSMT Subsidiary.

(t) Listing and Maintenance Requirements. MSMT is obligated to file periodic reports under the Exchange Act pursuant to Section 13(a) or 15(d) of the Exchange Act. The MSMT Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and MSMT has not taken any action designed to, or which to its knowledge is likely to have the effect of, terminating such reporting obligation under the Exchange Act, nor has MSMT received any notification that the SEC is contemplating terminating such reporting obligation. Except as set forth on Schedule 2.3(t), MSMT has not, in the twenty-four (24) months preceding the Effective Date, received notice from any Trading Market on which the MSMT Common Stock is or has been listed or quoted to the effect that MSMT is not in compliance with the listing or maintenance requirements of such Trading Market. MSMT is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(u) Tax Status. Except as set forth on Schedule 2.3(u), MSMT has timely filed all Tax Returns required by law to be filed with or supplied to any taxing authority with respect to the Taxes owed by MSMT and the MSMT Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by MSMT and all MSMT Subsidiaries on or before the Closing Date have been paid or will be paid prior to the time they become delinquent. All Taxes that MSMT or any MSMT Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. MSMT has not been advised (i) that any of the Tax Returns have been or are being examined or audited as of the date hereof, (ii) that any such examination or audit is currently threatened or contemplated, or (iii) of any deficiency in assessment or proposed judgment with respect to its or the MSMT Subsidiaries’ Taxes. MSMT has no knowledge of any liability for any Taxes to be imposed upon its or the MSMT Subsidiaries’ respective properties or assets as of the date of this Agreement that are not adequately provided for in the consolidated financial statements included in the MSMT SEC Reports. MSMT has delivered or made available to CDIP and Andover true and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by MSMT or any MSMT Subsidiary in the past three years. MSMT has never been a member of a consolidated or affiliated group of corporations filing a consolidated or combined income Tax Return, nor does MSMT or any MSMT Subsidiary have any liability for Taxes of any other person or entity. Neither MSMT nor any MSMT Subsidiary is a party to any tax allocation or sharing arrangement or tax indemnity agreement.

(v) Foreign Corrupt Practices. Except as set forth on Schedule 2.3(v), Neither MSMT, nor to the knowledge of MSMT, any agent or other person acting on behalf of MSMT or any MSMT Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by MSMT or any MSMT Subsidiary (or made by any person acting on its behalf of which MSMT is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(w) Auditors. MSMT’s auditors for the fiscal years ended December 31, 2006 and 2007 and ending December 31, 2008 are set forth on Schedule 2.3(w). To the knowledge of MSMT, each auditor on Schedule 2.3(w) is a registered public accounting firm as required by the Exchange Act and the rules and regulations of the SEC.

(x) Disclosure. Except as set forth on Schedule 2.3(x), All disclosure furnished by or on behalf of MSMT to Andover and CDIP regarding MSMT, each MSMT Subsidiary, their respective businesses and the transactions contemplated hereby, including the MSMT Disclosure Schedules, with respect to the representations and warranties made herein are and will be true and correct with respect to such representations and warranties as of the Effective Date and will be true and correct as of the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(y) Material Contracts. Schedule 2.3(y) sets forth a true and complete list of all agreements, understandings, instruments, and contracts, proposed transactions (including a description of those currently being negotiated), judgments, orders, writs, or decrees to which MSMT or any MSMT Subsidiary is a party or, to its knowledge, by which it is bound that may involve: (i) the sale of MSMT’s or any MSMT Subsidiary’s products or services to any customer, vendor, or provider (other than such contracts entered into in the ordinary course of business); (ii) obligations (contingent or otherwise) of, or payments to, MSMT or any MSMT

Subsidiary in excess of $50,000; (iii) the license of any proprietary rights to or from MSMT or any MSMT Subsidiary (other than licenses arising from the purchase of “off the shelf” or other standard products); (iv) the development, administration, or distribution of MSMT’s and any MSMT Subsidiary’s products or services, including without limitation, any that involve any brokers or dealers; (v) provisions restricting or affecting the development, manufacture, or distribution of MSMT’s or any MSMT Subsidiary’s products or services or MSMT’s or any MSMT Subsidiary’s freedom to compete in any line of business; (vi) any joint venture or similar arrangement; (vii) any restriction or limitation on the ability of MSMT or any MSMT Subsidiary to pay dividends or make any other distributions or to repurchase, redeem, or otherwise acquire any of its equity securities; or (viii) indemnification by MSMT or any MSMT Subsidiary of any other person or entity (except as may be provided in the Transaction Documents) (each, an “MSMT Material Contract”). Andover has delivered or made available to CDIP and Andover true and complete copies of each MSMT Material Contract. Each MSMT Material Contract is in full force and effect and is binding and enforceable against the parties thereto in accordance with its terms, and MSMT and each MSMT Subsidiary, as the case may be, has performed in all material respects all obligations required to be performed by it under each MSMT Material Contract, and no condition exists or events have occurred that, with or without the passage of time or giving of notice, would constitute a default by MSMT or any MSMT Subsidiary, as the case may be, under any MSMT Material Contract.

(z) Disclosure Documents; MSMT Information. Except as set forth on Schedule 2.3(z), the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Information Statement will not, on the date the Information Statement is first mailed to MSMT’s stockholders or at the time of the MSMT Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Information Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by MSMT with respect to the information that has been or will be supplied by Andover or CDIP or their respective subsidiaries or their representatives for inclusion in the Registration Statement or the Information Statement.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1. Conduct of the Constituent Companies’ Businesses Pending the Closing Date. During the period commencing on the Effective Date and ending at the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), each Constituent Company agrees (unless required to take such action pursuant to this Agreement or unless the other parties hereto have given their prior written consent) to, and to cause each of its respective subsidiaries to, carry on its business in the usual, regular and ordinary course consistent with past practice, including with respect to working capital management, pay its Liabilities and Taxes consistent with its respective past practices (and in any event when due) unless being contested in good faith by appropriate proceedings, pay or perform other material obligations when due consistent with its respective past practice (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and use commercially reasonable efforts to (x) preserve its present business organization, (y) keep available the services of its present officers and employees and (z) preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing business. Without limiting the generality of the foregoing, during the Pre-Closing Period, each Constituent Company shall not do, cause or permit, and shall cause its subsidiaries not to do, cause or permit, any of the following actions, without the prior written consent of the other parties, except as expressly provided or permitted in or as contemplated by this Agreement:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities other than, in the case of clauses (i) through (iii) above, as required by law or the terms of such Constituent Company’s outstanding securities;

(b) (i) authorize for issuance, issue, deliver or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or accelerate the vesting of any stock of any class or any other securities or equity equivalents other than pursuant to pre-existing terms (including, without limitation, stock appreciation rights) of such Constituent Company (other than issuances upon conversion or exercise of currently outstanding securities), or (ii) enter into any contract with respect to the foregoing, or (iii) permit any grants of restricted stock or issuance of similar stock-based employee rights;

(c) cause, make or permit any change or amendment to the organizational documents of such Constituent Company or any of its subsidiaries, or change the authorized capital stock or equity interests of such Constituent Company or any of its subsidiaries;

(d) (i) other than with respect to capitalized leases, incur any Indebtedness or guarantee any Indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of such Constituent Company or any of its subsidiaries, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other Person, other than a direct or indirect wholly-owned subsidiary of such Constituent Company, other than in the ordinary course of business consistent with past practice, or (iv) mortgage, pledge or otherwise encumber any material assets, or create or suffer any material encumbrance thereupon, except, in each case, in the ordinary course of business consistent with past practice pursuant to credit facilities in existence on the date hereof (or any extensions or renewals thereof);

(e) (i) prepay any loans (if any) from its stockholders, officers or directors or any Person affiliated with any of the foregoing, (ii) amend its borrowing arrangements or (iii) waive, release or assign any material rights or claims, in each case, other than in the ordinary course of business consistent with past practice;

(f) materially reduce the amount of any insurance coverage provided by its existing insurance policies;

(g) materially change or implement accounting policies, methods or procedures, except as required by GAAP or applicable law;

(h) (i) increase the annual or discretionary amounts of base salary, bonus compensation or any other form of compensation payable or to become payable to any officer, employee, agent or consultant of such Constituent Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice, or (ii) grant or agree to grant or accelerate any right to any severance or termination pay or enter into any contract to make or grant any severance or termination pay or pay or agree to pay any bonus or other incentive compensation to any officer or employee, except in the ordinary course of business consistent with past practice;

(i) enter into, establish, adopt or amend (except, in each case, (i) as may be required by applicable laws, or (ii) to satisfy contractual obligations existing as of the Effective Date, or (iii) in the ordinary course of business consistent with past practice), any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or communicate any intention to take such foregoing actions, in respect of any director, officer or employee of such Constituent Company or any of its subsidiaries;

(j) hire any employee or consultant with an annual salary in excess of $75,000 except in the ordinary course of business consistent with past practice;

(k) make any material acquisition or capital expenditure in excess of $100,000 in the aggregate for such Constituent Company and its subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

(l) sell, lease, license, pledge or otherwise dispose of, distribute or encumber any properties or assets of such Constituent Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice;

(m) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(n) other than in the ordinary course of business consistent with past practice, enter into, modify, amend, violate or terminate any Material Contract (as such term is defined herein or under Item 601(b)(10) of Regulation S-K of the Exchange Act) or agreement to which such Constituent Company or any of its subsidiaries is party, or knowingly waive, release or assign any rights or claims (other than any write-off or other compromise of any accounts receivable of such Constituent Company or any of its subsidiaries in accordance with GAAP);

(o) materially modify or terminate any Lease, except as set forth in Schedule 3.1(o);

(p) acquire or dispose of any real property, except as set forth in Schedule 3.1(p);

(q) settle or compromise any pending or threatened Action (whether or not commenced prior to the date of this Agreement) for an amount in excess of $100,000; or

(r) agree, commit to or enter into any contract or arrangement to take any of the actions referred to in Section 3.1(a) through Section 3.1(q) above, or intentionally take any other action that would prevent such Constituent Company from performing, or cause such Constituent Company not to perform, any of its covenants and agreements hereunder.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1. Disclosure Documents.

(a) As promptly as practicable after the date of this Agreement, MSMT shall prepare and file or cause to be filed with the SEC (i) an information statement pursuant to Section 14 of the Exchange Act (the “Information Statement”), relating to the vote of the requisite MSMT stockholders to consider the adoption and approval of this Agreement and the amendment and restatement of MSMT’s articles of incorporation to increase the number of authorized shares of MSMT Common Stock and to create the MSMT Preferred Stock (herein, the “MSMT Charter Amendment,” the form of which is attached hereto as Exhibit 4.1), and (ii) a registration statement on Form S-4 (or other appropriate form) (the “Registration Statement”) registering the MSMT Common Stock and the MSMT Common Stock underlying the MSMT Preferred Stock and the Assumed Warrants to be issued to the Target Companies pursuant to this Agreement. MSMT shall use reasonable best efforts to cause the Registration Statement and Information Statement, as the case may be, to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement and Information Statement, as the case may be. The Target Companies shall furnish all information concerning themselves and their subsidiaries, as applicable, as MSMT may reasonably request in connection with the preparation of the Information Statement and Registration Statement or which may be required under applicable law. MSMT shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or Information Statement, as

the case may be, shall consult with the other parties prior to responding to any such comments or requests or filing any amendment or supplement to the Registration Statement or Information Statement, as the case may be, and shall provide the other parties with copies of all correspondence between such party and its representatives on the one hand and the SEC and its staff on the other hand. MSMT shall use reasonable best efforts (A) to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof; (B) to allow MSMT to file a definitive Information Statement with the SEC; (C) to obtain any necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement; and (D) to cause the Information Statement to be mailed to the MSMT’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each Constituent Company will promptly inform MSMT of any material change in the information previously provided to MSMT pursuant to Section 4.1.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, MSMT shall provide the Target Companies a reasonable opportunity to review and comment on such document or response and shall discuss with the Target Companies and include in such document or response, comments reasonably and promptly proposed by either Target Company.

(c) MSMT will advise the Target Companies, promptly after MSMT receives written notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of MSMT Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

4.2. Constituent Companies’ Stockholder Meetings; Board Recommendation.

(a) Andover Stockholders’ Meeting; Board Recommendation.

(i) Promptly after the Registration Statement is declared effective under the Securities Act, Andover will take all action necessary in accordance with Delaware law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider the adoption and approval of this Agreement and the transactions contemplated hereby (the “Andover Stockholders’ Meeting”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the mailing of the proxy statement relating thereto (the “Andover Proxy Statement”) to Andover’s stockholders. Subject to Section 4.3(d), Andover will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by Delaware law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Andover may adjourn or postpone the Andover Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Andover Proxy Statement is provided to its stockholders in advance of a vote on this Agreement or, if as of the time for which the

Andover Stockholders’ Meeting is scheduled (as set forth in the Andover Proxy Statement) there are insufficient shares of Andover Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Andover Stockholders’ Meeting. Andover shall ensure that the Andover Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Andover Stockholders’ Meeting are solicited in compliance with Delaware law, its certificate of incorporation and bylaws and all other applicable legal requirements.

(ii) Except to the extent expressly permitted by Section 4.3(d): (A) the Board of Directors of Andover shall recommend that Andover’s stockholders vote at the Andover Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby; and (B) the Andover Proxy Statement shall include a statement to the effect that the Board of Directors of Andover has recommended that Andover’s stockholders vote at the Andover Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

(b) CDIP Stockholders’ Meeting; Board Recommendation.

(i) Promptly after the Registration Statement is declared effective under the Securities Act, CDIP will take all action necessary in accordance with Delaware law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider the adoption and approval of this Agreement and the transactions contemplated hereby (the “CDIP Stockholders’ Meeting”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the mailing of the proxy statement relating thereto (the “CDIP Proxy Statement”) to CDIP’s stockholders. Subject to Section 4.3(d), CDIP will use reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by Delaware law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, CDIP may adjourn or postpone the CDIP Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the CDIP Proxy Statement is provided to its stockholders in advance of a vote on the adoption and approval of this Agreement and the transactions contemplated hereby or, if as of the time for which the CDIP Stockholders’ Meeting is scheduled (as set forth in the CDIP Proxy Statement) there are insufficient shares of CDIP Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the CDIP Stockholders’ Meeting. CDIP shall ensure that the CDIP Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the CDIP Stockholders’ Meeting are solicited in compliance with Delaware law, its certificate of incorporation and bylaws and all other applicable legal requirements.

(ii) Except to the extent expressly permitted by Section 4.3(d): (A) the Board of Directors of CDIP shall recommend that CDIP’s stockholders vote at the CDIP Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby; and (B) the CDIP Proxy Statement shall include a statement to the effect that the Board of Directors of CDIP has recommended that CDIP’s stockholders vote at the CDIP Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

(c) MSMT Stockholders’ Meeting; Board Recommendation.

(i) Promptly after the Registration Statement is declared effective under the Securities Act, MSMT will take all action necessary in accordance with Nevada law and its articles of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider the adoption and approval of this Agreement and the transactions contemplated hereby (the “MSMT Stockholders’ Meeting,” collectively with the Andover Stockholders’ Meeting and the CDIP Stockholders’ Meeting, the “Stockholders’ Meetings”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the mailing of the Information Statement to MSMT’s stockholders. Subject to Section 4.3(d), MSMT will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by Nevada law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, MSMT may adjourn or postpone the MSMT Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Information Statement is provided to its stockholders in advance of a vote on the adoption and approval this Agreement and the transactions contemplated hereby or, if as of the time for which the MSMT Stockholders’ Meeting is scheduled (as set forth in the Information Statement) there are insufficient shares of MSMT Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the MSMT Stockholders’ Meeting. MSMT shall ensure that the MSMT Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Nevada law, its articles of incorporation and bylaws and all other applicable legal requirements.

(ii) Except to the extent expressly permitted by Section 4.3(d): (A) the Board of Directors of MSMT shall recommend that MSMT’s stockholders vote at the MSMT Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby; and (B) the Information Statement shall include a statement to the effect that the Board of Directors of MSMT has recommended that MSMT’s stockholders vote at the MSMT Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

(d) Consent of Stockholders in Lieu of Meeting. Notwithstanding Sections 4.2(a)(i), 4.2(b)(i) or 4.2(c)(i) and unless otherwise prohibited by a Constituent Company’s charter documents, bylaws, or applicable law, nothing contained herein shall preclude the stockholders of any Constituent Company from adopting and approving this Agreement and the transactions contemplated hereby without a meeting, without prior notice and without a vote, at such time as is deemed appropriate by such Constituent Company, if a consent or consents in writing shall be signed by holders of the outstanding capital stock of such Constituent Company having no less than the minimum number of votes that would be necessary to authorize or take such action at the applicable stockholders’ meetings at which the requisite number of shares of capital stock of such Constituent Company entitled to vote thereat were present and voted.

4.3. Acquisition Proposals.

(a) No Solicitation. Each Constituent Company agrees that none of it, any of its respective subsidiaries, or any of its or its respective subsidiaries’ officers or directors, shall, and that it shall use all reasonable efforts to cause its and its Affiliates, subsidiaries, agents and representatives (including any of its or its subsidiaries’ investment bankers, financial advisors, attorneys, accountants or other representatives) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate or knowingly induce any inquiry concerning any Acquisition Proposal; (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person other than its representatives (including any of its or its subsidiaries’ investment bankers, financial advisors, attorneys, accountants or other representatives) any nonpublic information with respect to, or take any other action to encourage any inquiries concerning the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal; or (iv) execute or enter into, or agree to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii) or (iv) to the extent specifically permitted pursuant to Sections 4.3(c) or 4.3(d). Each Constituent Company and its respective subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by its Affiliates, directors, officers, employees, agents and representatives (including any of its or its subsidiaries’ investment bankers, financial advisors, attorneys, accountants or other representatives) of such Constituent Company or any of its subsidiaries) with any third Persons conducted prior to the Effective Date with respect to the consideration of any Acquisition Proposal. Each Constituent Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties in connection with the consideration of any Acquisition Proposal to require the return or destruction of non-public information provided prior to the Effective Date by such Constituent Company, its subsidiaries or their agents and representatives, to any such third Persons.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable (and in any event no later than two (2) Business Days) after receipt of any Acquisition Proposal, any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal, or any other communication from any Person seeking to have discussions or negotiations with a Constituent Company relating to a possible Acquisition Proposal (the Constituent Company receiving an unsolicited Acquisition Proposal, request or inquiry or other communication is hereinafter referred to as the “Receiving Constituent Company”), the Receiving Constituent Company shall provide the other Constituent Companies with notice of such Acquisition Proposal, request or inquiry or other communication, including: (i) the material terms and conditions of such Acquisition Proposal, request or inquiry or other communication; and (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry or other communication. The Receiving Constituent Company shall provide the other Constituent Companies with two (2) Business Days prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is expected to consider any Acquisition Proposal or any such request or inquiry or other communication to consider providing nonpublic information to any such Person. The Receiving Constituent Company shall notify the other Constituent Companies, in writing, of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or other communication or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which written notice shall be given as promptly as practicable after such meeting.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Sections 4.2(a), 4.2(b) or 4.2(c), in the event that any Receiving Constituent Company receives, prior to the adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of such Receiving Constituent Company in accordance with applicable law, an unsolicited, bona fide written Acquisition Proposal from a third Person with respect to which such Receiving Constituent Company’s Board of Directors has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, if any, that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Offer, such Receiving Constituent Company may then (i) furnish nonpublic information to the third Person making such Acquisition Proposal, and (ii) engage in negotiations with the third Person with respect to such Acquisition Proposal; provided that:

(A) prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third Person, such Receiving Constituent Company receives from such third Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third Person on such Receiving Constituent Company’s behalf; and

(B) the Board of Directors of such Receiving Constituent Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of such Receiving Constituent Company under applicable law.

(d) Change of Recommendation. Notwithstanding anything to the contrary contained in Sections 4.2(a), 4.2(b) or 4.2(c), in response to the receipt of a Superior Offer, (i) the Board of Directors of the Receiving Constituent Company may withhold, withdraw, amend or modify its recommendation in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, and, may recommend in favor of a Superior Offer, and in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of such Receiving Constituent Company, may recommend that the stockholders of such Receiving Constituent Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of such Receiving Constituent Company or a committee thereof, a “Change of Recommendation”), (ii) such Receiving Constituent Company or its subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend a Superior Offer, or (iii) such Receiving Constituent Company or any of its subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Offer or transaction contemplated thereby, if all of the following conditions in clauses (A) through (E) are met:

(A) the Board of Directors of such Receiving Constituent Company determines in good faith, after consultation with such Receiving Constituent Company’s financial advisor, if any, and outside legal counsel, that a Superior Offer has been made and not withdrawn;

(B) the stockholders of such Receiving Constituent Company have not previously adopted and approved this Agreement and the transactions contemplated hereby in accordance with applicable law;

(C) such Receiving Constituent Company shall have delivered to the other Constituent Companies written notice (a “Change of Recommendation Notice”) at least four (4) Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (w) that such Receiving Constituent Company has received a Superior Offer; (x) the most recent terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer (and in the event such Receiving Constituent Company exercises its right to terminate this Agreement pursuant to Section 6.1(c), such Receiving Constituent Company shall provide to the other Constituent Companies a copy of the final agreement to be entered into in connection with the Superior Offer); (y) that such Receiving Constituent Company intends to effect a Change of Recommendation; and (z) that such Receiving Constituent Company agrees to reimburse the expenses of the other Constituent Companies as contemplated under Section 6.2;

(D) after delivering the Change of Recommendation Notice, such Receiving Constituent Company shall provide the other Constituent Companies with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such four (4) Business Day period, and negotiate in good faith with respect thereto during such four (4) Business Day period, as would enable such Receiving Constituent Company to proceed with its recommendation to its stockholders in favor of the adoption and approval of this Agreement and the transactions contemplated hereby without making a Change of Recommendation; and

(E) the Board of Directors of such Receiving Constituent Company shall have determined (x) after consultation with its financial advisor, if any, that the terms of the Superior Offer are more favorable to the stockholders of such Receiving Constituent Company than the terms of this Agreement (as it may be adjusted pursuant to subsection (D) above), and (y) after consultation with outside legal counsel, the failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of such Receiving Constituent Company under applicable law.

(e) Compliance with Disclosure Obligations. Nothing contained in this Agreement shall prohibit each Constituent Company or its respective Board of Directors from complying with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(f) Obligation to Call, Hold and Convene Stockholders’ Meetings. Notwithstanding anything to the contrary contained in this Agreement, the obligation of any

Constituent Company to call, give notice of, convene and hold the Stockholders’ Meetings shall be terminated upon the commencement, disclosure, announcement or submission of any Change of Recommendation.

(g) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that each of the Constituent Companies shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.3 by any other Constituent Company and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which any Constituent Company may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or Affiliate of a Constituent Company shall be deemed to be a breach of this Agreement by such Constituent Company.

4.4. Board of Directors of MSMT. Immediately following the Closing, the Board of Directors of MSMT shall in accordance with provisions contained in MSMT’s articles of incorporation and bylaws, take such action as necessary to (a) increase the size of the Board of Directors of MSMT to nine (9) directors and (b) elect Lowell M. Fisher, Jr. (Chairman of the Board), Shad Stastney, Christopher D. Phillips, Edwin A. Reilly, one designee of Frank Magliochetti, two (2) designees of Vicis Capital Master Fund and two (2) additional members who qualify as “independent directors” as that term is defined by a Senior Trading Market and who otherwise shall be reasonably acceptable to a majority of the other above-named nominees, to serve as members of its Board of Directors until December 31, 2009 or until their successors are duly qualified, seated and elected, or until their earlier resignation or removal. Prior to Closing, MSMT shall prepare the information statement required by Rule 14f-1 promulgated under the Exchange Act (“14f-1 Information Statement”), and MSMT shall file the 14f-1 Information Statement with the SEC and mail the same to each of MSMT’s stockholders of record. MSMT will use its reasonable best efforts to ensure that MSMT’s current directors will remain as directors of MSMT until the expiration of the ten (10) day period beginning on the date of the mailing of the 14f-1 Information Statement.

4.5. Officers of MSMT. Immediately following the Closing, the Board of Directors of MSMT shall appoint and elect the individuals set forth on Schedule 4.5 to the corporate offices set forth opposite each persons name to serve in those capacities until their successors are duly elected, qualified and seated.

4.6. Third Party Consents and Regulatory Approvals.

(a) Subject to the terms hereof and applicable law, each Constituent Company shall use their reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by such Constituent Companies or any of their respective subsidiaries in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings for such Constituent Company, and thereafter make any other required submissions for such Constituent Company, with respect to this Agreement required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, and (B) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) The Constituent Companies shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing parties and their advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Constituent Companies shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Registration Statement and Information Statement) in connection with the transactions contemplated by this Agreement.

(c) Each Constituent Company shall use its reasonable best efforts to obtain the respective authorizations, consents, orders and approvals and to make filings from or with any Governmental Authority or other third party necessary for its respective execution and delivery of, and the performance of its respective obligations pursuant to, this Agreement. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority.

4.7. Access and Investigation. Between the Effective Date and the Closing Date, and upon reasonable advance written notice, each Constituent Company shall (a) afford the other Constituent Companies access, during regular business hours, to such Constituent Company’s personnel, properties, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of such Constituent Company; (b) furnish the requesting Constituent Company with copies of all such books and records and other existing documents and data as the requesting Constituent Company may reasonably request; (c) furnish the requesting Constituent Company with such additional financial, operating and other relevant data and information as the requesting Constituent Company may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested, with the requesting Constituent Company’s investigation of the properties, assets and financial condition related to such Constituent Company.

4.8. Application for listing on Senior Trading Market; Reverse Stock Split. At or before the Closing, MSMT shall prepare and submit a listing application to the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (a “Senior Trading Market”) covering the shares of MSMT Common Stock and shall use commercially reasonable best efforts to obtain approval for the listing of such shares of MSMT Common Stock on a Senior Trading Market; provided, however, that in no event shall the status of such application delay the Closing. In furtherance of the same, to the extent necessary as determined by the MSMT Board of Directors, MSMT will effect a reverse stock split in order to satisfy certain pricing requirements of the Senior Trading Market.

4.9. Proxy Agreement. Andover shall use its best efforts to obtain from the holders of a percentage of the Andover Common Stock acceptable to MSMT and CDIP a written proxy in favor of Vicis Capital Master Fund, the form of which is attached hereto as Exhibit 4.7 (the “Form of Proxy”).

4.10. Publicity. So long as this Agreement is in effect, each Constituent Company shall not, nor shall any Constituent Company permit any of its respective subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or filing concerning, the transactions contemplated by this Agreement without the prior written consent of all other parties, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable law or the applicable rules of any stock exchange, in which case the party required to make the release, announcement, statement or filing shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release, announcement, statement or filing in advance of such issuance. Upon the execution of this Agreement and at the Closing, the Constituent Companies shall issue a mutually agreed upon press release announcing the transactions contemplated hereby.

4.11. Notification of Certain Events. Each Constituent Company will give prompt written notice to the other Constituent Companies of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Reorganization or any of the other transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Authority in connection with the Reorganization or any of the other transactions contemplated by this Agreement, or (c) any litigation relating to, involving or otherwise affecting the Constituent Companies or any of their respective subsidiaries that relates to the Reorganization or any of the other transactions contemplated by this Agreement.

4.12. Breach of Representation and Warranty Concerning Capitalization. In the event of a breach at any time of the representation and warranty concerning the capitalization of any Constituent Company contained in Sections 2.1(f), 2.2(f) or 2.3(f), as applicable, the number of MSMT Securities issuable by MSMT pursuant to the terms of this Agreement shall be adjusted, without the exchange of any additional consideration by the non-breaching Constituent Company, to that amount of MSMT Securities that should have been issued had such representation and warranty been true and correct at the time made so that the Constituent Company’s percentage interest in MSMT is not less than that which it was intended to be based upon the incorrect representation and warranty.

4.13. Takeover Statutes. If any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the Reorganization or the other transactions contemplated by this Agreement, each Constituent Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise take such lawful actions to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

4.14. Tax Treatment. The Constituent Companies hereto acknowledge and agree that the transactions contemplated hereby are intended to qualify and to be treated as tax-free reorganizations under Sections 368(a)(1)(C) of the Code, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the associated Treasury Regulations. In furtherance of the same, each Constituent Company hereby makes the following representations, warranties and covenants, severally and not jointly, as applicable:

(a) Each Target Company will retain only its corporate charter and those assets, if any, necessary to satisfy state minimum law capital requirements to maintain corporate existence (minimum capital).

(b) MSMT will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by each Target Company immediately prior to the Closing Date. For purposes of this calculation, the following shall be included as an asset of each Target Company held immediately prior to the Closing Date: (i) the corporate charter and minimum capital retained by each Target Company; (ii) amounts paid by each Target Company to any dissenting stockholder (if the Reorganization triggers dissenters’ rights); (iii) amounts used by each Target Company to pay its expenses associated with the Reorganization; (iv) amounts paid by each Target Company to its stockholders who receive cash or other property; and (v) all redemptions and distributions (except for regular, normal dividends) made by each Target Company immediately preceding the Closing Date.

(c) The primary purpose for having each Target Company maintain its corporate existence under state law is to isolate each Target Company’s charter for resale to an Unrelated Purchaser. As used herein, the term “Unrelated Purchaser” shall mean a purchaser that did not own, actually or constructively pursuant to Section 318(a) of the Code (as modified by Section 304(c)(3)), any stock of the Target Company prior to the Reorganization or does not own, any stock, actually or constructively pursuant to Section 318(a) of the Code (as modified by Section 304(c)(3)), of MSMT subsequent to the Reorganization.

(d) Each Target Company will use its best efforts to be sold to an Unrelated Purchaser or dissolved under state law within twelve (12) months following the Closing Date.

(e) The fair market value of MSMT Securities received by each Target Company (and ultimately distributed to each Target Company’s stockholders) will be approximately equal to the fair market value of the Target Company securities surrendered in the exchange.

(f) There is no plan or intention by the stockholders of the Target Companies who own five percent (5%) or more of the capital stock of each Target Company, and to the best of the knowledge of each Target Company, there is no plan or intention on the part of the remaining stockholders of each Target Company to sell, exchange or otherwise dispose of MSMT Securities received in the Reorganization that would reduce the Target Company’s (and ultimately the Target Company’s stockholders, after effecting the distribution described in Section 1.8 hereof) ownership of MSMT Securities to a number of shares of capital stock that have a value, as of the Closing Date, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of each Target Company as of the Closing Date. For purposes of this calculation, (i) shares of each Target Company exchanged for cash or other property, (ii) surrender to the Target Companies by any dissenting stockholder (if the Reorganization triggers dissenters’ rights), or (iii) exchanged for cash in lieu of fractional shares of MSMT Securities shall be included as outstanding Target Company capital stock on the Closing Date. Moreover, shares of Target Company stock and shares of MSMT Securities held by Target Company stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Reorganization shall be considered in making this calculation.

(g) MSMT has no plan or intention to reacquire any of the MSMT Securities issued in the Reorganization.

(h) MSMT has no plan or intention to sell or otherwise dispose of any of the CDIP Purchased Assets or the Andover Purchased Assets acquired in the Reorganization, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. Each Target Company will distribute the MSMT Securities (and any other property it receives in the Reorganization), and its other properties, in pursuance of the Reorganization. The CDIP Assumed Liabilities and Andover Assumed Liabilities assumed by MSMT (and any liabilities to which the CDIP Purchased Assets or Andover Purchased Assets are subject) pursuant to Section 1.3 hereof, were incurred by each of CDIP and Andover, as applicable, in the ordinary course of business.

(i) Following the Reorganization, MSMT will continue the historic business of the Target Companies or use a significant portion of the CDIP Purchased Assets and Andover Purchased Assets in its business.

(j) There is no intercorporate Indebtedness existing between any of the Constituent Companies that was issued, acquired or will be settled at a discount. None of the Constituent Companies is an investment company, as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(k) The fair market value of the CDIP Purchased Assets and Andover Purchased Assets transferred to MSMT will equal or exceed the sum of the CDIP Assumed Liabilities and the Andover Assumed Liabilities (such CDIP Assumed Liabilities and Andover

Assumed Liabilities inclusive of the amount of any liabilities to which the CDIP Purchased Assets and Andover Purchased Assets are subject).

(l) None of the Constituent Companies is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

4.15. Other Actions by the Parties. Each Constituent Company, at the request of the other parties, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby (including all action reasonably necessary to seek and obtain any and all approvals of any Governmental Authority or other Person required in connection with the Reorganization).

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1. Conditions Precedent to Each Constituent Company’s Obligation to Close. The respective obligations of each Constituent Company to consummate the transactions contemplated by this Agreement shall be subject to the conditions that at and as of the Closing Date: (a) there shall be no legal requirement, and no injunction or judgment shall have been entered by any Governmental Authority and not vacated, nor any Action or litigation instituted or threatened, to enjoin, restrain, prohibit or obtain damages in respect of, or that is related to, or arising out of, this Agreement, the consummation of the transactions contemplated hereby, the assets of any of the Constituent Companies or that is otherwise material to any Constituent Company’s business, and no Governmental Authority shall have enacted or enforced any statute, rule, regulation, executive order, decree or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby or that is otherwise material to the business or assets of any of the Constituent Companies; (b) no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement; (c) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the Information Statement shall have been initiated or threatened by the SEC or any Governmental Authority; (d) there shall have been filed with and accepted by the Secretary of State of the State of Nevada the MSMT Charter Amendment; (e) this Agreement and the transactions contemplated hereby shall have been adopted and approved by the stockholders of each Constituent Company at the Stockholders’ Meetings (or by written consent) in accordance with each Constituent Company’s charter documents, bylaws and applicable law; (f) all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required to be obtained by the Constituent Companies in connection with the execution, delivery and performance of this Agreement shall have been obtained or made; (g) all consents required from third Persons that are listed on Schedules 2.1(e), 2.2(e) and 2.3(e), respectively, shall have been obtained, and each Constituent Company shall have provided the other Constituent Companies with reasonable evidence of such consent; (h)

this Agreement shall have been adopted and approved by the requisite affirmative vote of the holders of shares of Andover Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, and CDIP Series C Preferred Stock and Series D Preferred Stock, in each case present and voting at duly call meeting or by written consent in accordance with applicable law and the respective certificates of incorporation and bylaws of Andover and CDIP, as applicable; (i) the MSMT Common Stock shall continue to be quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority; and (j) the registration rights agreements set forth on Schedule 5.1(j) shall have been terminated.

5.2. Conditions Precedent to MSMT’s Obligation to Close. In addition to the satisfaction of the conditions set forth in Section 5.1, the obligations of MSMT to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) Intentionally Omitted.

(b) Representations and Warranties of Target Companies.

(i) The representations and warranties of CDIP set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date); and

(ii) The representations and warranties of Andover set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date).

(c) Covenants of Target Companies.

(i) CDIP shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date; and

(ii) Andover shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

(d) No Material Adverse Effect.

(i) Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on CDIP; and

(ii) Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Andover.

(e) Financial Statements.

(i) CDIP Financial Statements. No later than seven (7) Business Days prior to the Closing, MSMT shall have received an unaudited balance sheet of CDIP as at the end of the month no more than forty-five (45) days prior to the Closing Date (the “CDIP Closing Balance Sheet”) and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from November 1, 2007 to the date of the CDIP Closing Balance Sheet, including in each case the notes thereto.

(ii) Andover Financial Statements. No later than seven (7) Business Days prior to the Closing, MSMT shall have received an unaudited balance sheet of Andover as at the end of the month no more than forty-five (45) days prior to the Closing Date (the “Andover Closing Balance Sheet”) and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from January 1, 2008 to the date of the Andover Closing Balance Sheet, including in each case the notes thereto.

5.3. Conditions Precedent to Andover’s Obligation to Close. In addition to the satisfaction of the conditions set forth in Section 5.1, the obligations of Andover to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) Intentionally Omitted.

(b) Representations and Warranties of CDIP and MSMT.

(i) The representations and warranties of MSMT set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date); and

(ii) The representations and warranties of CDIP set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date).

(c) Covenants of MSMT and CDIP.

(i) MSMT shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date; and

(ii) CDIP shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

(d) No Material Adverse Effect.

(i) Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on MSMT; and

(ii) Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on CDIP.

(e) Financial Statements.

(i) CDIP Financial Statements. No later than seven (7) Business Days prior to the Closing, Andover shall have received the CDIP Closing Balance Sheet and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from November 1, 2007 to the date of the CDIP Closing Balance Sheet, including in each case the notes thereto.

(ii) MSMT Financial Statements. No later than seven (7) Business Days prior to the Closing, Andover shall have received an unaudited balance sheet of MSMT as at the end of the month no more than forty-five (45) days prior to the Closing Date (the “MSMT Closing Balance Sheet”) and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from January 1, 2008 to the date of the MSMT Closing Balance Sheet, including in each case the notes thereto.

5.4. Conditions Precedent to CDIP’s Obligation to Close. In addition to the satisfaction of the conditions set forth in Section 5.1, the obligations of CDIP to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) Intentionally Omitted.

(b) Representations and Warranties of MSMT and Andover.

(i) The representations and warranties of MSMT set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date); and

(ii) The representations and warranties of Andover set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date).

(c) Covenants of MSMT and Andover.

(i) MSMT shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date; and

(ii) Andover shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

(d) No Material Adverse Effect.

(i) Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on MSMT; and

(ii) Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Andover.

(e) Financial Statements.

(i) Andover Financial Statements. No later than seven (7) Business Days prior to the Closing, CDIP shall have received the Andover Closing Balance Sheet and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from January 1, 2008 to the date of the Andover Closing Balance Sheet, including in each case the notes thereto.

(ii) MSMT Financial Statements. No later than seven (7) Business Days prior to the Closing, CDIP shall have received the MSMT Closing Balance Sheet and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from January 1, 2008 to the date of the MSMT Closing Balance Sheet, including in each case the notes thereto.

ARTICLE VI

TERMINATION

6.1. Events of Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

(a) by mutual written consent of each of the Constituent Companies.

(b) by any of the Constituent Companies at any time prior to the Closing Date: (i) if the Reorganization shall not have been consummated by December 31, 2008, not on account of any act or omission of such Constituent Company, (ii) if any order enjoining, restraining or otherwise prohibiting the Reorganization exists; or (iii) approval of any Constituent Company’s stockholders shall not have been obtained at any applicable Stockholders’ Meeting or any adjournment or postponement of any applicable Stockholders’ Meeting taken in accordance with this Agreement.

(c) by any of the Constituent Companies if: (i) the Board of Directors of a Constituent Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the other Constituent Companies its recommendation in favor of the approval and adoption of the Agreement and the transactions contemplated hereby by its stockholders; (ii) the Board of Directors of any Constituent Company or any committee thereof fails to reject or shall have approved or recommended any Superior Offer; (iii) any Constituent Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer; or (iv) a tender or exchange offer relating to a Constituent Company’s securities shall have been commenced by a Person unaffiliated with the other Constituent Companies.

(d) by any Constituent Company if any other Constituent Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is not capable of cure, or remains uncured thirty (30) days after the allegedly breaching Constituent Company’s receipt of written notice of any alleged breach, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination.

(e) by any Constituent Company if any event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on either or both of the other Constituent Companies.

6.2. Reimbursement of Expenses. If this Agreement is terminated by any Constituent Company pursuant to Section 6.1(c), the Constituent Company that has taken (or caused to be taken or by failing to act has caused such action to occur) any of the actions set forth in clauses (i) through (iv) of Section 6.1(c) resulting in the termination of this Agreement shall be liable for and shall reimburse the other non-terminating Constituent Company’s for any and all expenses incurred through the effective date of termination relating to the Reorganization, including, without limitation, attorneys’, accountants’ and investment bankers’ fees.

6.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after the adoption and approval of this Agreement and the transactions contemplated hereby by the Constituent Companies’ respective requisite stockholders; provided, however, that after any adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of any Constituent Company, no amendment of this Agreement shall be made that by law or in accordance with the rules of any stock exchange requires further adoption and approval by the stockholders of any Constituent Company without obtaining such adoption and approval. Subject to the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6.4. Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of any Constituent Company, no extension or waiver of this Agreement or any portion thereof shall be made that by law requires further adoption and approval by the stockholders of any Constituent Company without obtaining such adoption and approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VII

MISCELLANEOUS

7.1. Survival. The representations and warranties of each of Andover, CDIP and MSMT contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until the date which is eighteen (18) months after the Closing Date except that representations and warranties respecting tax matters or claims shall survive for the period of the applicable statute of limitations in respect of such matters or claims.

7.2. Expenses. Except as otherwise provided in Section 6.2, or as otherwise agreed to in writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

7.3. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery), mailed by prepaid registered or certified mail (return receipt requested), or by facsimile transmission (providing confirmation of transmission) addressed as follows:

(a)	If to Andover, to:

Andover Medical, Inc.

510 Turnpike Street, Suite 204,

N. Andover, Massachusetts 01845

Attn: Edwin A. Reilly, Chief Executive Officer

Email: ereilly@andovermedical.com

with a copy to:

Elliot H. Lutzker

Phillips Nizer LLP

666 Fifth Avenue, Suite 2800

New York, NY 10103

Email: elutzker@phillipsnizer.com

(b)	If to CDIP, to:

Certified Diabetic Services, Inc.

3030 Horseshoe Drive South, Suite 200

Naples, Florida 34104

Attn: Lowell M. Fisher, Jr., Chief Executive Officer

Email: lowellf@cdiabetic.com

with a copy to:

John N. Giordano, Esq.

Bush Ross, P.A.

1801 N. Highland Avenue

Tampa, Florida 33602

Email: jgiordano@bushross.com

(c)	If to MSMT, to:

Medical Solutions Management, Inc.

237 Cedar Hill Street,

Marlboro, Massachusetts 01752

Attn: Lowell M. Fisher, Jr., Interim Chief Executive Officer

Email: lowellf@cdiabetic.com

with a copy to:

Andrew B. White, Esq.

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

Email: andrew.white@bingham.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so delivered (if delivered personally) or on the date of confirmation of receipt; provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

7.4. Interpretation. When a reference is made in this Agreement to sections, Exhibits, Andover Disclosure Schedules, CDIP Disclosure Schedules or MSMT Disclosure Schedules, such reference shall be to a section of, or Exhibit or Schedule to this Agreement unless otherwise indicated. No provision of this Agreement shall be construed to require any Constituent

Company or any of their respective subsidiaries or Affiliates to take any action that would violate applicable law, rule, or regulation.

7.5. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.6. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.7. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

7.8. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each Constituent Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts, and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

7.9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

7.10. Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

7.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

7.12. Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

(a) “14f-1 Information Statement” shall have the meaning set forth in Section 4.4.

(b) “Action” shall have the meaning set forth in Section 2.1(i).

(c) “Acquisition Proposal” shall mean any offer or proposal relating to any transaction or series of related transactions involving: (i) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of any Constituent Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the total outstanding voting securities of any Constituent Company or any of its subsidiaries, (ii) any merger, consolidation, business combination or similar transaction involving any Constituent Company or any of its subsidiaries, (iii) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than twenty percent (20%) of the assets of any Constituent Company (including its subsidiaries taken as a whole) or (iv) any liquidation or dissolution of any Constituent Company (provided, however, that the transactions between the other Constituent Companies and any such first Constituent Company contemplated by this Agreement shall not be deemed an Acquisition Proposal).

(d) “Affiliate” shall mean any Person that, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

(e) “Agreement” shall mean this Asset Purchase Agreement and Plan of Reorganization.

(f) “Andover” shall have the meaning set forth in the preamble to this Agreement.

(g) “Andover Assignment, Release and Assumption Agreement” shall have the meaning set forth in Section 1.11(d).

(h) “Andover Assumed Liabilities” shall have the meaning set forth in Section 1.3(b).

(i) “Andover Bill of Sale” shall have the meaning set forth in Section 1.11(b).

(j) “Andover Closing Balance Sheet” shall have the meaning set forth in Section 5.2(e)(ii).

(k) “Andover Common Stock” shall have the meaning set forth in Section 1.4(b)(i).

(l) “Andover Disclosure Schedules” shall have the meaning set forth in Section 2.1.

(m) “Andover Evaluation Date” shall have the meaning set forth in Section 2.1(q).

(n) “Andover Excluded Assets” shall have the meaning set forth in Section 1.2(b).

(o) “Andover Governmental Permits” shall have the meaning set forth in Section 1.1(b)(viii).

(p) “Andover Intellectual Property Rights” shall have the meaning set forth in Section 2.1(n).

(q) “Andover Material Contract” shall have the meaning set forth in Section 2.1(y).

(r) “Andover Options” shall have the meaning set forth in Section 1.6(b).

(s) “Andover Pricing Ratio” shall mean 4.2800711 as may be adjusted pursuant to Section 1.10.

(t) “Andover Proxy Statement” shall have the meaning set forth in Section 4.2(a)(i).

(u) “Andover Purchased Assets” shall have the meaning set forth in Section 1.1(b).

(v) “Andover Required Approvals” shall have the meaning set forth in Section 2.1(e).

(w) “Andover SEC Reports” shall have the meaning set forth in Section 2.1(g).

(x) “Andover Stockholders’ Meeting” shall have the meaning set forth in Section 4.2(a)(i).

(y) “Andover Subsidiary” and “Andover Subsidiaries” shall have the meaning set forth in Section 1.1(b)(i).

(z) “Andover Warrants” shall have the meaning set forth in Section 1.5(b).

(aa) “Assumed Andover Options” shall have the meaning set forth in Section 1.6(b).

(bb) “Assumed Andover Warrants” shall have the meaning set forth in Section 1.5(b).

(cc) “Assumed CDIP Options” shall have the meaning set forth in Section 1.6(a).

(dd) “Assumed CDIP Warrants” shall have the meaning set forth in Section 1.5(a).

(ee) “Assumed Options” shall have the meaning set forth in Section 1.6(b).

(ff) “Assumed Warrants” shall have the meaning set forth in Section 1.5(b).

(gg) “Business Day” shall mean any day except Saturday, Sunday, or any day which shall be a federal legal holiday in the United States.

(hh) “CDIP” shall have the meaning set forth in the preamble to this Agreement.

(ii) “CDIP Assignment, Release and Assumption Agreement” shall have the meaning set forth in Section 1.11(c).

(jj) “CDIP Assumed Liabilities” shall have the meaning set forth in Section 1.3(a).

(kk) “CDIP Balance Sheet” shall have the meaning set forth in Section 2.2(g).

(ll) “CDIP Bill of Sale” shall have the meaning set forth in Section 1.11(a).

(mm) “CDIP Closing Balance Sheet” shall have the meaning set forth in Section 5.2(e)(i).

(nn) “CDIP Common Stock” shall have the meaning set forth in Section 1.4(a)(i).

(oo) “CDIP Disclosure Schedules” shall have the meaning set forth in Section 2.2.

(pp) “CDIP Excluded Assets” shall have the meaning set forth in Section 1.2(a).

(qq) “CDIP Governmental Permits” shall have the meaning set forth in Section 1.1(a)(viii).

(rr) “CDIP Interim Balance Sheet” shall have the meaning set forth in Section 2.2(g).

(ss) “CDIP Intellectual Property Rights” shall have the meaning set forth in Section 2.2(n).

(tt) “CDIP Material Contract” shall have the meaning set forth in Section 2.2(y).

(uu) “CDIP Options” shall have the meaning set forth in Section 1.6(a).

(vv) “CDIP Pricing Ratio” shall mean 1.98296239 as may be adjusted pursuant to Section 1.10.

(ww) “CDIP Proxy Statement” shall have the meaning set forth in Section 4.2(b)(i).

(xx) “CDIP Purchased Assets” shall have the meaning set forth in Section 1.1(a).

(yy) “CDIP Required Approvals” shall have the meaning set forth in Section 2.2(e).

(zz) “CDIP Stockholders’ Meeting” shall have the meaning set forth in Section 4.2(b)(i).

(aaa) “CDIP Subsidiary” and “CDIP Subsidiaries” shall have the meaning set forth in Section 1.1(a)(i).

(bbb) “CDIP Warrants” shall have the meaning set forth in Section 1.5(a).

(ccc) “Change of Recommendation” shall have the meaning set forth in Section 4.3(d).

(ddd) “Change of Recommendation Notice” shall have the meaning set forth in Section 4.3(d)(C).

(eee) “Closing” shall have the meaning as set forth in Section 1.11.

(fff) “Closing Date” shall have the meaning as set forth in Section 1.11.

(ggg) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(hhh) “Common Stock Equivalents” shall mean any securities of the Constituent Companies or the subsidiaries which would entitle the holder thereof to acquire at any time MSMT Common Stock or TC Common Stock, as applicable, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.

(iii) “Constituent Company” and “Constituent Companies” shall have the meaning set forth in the preamble to this Agreement.

(jjj) “Delaware Courts” shall have the meaning set forth in Section 7.8.

(kkk) “Effective Date” shall have the meaning set forth in the preamble to this Agreement.

(lll) “Escrow Agent” shall have the meaning set forth in the Escrow Agreement attached hereto as Exhibit 1.7.

(mmm) “Escrow Agreement” shall have the meaning set forth in Section 1.7.

(nnn) “Escrow Shares” shall have the meaning set forth in Section 1.7.

(ooo) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(ppp) “Excluded Assets” shall mean the CDIP Excluded Assets and Andover Excluded Assets.

(qqq) “Form of Proxy” shall have the meaning set forth in Section 4.9.

(rrr) “GAAP” shall mean United States generally accepted accounting principles.

(sss) “Governmental Authority” shall mean any United States or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

(ttt) “Indebtedness” shall mean Liabilities (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (iv) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (v) under leases required to be accounted for as capital leases under GAAP, or (vi) guarantees relating to any such Liabilities. Notwithstanding the foregoing, for all purposes hereunder, Indebtedness shall not include any payables between any Constituent Company and its subsidiaries.

(uuu) “Information Statement” shall have the meaning set forth in Section 4.1(a).

(vvv) “Liabilities” shall mean all debts, obligations and other liabilities of any kind or nature (whether known, unknown, accrued, or not accrued, absolute or contingent, liquidated or unliquidated, due or to become due, asserted or unasserted or otherwise).

(www) “Liens” shall mean a lien, security interest, encumbrance, mortgage, deed of trust, pledge, attachment, hypothecation or a financing statement filing under the Uniform Commercial Code or similar statute (except for those of the foregoing which arise by operation of law and do not materially interfere with the ownership or operation of the assets to which they relate) and with respect to capital stock, “Liens” shall mean, in addition to the foregoing, any charge, preemptive right or right of first refusal.

(xxx) “Material Adverse Effect” shall mean (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of any Constituent Company and its subsidiaries, taken as a whole, or (iii) a material adverse effect on any Constituent Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii)).

(yyy) “Material Permits” shall mean all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authority necessary to conduct business.

(zzz) “MSMT” shall have the meaning set forth in the preamble to this Agreement.

(aaaa) “MSMT Charter Amendment” shall have the meaning set forth in Section 4.1(a).

(bbbb) “MSMT Closing Balance Sheet” shall have the meaning set forth in Section 5.3(e)(ii).

(cccc) “MSMT Common Stock” shall have the meaning set forth in the Background Section of this Agreement.

(dddd) “MSMT Disclosure Schedules” shall have the meaning set forth in Section 2.3.

(eeee) “MSMT Evaluation Date” shall have the meaning set forth in Section 2.3(q).

(ffff) “MSMT Intellectual Property Rights” shall have the meaning set forth in Section 2.3(n).

(gggg) “MSMT Material Contract” shall have the meaning set forth in Section 2.3(y).

(hhhh) “MSMT Preferred Stock” shall have the meaning set forth in Section 1.4(b)(ii).

(iiii) “MSMT Required Approvals” shall have the meaning set forth in Section 2.3(e).

(jjjj) “MSMT SEC Reports” shall have the meaning set forth in Section 2.3(g).

(kkkk) “MSMT Securities” shall have the meaning set forth in Section 1.4(b)(ii).

(llll) “MSMT Stockholders’ Meeting” shall have the meaning set forth in Section 4.2(c)(i).

(mmmm) “MSMT Subsidiary” or “MSMT Subsidiaries” shall have the meaning set forth in Section 2.3(a).

(nnnn) “New Andover Financing” shall mean that certain financing transaction between Andover and Vicis Capital Master Fund (“Vicis”) pursuant to which Vicis is investing the approximate amount of $1,000,000 in exchange for shares of a newly-created series of Andover preferred stock.

(oooo) “New MSMT Financing” shall mean that certain financing transaction between MSMT and Vicis pursuant to which Vicis is investing the approximate amount of $7,900,000 in exchange for shares of a newly-created series of MSMT preferred stock.

(pppp) “Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(qqqq) “Post-Closing Capitalization Table” shall have the meaning set forth in Section 1.12.

(rrrr) “Pre-Closing Period” shall have the meaning set forth in Section 3.1.

(ssss) “Receiving Constituent Company” shall have the meaning set forth in Section 4.3(b).

(tttt) “Registration Statement” shall have the meaning set forth in Section 4.1(a).

(uuuu) “Reorganization” shall have the meaning set forth in the Background Section of this Agreement.

(vvvv) “SEC” shall mean the Securities and Exchange Commission.

(wwww) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated hereunder.

(xxxx) “Senior Trading Market” shall have the meaning set forth in Section 4.8.

(yyyy) “Series A Preferred Stock” shall have the meaning set forth in Section 1.4(b)(ii).

(zzzz) “Series B Preferred Stock” shall have the meaning set forth in Section 1.4(a)(ii).

(aaaaa) “Series C Preferred Stock” shall have the meaning set forth in Section 1.4(a)(ii).

(bbbbb) “Stockholders’ Meeting” shall have the meaning set forth in Section 4.2(c)(i).

(ccccc) “Superior Offer,” with respect to each Constituent Company, shall mean an unsolicited, bona fide Acquisition Proposal by a third Person or group on terms that the Board of Directors of such Constituent Company has in good faith concluded, after consultation with its outside legal counsel and financial advisor, if any, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person or group making the offer, to be more favorable to such Constituent Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement and is reasonably capable of being consummated.

(ddddd) “Target Company” and “Target Companies” shall have the meaning set forth in the preamble to this Agreement.

(eeeee) “Tax” shall mean any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

(fffff) “Tax Return” shall mean any report, return, document, declaration, election, schedule or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

(ggggg) “TC Common Stock” shall have the meaning set forth in Section 1.4(b)(i).

(hhhhh) “Trading Market” shall mean the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the OTC Bulletin Board, or “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices).

(iiiii) “Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Form of Proxy and any other documents or agreements executed in connection with the transactions contemplated hereunder.

(jjjjj) “Unrelated Purchaser” shall have the meaning set forth in Section 4.14(c).

[SIGNATURE PAGE TO FOLLOW]

Dated: July 25, 2008

MEDICAL SOLUTIONS MANAGEMENT, INC.		CERTIFIED DIABETIC SERVICES, INC.

By:	/s/ Marshall Sterman	By:	/s/ Lowell M. Fisher, Jr.
	Marshall Sterman,		Lowell M. Fisher, Jr.,
	Chairman of the Board of Directors		Chief Executive Officer

ANDOVER MEDICAL, INC.

		By:	/s/ Edwin A. Reilly
Edwin A. Reilly,
Chief Executive Officer

[ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION]

EXHIBIT LIST

Exhibit 1.7	Form of Escrow Agreement

Exhibit 1.11(a)	Form of CDIP Bill of Sale

Exhibit 1.11(b)	Form of Andover Bill of Sale

Exhibit 1.11(c)	Form of CDIP Assignment, Release and Assumption Agreement

Exhibit 1.11(d)	Form of Andover Assignment, Release and Assumption Agreement

Exhibit 1.11(e)	Form of Assignment of Intellectual Property

Exhibit 1.12	Post-Closing Capitalization Table

Exhibit 4.1	Form of Amended and Restated Articles of Incorporation of Medical Solutions Management Inc.

Exhibit 4.7	Form of Proxy

EXHIBIT 1.7

FORM OF ESCROW AGREEMENT

This ESCROW AGREEMENT dated             , 2008 (this “Escrow Agreement”), is by and among Certified Diabetic Services, Inc., a Delaware corporation with a mailing address of 3030 Horseshoe Drive South, Suite 200, Naples, Florida 34104 (“CDIP”); Andover Medical, Inc., a Delaware corporation with a mailing address of 510 Turnpike Street, Suite 204, N. Andover, Massachusetts 01845 (“Andover,” collectively with CDIP, the “Target Companies” and sometimes each individually referred to as a “Target Company”); Medical Solutions Management Inc., a Nevada corporation with a mailing address of 237 Cedar Hill Street, Marlboro, Massachusetts 01752 (“MSMT”); and Continental Stock Transfer & Trust Company, as escrow agent with a mailing address of 17 Battery Place, 8th Floor, New York, New 10004 (the “Escrow Agent”). MSMT and the Target Companies are each sometimes referred to individually as a “Constituent Company” and collectively as the “Constituent Companies.” Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan of Reorganization (as defined below).

BACKGROUND

The Constituent Companies have executed that certain Asset Purchase Agreement and Plan of Reorganization dated as of July [*], 2008 (the “Plan of Reorganization”) pursuant to which MSMT will issue shares of its capital stock to each Target Company in exchange for substantially all of the assets of each Target Company. Pursuant to Section 1.7 of the Plan of Reorganization, MSMT has agreed to issue shares of MSMT Common Stock equal to eight percent (8%) of the issued and outstanding shares of MSMT Common Stock (calculated immediately following the Closing of the Plan of Reorganization and after giving effect to the conversion or exercise of all outstanding shares of MSMT Preferred Stock and all convertible debentures of MSMT which are convertible into shares of MSMT Common Stock, but excluding any shares of MSMT Common Stock issuable upon the exercise of warrants or options of MSMT) (collectively, the “Escrow Shares”) to the Escrow Agent to be distributed to the preferred and common stockholders of record of each Target Company existing on the Closing Date based upon the respective performances of the Target Companies in achieving revenue and earnings targets during the fiscal year ended December 31, 2008.

Contemporaneous with the execution of this Escrow Agreement, the Escrow Shares, represented by share certificate [            ], along with a stock power in a form sufficient to cause a transfer/distribution of the Escrow Shares if properly presented to MSMT’s stock transfer agent, have been delivered to and deposited with the Escrow Agent to be held and disbursed in accordance with the terms and conditions set forth in this Escrow Agreement. Each Target Company has, in turn, delivered to the Escrow Agent a list of the preferred and common stockholders of record of each Target Company as of the close of business on the Closing Date (each, a “Shareholder List,” and collectively, the “Shareholder Lists,” and the shareholders named on such Shareholder Lists being referred to herein as the “Shareholders”).

The Escrow Agent has agreed to serve as escrow agent and to hold the Escrow Shares in accordance with the terms and conditions hereinafter set forth. Now, therefore, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties, intending to be bound legally, agree as follows:

OPERATIVE PROVISIONS

1. Establishment of Escrow. Simultaneously with the execution and delivery of this Escrow Agreement, MSMT shall deliver the Escrow Shares and each Target Company shall deliver its Shareholder List to the Escrow Agent, which Escrow Shares shall be held and disbursed by the Escrow Agent as hereinafter set forth. All dividends and other distributions, if any (collectively, the “Earnings”) with respect to the Escrow Shares earned while the Escrow Shares are in escrow pursuant to this Escrow Agreement shall also be held in escrow pursuant to the terms of this Escrow Agreement and distributed with the Escrow Shares as set forth herein.

2. Receipt. The Escrow Agent hereby acknowledges receipt of and accepts the Escrow Shares and the Shareholder Lists in escrow and agrees to hold and keep same in accordance with the terms and conditions hereof.

3. Earnings, Ownership for Tax Purposes. All Earnings on the Escrow Shares shall be allocated and distributed upon distribution of the Escrow Shares as provided for under Section 4 hereof. For purposes of U.S. federal and other taxes based on income, the party to whom the Escrow Shares are distributed will be treated as the owner of the Escrow Shares and will report all Earnings, if any, that are earned on, or derived from, the Escrow Shares as its income, in the taxable year or years in which such income is distributed and properly includible and pay any taxes attributed thereto as may be required by law.

4. Distribution of the Escrow Shares. The Escrow Shares shall be distributed as follows:

(kkkkk) Preparation of Pro-forma Income Statement. Within ten (10) Business Days after MSMT’s receipt from its independent public accountants (the “Auditor”) of the audited financial statements of MSMT and its subsidiaries for the fiscal year ended December 31, 2008, the Chief Financial Officer or other senior finance officer of MSMT (herein, the “CFO”) shall prepare and deliver to the representatives of the stockholders of CDIP and Andover designated on Schedule 4(a) (each, a “Representative” and collectively, the “Representatives”), a pro-forma condensed income statement of MSMT for the fiscal year ended December 31, 2008, which shall be prepared in accordance with GAAP and reflect the consolidated operations of each of the MSMT Subsidiaries, the CDIP Subsidiaries and the Andover Subsidiaries, as if the Reorganization had occurred effective as of January 1, 2008 (the “Pro-forma Income Statement”). The Pro-forma Income Statement shall be presented in columnar form showing (i) the condensed income statements of each Constituent Company for the fiscal year ended December 31, 2008; (ii) any pro-forma adjustments; and (iii) the pro-forma results. The Pro-forma Income Statement shall not include actual or allocated costs for the Constituent Companies relating to expenses directly attributable to the Reorganization.

(lllll) Review of Pro-forma Income Statement. The Representatives shall have ten (10) Business Days from the date on which the Pro-forma Income Statement is delivered to them by the CFO (the “Review Period”) to review such statement. If any Representative disagrees with any item or amount shown or reflected in the Pro-forma Income Statement, the Representative may, on or prior to the last day of the Review Period, deliver a notice to the CFO (and copies to the other Representatives) setting forth, in reasonable detail, each disputed item or amount and the basis for the Representative’s disagreement therewith, together with supporting calculations (each, a “Dispute Notice”). If no Dispute Notice is received by the CFO on or prior to the last day of the Review Period, the Pro-forma Income Statement shall be deemed accepted by the Representatives. If, however, the CFO and the Representatives shall not have resolved all of the issues set forth in the Dispute Notice(s), if any, within ten (10) Business Days after the conclusion of the Review Period, the parties will engage the Auditor to resolve any such disputed matters in accordance with the terms of this Escrow Agreement. The Auditor shall act as an arbitrator to determine, based solely on presentations by the CFO and each Representative, and not by independent review, only those items still in dispute (including any dispute regarding the exclusion of costs pursuant to the last sentence of Section 4(a) hereof), which items shall be submitted to the Auditor. The Auditor’s determination shall be made within ten (10) Business Days after the submission of the items remaining in dispute under the Dispute Notice(s), and shall set forth in a report the Auditor’s determination with respect to each of the disputed items specified in the Dispute Notice(s), and the revisions, if any, to be made to the Pro-forma Income Statement, together with supporting calculations. The conclusions of the Auditor shall be conclusive and binding on all parties in the absence of manifest error. The Pro-forma Income Statement approved in accordance with this Section 4(b) shall be referred to as the “Approved Pro-forma Income Statement.”

(mmmmm) Allocation of Escrow Shares and Delivery of Final Distribution Instructions to Escrow Agent. Based upon the Approved Pro-forma Income Statement, the Escrow Shares will be distributed as follows:

(i) fifty percent (50%) of the Escrow Shares shall be allocated to the shareholders of the Target Companies based on each Target Company’s respective subsidiaries’ contributions to the consolidated revenues as reflected in the Approved Pro-forma Income Statement; and

(ii) fifty percent (50%) of the Escrow Shares shall be allocated to the Target Companies based on each Target Company’s respective subsidiaries’ contributions to the consolidated EBITDA as reflected in and derived from the Approved Pro-forma Income Statement; provided, however, in the event that only one Target Company’s respective subsidiaries’ contributions to EBITDA is greater than zero ($0.00), then the Shareholders of such Target Company shall be allocated all Escrow Shares available for allocation pursuant to this Section 4©(ii); and in the event that none of the Target Companies’ respective subsidiaries’ contributions to EBITDA is greater than zero ($0.00), then the Escrow Shares available for distribution shall be allocated in accordance with Section 4©(i) hereof. For purposes of this Escrow Agreement, the term “EBITDA” shall mean and be calculated as follows: net income, plus (A) depreciation, amortization, and all other non-cash charges that were deducted in arriving at net income for such period; (B) provisions for taxes based on income that were deducted in arriving at net income for such period, (C) interest expense; (D) all public company costs such as audit fees, SEC filing fees (including attorney and auditor reviews and printing expenses), directors and officers’ insurance and investor relations expenses; and (E) actual or allocated costs for the Constituent Companies relating to expenses directly attributable to the Reorganization.

Schedule 4© contains an example of the distributions contemplated by this Section 4.

The Representatives and the CFO shall jointly execute and deliver final distribution instructions (the “Final Distribution Instructions”) to the Escrow Agent within five (5) Business Days after the finalization of the Approved Pro-forma Income Statement. The Final Distribution Instructions will include (i) instructions signed by the two Representatives and the CFO stating the number of Escrow Shares to be allocated to the Shareholders of each of the two Target Companies, and (ii) with respect to each Target Company whose Shareholders are to be allocated Escrow Shares, instructions signed by such Target Company’s Representative, stating the number of Escrow Shares to be distributed to each Shareholder appearing on such Target Company’s Shareholder List and instructing the Escrow Agent to return to MSMT for retirement the balance of the Escrow Shares remaining after such distribution. No fraction of an Escrow Share will be distributed to the Shareholders of the Target Companies. In lieu thereof, the Representatives of the Target Companies shall round down any fractional shares otherwise distributable to such Shareholders to the nearest whole number of Escrow Shares and instruct the Escrow Agent to return to MSMT for retirement any Escrow Shares remaining after distribution to its respective Shareholder List.

(nnnnn) Distribution of Escrow Shares. Upon receipt by the Escrow Agent of Final Distribution Instructions, the Escrow Agent shall distribute the Escrow Shares in accordance with the Final Distribution Instructions to the Shareholders of the Target Companies as set forth in the Final Distribution Instructions.

5. Rights and Limitations Upon Duty of Escrow Agent: The Escrow Agent:

a. shall not be responsible in any manner for the validity, correctness or sufficiency of any document or instrument received by or made available to it, in its capacity as Escrow Agent hereunder; nor for the status or failure of any investment into which subscription deposits have been placed with the approval of the remaining parties.

b. shall be entitled to act upon any written certificate, statement, notice, demand, request, consent, agreement or other instrument whatever, not only in reliance upon its due execution and the validity and effectiveness of its provisions, but also as to the accuracy and completeness of any information therein contained, which the Escrow Agent shall in good faith believe to be genuine and to have been signed or presented by any authorized person.

c. shall be entitled to request and receive from any party hereto such documents in addition to those provided for herein as the Escrow Agent may deem necessary to resolve any questions of fact involved in the administration of its duties hereunder.

d. may, at the expense of the remaining parties, consult independent counsel of its choice in respect to any question relating to its duties or responsibilities under this Escrow Agreement, and shall not be liable for any action taken or omitted in good faith on advice of such counsel.

e. shall be under no obligation to advance any monetary sum in connection with the maintenance or administration of this Escrow Agreement, to institute or defend any action, suit or legal proceeding in connection herewith, or to take any other action likely to involve the Escrow Agent in expense, unless first indemnified by the remaining parties to the Escrow Agent’s satisfaction.

f. shall not be bound by any amendment to this Escrow Agreement or by any other such amendment or agreement unless the same shall have been executed by the Escrow Agent.

g. shall have only such duties and responsibilities as are expressly set forth in this Escrow Agreement, together with a general fiduciary duty of reasonable diligence in the performance of its obligations hereunder.

h. may resign and be discharged from its duties hereunder at any time by furnishing notice of such intended resignation to the remaining parties, specifying a date when such resignation shall take effect (which date shall be no fewer than fifteen (15) days after the date of mailing or other delivery of such notice) and furnishing to the remaining parties, on or prior to such date, a final accounting of all financial activity within the escrow account from the date of the Escrow Agent’s appointment until the date of such resignation (the “Accounting”). Upon receipt of such notice, the remaining parties shall appoint a successor escrow agent, such successor to become Escrow Agent hereunder upon the resignation date specified in the subject notice or, if later, upon the Escrow Agent’s presentation of the Accounting. If the remaining parties are unable to agree upon the identity of a successor escrow agent within fifteen (15) days after the date of such notice, the Escrow Agent shall be entitled to appoint its own successor and shall continue to act in its fiduciary capacity until its successor accepts the escrow by notice to the parties hereto and takes possession of the Escrow Shares. If the Escrow Agent is unable, despite the use of its best efforts, to obtain the services of a successor, it may petition a court of competent jurisdiction for an appointment effecting such an appointment or providing another remedy, and, pending entry, may deposit the Escrow Shares then within its possession in the registry of the court, together with the Accounting (prepared, in such event, through the end of the business day immediately preceding such a deposit). The remaining parties may at any time agree to substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting.

i. shall be indemnified and held harmless by MSMT against any and all liabilities incurred by it hereunder (including all costs, expenses and fees incurred in defending any legal action or administrative proceeding or in resisting any claim), except for those resulting from its own willful misconduct or gross negligence.

j. may, if it becomes uncertain concerning its rights and responsibilities with respect to the escrow or receives instructions with respect to the Escrow Shares that it believes to be in conflict with this Escrow Agreement or is advised that a dispute has arisen with respect to the Escrow Shares, without liability refrain from taking any action other than to use its best efforts to safeguard the Escrow Shares until it is directed otherwise in a writing signed by the remaining parties or by an order of a court of competent jurisdiction. The Escrow Agent is not obligated to institute or defend any legal proceedings, although it may, in its sole discretion and at the remaining parties’ expense, institute or defend such proceedings (including proceedings seeking a declaratory judgment), join interested parties and deposit the Escrow Shares in the registry of the court.

6. Voting of Escrow Shares. Until the termination of this Escrow Agreement, each Shareholder named on a Shareholder List of any Target Company shall have the right to vote that number of Escrow Shares set forth by such Shareholder’s name on the Shareholders Lists as the record holder of such Escrow Shares. Voting of the Escrow Shares shall be allocated (a) among the Shareholders of the two Target Companies as though all of the Escrow Shares were distributed upon the Closing Date with CDIP shareholders receiving 56.25% of the Escrow Shares and Andover shareholders receiving 43.75% of the Escrow Shares, and (b) among the Shareholders of any one Target Company in accordance with the pro rata shareholdings of such Target Company’s common stock (voting on an as-converted basis and after giving effect to the conversion or exercise of all outstanding shares of preferred stock reflected on the Shareholder Lists).

7. Termination. This Escrow Agreement shall terminate upon the completion of the distribution of the Escrow Shares and the Earnings, if any, in accordance with Section 4 of this Escrow Agreement, or upon mutual written agreement of the parties hereto.

8. Miscellaneous.

a. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered in accordance with Section 7.3 of the Plan of Reorganization. Any notice to the Escrow Agent shall be addressed as follows:                                         .

b. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Escrow Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

c. Counterparts. This Escrow Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

d. Entire Agreement. This Escrow Agreement, together with the Plan of Reorganization, and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

e. Governing Law; Jurisdiction and Venue. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each Constituent Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of

Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Escrow Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts, and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

[Signatures on following page]

ANDOVER MEDICAL, INC.		CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:		By:
Edwin A. Reilly, Chief Executive Officer

CERTIFIED DIABETIC SERVICES, INC.

By:
Lowell M. Fisher, Jr., Chief Executive Officer

MEDICAL SOLUTIONS MANAGEMENT INC.

By:
Marshall Sterman,
Chairman of the Board of Directors

[SIGNATURE PAGE TO ESCROW AGREEMENT]

Schedule 4(a)

Representatives

Andover Medical, Inc.	Edwin A. Reilly

Certified Diabetic Services, Inc.	Lowell M. Fisher, Jr.

Schedule 4(c)

Agreement on Distribution of Escrow Shares

1.	Fifty percent (50%) of the Escrow Shares shall be allocated to the shareholders of the Target Companies based on each Target Company’s respective subsidiaries’ contributions to the consolidated revenues as reflected in the Approved Pro-forma Income Statement; and

2.	Fifty percent (50%) of the Escrow Shares shall be allocated to the Target Companies based on each Target Company’s respective subsidiaries’ contributions to the consolidated EBITDA as reflected in and derived from the Approved Pro-forma Income Statement.

3.	Example:

	Revenues	% of Revenues
CDIP	$14.0	45.6%
MSMT	$6.7	21.8%
Andover	$10.0	32.6%

TOTAL	$30.7	100%

	EBITDA	% of EBITDA
CDIP	$1.4	64%
MSMT	$0.0	0.0%
Andover	$0.80	36%

TOTAL	$2.2	100%

DISTRIBUTION OF ESCROW SHARES BASED ON ACTUAL PERFORMANCE

	Revenues	% of Revenues	Escrow Shares Allocable to Revenue
CDIP	$14.0	58.3%	2.33%
Andover	$10.0	41.7%	1.67%

TOTAL	$24.0	100%	4.00%

	EBITDA	% of EBITDA	Escrow Shares Allocable to EBITDA
CDIP	$1.40	64%	2.55%
Andover	$0.80	36%	1.45%

TOTAL	$2.2	100%	4.00%

TOTAL DISTRIBUTIONS

	Revenues	EBITDA	TOTAL
CDIP	2.33%	2.56%	4.89%
MSMT	0.00%	0.00%	0.00%
Andover	1.67%	1.44%	3.11%

TOTAL	4.00%	4.00%	8.00%

EXHIBIT 1.11(a)

FORM OF BILL OF SALE

This Bill of Sale (“Bill of Sale”) is entered into as of             , 2008, between Certified Diabetic Services, Inc., a Delaware corporation (the “Conveyor”) whose address is 3030 Horseshoe Drive South, Suite 200, Naples, Florida 34104 and Medical Solutions Management Inc., a Nevada corporation (the “Conveyee”), whose address is 237 Cedar Hill Street, Marlboro, Massachusetts 01752, pursuant to the terms of that certain Asset Purchase Agreement and Plan of Reorganization dated July [*], 2008 among Conveyor, Conveyee and Andover Medical, Inc., a Delaware corporation whose address is 510 Turnpike Street, Suite 204, North Andover, Massachusetts 01845 (the “Plan of Reorganization”).

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, and as contemplated by Article I of the Plan of Reorganization, Conveyor and Conveyee agree as follows:

1. Conveyance and Transfer of CDIP Purchased Assets. Conveyor hereby sells, transfers, assigns, conveys, grants and delivers to Conveyee and its successors and assigns forever, effective as of the date first set forth above, all of Conveyor’s right, title and interest in and to all of the CDIP Purchased Assets, including, without limitation those set forth in Exhibit A attached hereto, free and clear of all Liens.

2. Excluded Assets. Notwithstanding the foregoing, the CDIP Purchased Assets shall not include, and Conveyor is not selling to Conveyee, and Conveyee is not purchasing or acquiring from Conveyor, the CDIP Excluded Assets, as set forth in Exhibit B attached hereto.

3. Further Actions. Conveyor hereby covenants that it is the lawful owner of the CDIP Purchased Assets described herein, that it has good right and lawful authority to sell same and that the CDIP Purchased Assets are free from all Liens. Conveyor covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of title to the CDIP Purchased Assets hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Conveyee’s title to the CDIP Purchased Assets and, at the request of Conveyee, to execute and deliver further instruments of transfer and assignment and take such other action as Conveyee may reasonably request to more effectively transfer and assign to and vest in Conveyee each item of the CDIP Purchased Assets.

THE CDIP PURCHASED ASSETS ARE BEING SOLD ON AN “AS IS, WHERE IS” CONDITION. ACCORDINGLY, EXCEPT AS MAY BE SPECIFICALLY SET FORTH HEREIN OR AS WARRANTED IN THE PLAN OF REORGANIZATION, CONVEYOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO ANY MATTER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE CDIP PURCHASED ASSETS, THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE. CONVEYOR SHALL IN NO EVENT BE LIABLE TO CONVEYEE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES CAUSED, DIRECTLY OR INDIRECTLY, BY THE CDIP PURCHASED ASSETS OR ANY INADEQUACY THEREOF FOR ANY PURPOSE, OR ANY DEFICIENCY OR DEFECT THEREIN, OR THE USE OR MAINTENANCE THEREOF, OR ANY REPAIRS, SERVICING OR ADJUSTMENTS THERETO.

4. Power of Attorney. Without limiting Section 2 hereof, Conveyor hereby constitutes and appoints Conveyee the true and lawful agent and attorney in fact of Conveyor, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Conveyor but on behalf and for the benefit of Conveyee and its successors and assigns, from time to time:

(a)	to demand, receive and collect any and all of the CDIP Purchased Assets and to give receipts and releases for and with respect to the same, or any part thereof;

(b)	to institute and prosecute, in the name of Conveyor or otherwise, any and all proceedings at law, in equity or otherwise, that Conveyee or its successors and assigns may deem proper in order to collect or reduce to possession any of the CDIP Purchased Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

(c)	to do all things legally permissible, required or reasonably deemed by Conveyee to be required to recover and collect the CDIP Purchased Assets and to use Conveyor’s name in such manner as Conveyee may reasonably deem necessary for the collection and recovery of same.

Conveyor hereby declares that the foregoing powers are coupled with an interest and are and shall be irrevocable by Conveyor.

5. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Plan of Reorganization.

6. Successors and Assigns. This Bill of Sale will be binding upon Conveyor’s successors and will inure to the benefit of Conveyee’s successors and assigns.

7. Terms of the Plan of Reorganization. The terms of the Plan of Reorganization, including but not limited to Conveyor’s representations, warranties, covenants and agreements relating to the CDIP Purchased Assets, are incorporated herein by this reference. Conveyor acknowledges and agrees that the representations, warranties, covenants and agreements contained in the Plan of Reorganization shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Plan of Reorganization and the terms hereof, the terms of the Plan of Reorganization shall govern.

8. Binding Effect; Governing Law. This Bill of Sale shall be binding on and inure to the benefit of and be enforceable by Conveyor and Conveyee and their respective successors and assigns. This Bill of Sale shall be governed, construed, and enforced in accordance with the laws of the State of Delaware without regard to the choice of law principles thereof.

9. Counterparts. This Bill of Sale may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the date first written above.

“CONVEYOR”

CERTIFIED DIABETIC SERVICES, INC.

By:
Lowell M. Fisher, Jr.,
Chief Executive Officer

“CONVEYEE”

MEDICAL SOLUTIONS MANAGEMENT INC.

By:
Marshall Sterman,
Chairman of the Board of Directors

[Signature Page to the Bill of Sale]

Exhibit A

CDIP Purchased Assets

The CDIP Purchased Assets shall include all of the assets of CDIP including, without limitation:

(i) those shares of capital stock or other equity interests of each CDIP Subsidiary set forth on Schedule 1.1(a)(i) of the Plan of Reorganization;

(ii) title to all of the property used or held for use in CDIP’s business, including without limitation, all furniture, fixtures, computers, office equipment and miscellaneous assets of every kind and nature owned by CDIP or used in or necessary for the operation of its business;

(iii) all right, title and interest of CDIP in and to all contracts (expressly including unfilled contracts for services), agreements, leases, commitments, arrangements or understandings pertaining to the operation of CDIP’s business;

(iv) all right, title and interest in and to all of the following: patents and patent rights, trademarks and trademark rights (whether registered or not), including any goodwill therein, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights (whether registered or not), trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights; the foregoing shall include, without limitation, all software under development owned by CDIP and listed on Schedule 1.1(a)(iv) of the Plan of Reorganization (including the software development schedule included therein) and all licenses, agreements and other arrangements under which CDIP has the right to use any of the intangible or proprietary rights of a third party to the extent used or held for use by CDIP in the conduct of the business;

(v) all lists of present customers and lists of former customers and other customer-related records of CDIP’s business;

(vi) all goodwill associated with CDIP’s business or the CDIP Purchased Assets;

(vii) all books, files and records of CDIP (including, without limitation, all surveys, schematics, flow charts, permit filings, mailing lists, customer lists, equipment maintenance records, warranty information, records of operations, payroll history, standard forms of documents, manuals of operation or business procedures, training manuals and training aids and other proprietary or confidential information to the extent the same may be necessary or desirable for the operation of CDIP’s business) relating to CDIP’s business (other than minutes of corporate meetings, capital stock ledger and purely corporate records); provided that any of the foregoing which CDIP reasonably deems necessary to CDIP’s continued operation, proper accounting and record keeping functions following the Closing shall not constitute part of the CDIP Purchased Assets and shall be retained by CDIP;

(viii) the CDIP Governmental Permits (and to the extent any such permits are not assignable or transferable to MSMT, CDIP will use its best efforts to cooperate with MSMT as may be reasonably requested to enable MSMT to apply for and obtain the CDIP Governmental Permits or to receive the benefits of the CDIP Governmental Permits); and

(ix) except as specifically provided in Section 1.2(a) of the Plan of Reorganization, all other assets of CDIP that exist on the Closing Date, whether tangible or intangible, real or personal.

Exhibit B

CDIP Excluded Assets

None.

EXHIBIT 1.11(b)

FORM OF BILL OF SALE

This Bill of Sale (“Bill of Sale”) is entered into as of             , 2008, between Andover Medical, Inc., a Delaware corporation (the “Conveyor”) whose address is 510 Turnpike Street, Suite 204, North Andover, Massachusetts 01845 and Medical Solutions Management Inc., a Nevada corporation (the “Conveyee”), whose address is 237 Cedar Hill Street, Marlboro, Massachusetts 01752, pursuant to the terms of that certain Asset Purchase Agreement and Plan of Reorganization dated July [*], 2008 among Conveyor, Conveyee and Certified Diabetic Services, Inc. whose address is 3030 Horseshoe Drive South, Suite 200, Naples, Florida 34104 (the “Plan of Reorganization”).

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, and as contemplated by Article I of the Plan of Reorganization, Conveyor and Conveyee agree as follows:

1. Conveyance and Transfer of Andover Purchased Assets. Conveyor hereby sells, transfers, assigns, conveys, grants and delivers to Conveyee and its successors and assigns forever, effective as of the date first set forth above, all of Conveyor’s right, title and interest in and to all of the Andover Purchased Assets, including, without limitation those set forth in Exhibit A attached hereto, free and clear of all Liens.

2. Excluded Assets. Notwithstanding the foregoing, the Andover Purchased Assets shall not include, and Conveyor is not selling to Conveyee, and Conveyee is not purchasing or acquiring from Conveyor, the Andover Excluded Assets, as set forth in Exhibit B attached hereto.

3. Further Actions. Conveyor hereby covenants that it is the lawful owner of the Andover Purchased Assets described herein, that it has good right and lawful authority to sell same and that the Andover Purchased Assets are free from all Liens. Conveyor covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of title to the Andover Purchased Assets hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Conveyee’s title to the Andover Purchased Assets and, at the request of Conveyee, to execute and deliver further instruments of transfer and assignment and take such other action as Conveyee may reasonably request to more effectively transfer and assign to and vest in Conveyee each item of the Andover Purchased Assets.

THE ANDOVER PURCHASED ASSETS ARE BEING SOLD ON AN “AS IS, WHERE IS” CONDITION. ACCORDINGLY, EXCEPT AS MAY BE SPECIFICALLY SET FORTH HEREIN OR AS WARRANTED IN THE PLAN OF REORGANIZATION, CONVEYOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO ANY MATTER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE ANDOVER PURCHASED ASSETS, THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE. CONVEYOR SHALL IN NO EVENT BE LIABLE TO CONVEYEE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES CAUSED, DIRECTLY OR INDIRECTLY, BY THE ANDOVER PURCHASED ASSETS OR ANY INADEQUACY THEREOF FOR ANY PURPOSE, OR ANY DEFICIENCY OR DEFECT THEREIN, OR THE USE OR MAINTENANCE THEREOF, OR ANY REPAIRS, SERVICING OR ADJUSTMENTS THERETO.

4. Power of Attorney. Without limiting Section 2 hereof, Conveyor hereby constitutes and appoints Conveyee the true and lawful agent and attorney in fact of Conveyor, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Conveyor but on behalf and for the benefit of Conveyee and its successors and assigns, from time to time:

(a)	to demand, receive and collect any and all of the Andover Purchased Assets and to give receipts and releases for and with respect to the same, or any part thereof;

(b)	to institute and prosecute, in the name of Conveyor or otherwise, any and all proceedings at law, in equity or otherwise, that Conveyee or its successors and assigns may deem proper in order to collect or reduce to possession any of the Andover Purchased Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

(c)	to do all things legally permissible, required or reasonably deemed by Conveyee to be required to recover and collect the Andover Purchased Assets and to use Conveyor’s name in such manner as Conveyee may reasonably deem necessary for the collection and recovery of same.

Conveyor hereby declares that the foregoing powers are coupled with an interest and are and shall be irrevocable by Conveyor.

5. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Plan of Reorganization.

6. Successors and Assigns. This Bill of Sale will be binding upon Conveyor’s successors and will inure to the benefit of Conveyee’s successors and assigns.

7. Terms of the Plan of Reorganization. The terms of the Plan of Reorganization, including but not limited to Conveyor’s representations, warranties, covenants and agreements relating to the Andover Purchased Assets, are incorporated herein by this reference. Conveyor acknowledges and agrees that the representations, warranties, covenants and agreements contained in the Plan of Reorganization shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Plan of Reorganization and the terms hereof, the terms of the Plan of Reorganization shall govern.

8. Binding Effect; Governing Law. This Bill of Sale shall be binding on and inure to the benefit of and be enforceable by Conveyor and Conveyee and their respective successors and assigns. This Bill of Sale shall be governed, construed, and enforced in accordance with the laws of the State of Delaware without regard to the choice of law principles thereof.

9. Counterparts. This Bill of Sale may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the date first written above.

“CONVEYOR”

ANDOVER MEDICAL, INC.

By:
Edwin A. Reilly,
Chief Executive Officer

“CONVEYEE”

MEDICAL SOLUTIONS MANAGEMENT INC.

By:
Marshall Sterman,
Chairman of the Board of Directors

[Signature Page to the Bill of Sale]

Exhibit A

Andover Purchased Assets

The Andover Purchased Assets shall include all of the assets of Andover including, without limitation:

(x) those shares of capital stock of each Andover Subsidiary;

(xi) title to all of the property used or held for use in Andover’s business, including without limitation, all furniture, fixtures, computers, office equipment and miscellaneous assets of every kind and nature owned by Andover or used in or necessary for the operation of its business;

(xii) all right, title and interest of Andover in and to all contracts (expressly including unfilled contracts for services), agreements, leases, commitments, arrangements or understandings pertaining to the operation of Andover’s business;

(xiii) all right, title and interest in and to all of the following: patents and patent rights, trademarks and trademark rights (whether registered or not), including any goodwill therein, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights (whether registered or not), trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights; the foregoing shall include, without limitation, all software under development owned by Andover and listed on Schedule 1.1(b)(iv) of the Plan of Reorganization and all licenses, agreements and other arrangements under which Andover has the right to use any of the intangible or proprietary rights of a third party to the extent used or held for use by Andover in the conduct of the business;

(xiv) all lists of present customers and lists of former customers and other customer-related records of Andover’s business;

(xv) all goodwill associated with Andover’s business or the Andover Purchased Assets;

(xvi) all books, files and records of Andover (including, without limitation, all surveys, schematics, flow charts, permit filings, mailing lists, customer lists, equipment maintenance records, warranty information, records of operations, payroll history, standard forms of documents, manuals of operation or business procedures, training manuals and training aids and other proprietary or confidential information to the extent the same may be necessary or desirable for the operation of Andover’s business) relating to Andover’s business (other than minutes of corporate meetings, capital stock ledger and purely corporate records); provided that any of the foregoing which Andover reasonably deems necessary to Andover’s continued operation, proper accounting and record keeping functions following the Closing shall not constitute part of the Andover Purchased Assets and shall be retained by Andover;

(xvii) the Andover Governmental Permits (and to the extent any such permits are not assignable or transferable to MSMT, Andover will use its best efforts to cooperate with MSMT as may be reasonably requested to enable MSMT to apply for and obtain the Andover Governmental Permits or to receive the benefits of the Andover Governmental Permits); and

(xviii) except as specifically provided in Section 1.2(b) of the Plan of Reorganization, all other assets of Andover that exist on the Closing Date, whether tangible or intangible, real or personal.

Exhibit B

Andover Excluded Assets

1.	Cash in the amount of $75,000

2.	The Microsoft Dynamics Software is not an Excluded Andover Asset, however, Andover retains the right to use the Microsoft Dynamics Software after the Closing.

3.	Historic records associated with Andover Medical, Inc. including SEC and tax filing and general bookkeeping records.

The certificate of incorporation, bylaws and corporate existence of Andover Medical, Inc. is not an asset of Andover

EXHIBIT 1.11(c )

FORM OF ASSIGNMENT, RELEASE AND ASSUMPTION AGREEMENT

This Assignment, Release and Assumption Agreement (the “Assumption Agreement”) is made and entered into as of the      day of             , 2008, by and between Certified Diabetic Services, Inc. a Delaware corporation (the “Assignor”) and Medical Solutions Management Inc., a Nevada corporation (the “Assignee”).

RECITALS

WHEREAS, Assignor, Assignee and Andover Medical, Inc., a Delaware corporation entered into that certain Asset Purchase Agreement and Plan of Reorganization dated July     , 2008 (the “Plan of Reorganization”), pursuant to which Assignee has purchased substantially all of the assets of Assignor; and

WHEREAS, pursuant to the Plan of Reorganization, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain CDIP liabilities of Assignor, as set forth herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Plan of Reorganization.

2. Assignment and Assumption. Effective as of the first date set forth above, Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee all right, title and interest of Assignor in and to all contracts (expressly including unfilled contracts for services), agreements, leases, commitments, arrangements or understandings, written or oral, pertaining to the operation of Assignor’s business. Assignee shall assume, effective as of the first date set forth above, and shall satisfy or perform as they come due, only the CDIP Assumed Liabilities of Assignor. Assignee hereby accepts the Assignment and assumes and agrees, from and after the Closing, to discharge, to the extent provided in the Plan of Reorganization, all of the CDIP Assumed Liabilities.

3. Terms of the Plan of Reorganization. The terms of the Plan of Reorganization, including but not limited to Assignor’s representations, warranties, covenants and agreements are incorporated herein by this reference. Assignor acknowledges and agrees that the representations, warranties, covenants and agreement contained in the Plan of Reorganization shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Plan of Reorganization and the terms hereof, the terms of the Plan of Reorganization shall govern.

4. Release. Assignee, for good and valuable consideration, hereby releases and discharges Assignor, its successors and assigns, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, which against Assignor, Assignee and Assignee’s successors and assigns ever had, now have or hereafter can, shall or may, have arising out of or related to the CDIP Assumed Liabilities.

5. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assumption Agreement.

6. Successors and Assigns. This Assumption Agreement will be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

7. Binding Effect; Governing Law. This Assumption Agreement shall be binding on and inure to the benefit of and be enforceable by Assignor and Assignee and their respective successors and assigns. This Assumption Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware without regard to the choice of law principles thereof.

8. Counterparts. This Assumption Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment, Release and Assumption Agreement as of the date first written above.

“ASSIGNOR”

CERTIFIED DIABETIC SERVICES, INC.

By:
Lowell M. Fisher, Jr.,
Chief Executive Officer

“ASSIGNEE”

MEDICAL SOLUTIONS MANAGEMENT INC.

By:
Marshall Sterman,
Chairman of the Board of Directors

[Signature Page to the Assignment, Release and Assumption Agreement]

EXHIBIT 1.11(d)

FORM OF ASSIGNMENT, RELEASE AND ASSUMPTION AGREEMENT

This Assignment, Release and Assumption Agreement (the “Assumption Agreement”) is made and entered into as of the      day of             , 2008, by and between Andover Medical, Inc. a Delaware corporation (the “Assignor”) and Medical Solutions Management Inc., a Nevada corporation (the “Assignee”).

RECITALS

WHEREAS, Assignor, Assignee and Certified Diabetic Services, Inc., a Delaware corporation entered into that certain Asset Purchase Agreement and Plan of Reorganization dated July     , 2008 (the “Plan of Reorganization”), pursuant to which Assignee has purchased substantially all of the assets of Assignor; and

WHEREAS, pursuant to the Plan of Reorganization, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain Andover liabilities of Assignor, as set forth herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

9. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Plan of Reorganization.

10. Assignment and Assumption. Effective as of the first date set forth above, Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee all right, title and interest of Assignor in and to all contracts (expressly including unfilled contracts for services), agreements, leases, commitments, arrangements or understandings, written or oral, pertaining to the operation of Assignor’s business. Assignee shall assume, effective as of the first date set forth above, and shall satisfy or perform as they come due, only the Andover Assumed Liabilities of Assignor. Assignee hereby accepts the Assignment and assumes and agrees, from and after the Closing, to discharge, to the extent provided in the Plan of Reorganization, all of the Andover Assumed Liabilities.

11. Terms of the Plan of Reorganization. The terms of the Plan of Reorganization, including but not limited to Assignor’s representations, warranties, covenants and agreements are incorporated herein by this reference. Assignor acknowledges and agrees that the representations, warranties, covenants and agreement contained in the Plan of Reorganization shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Plan of Reorganization and the terms hereof, the terms of the Plan of Reorganization shall govern.

12. Release. Assignee, for good and valuable consideration, hereby releases and discharges Assignor, its successors and assigns, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, which against Assignor, Assignee and Assignee’s successors and assigns ever had, now have or hereafter can, shall or may, have arising out of or related to the Andover Assumed Liabilities.

13. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assumption Agreement.

14. Successors and Assigns. This Assumption Agreement will be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

15. Binding Effect; Governing Law. This Assumption Agreement shall be binding on and inure to the benefit of and be enforceable by Assignor and Assignee and their respective successors and assigns. This Assumption Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware without regard to the choice of law principles thereof.

16. Counterparts. This Assumption Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment, Release and Assumption Agreement as of the date first written above.

“ASSIGNOR”

ANDOVER MEDICAL, INC.

By:
Edwin A. Reilly,
Chief Executive Officer

“ASSIGNEE”

MEDICAL SOLUTIONS MANAGEMENT INC.

By:
Marshall Sterman,
Chairman of the Board of Directors

[Signature Page to the Assignment, Release and Assumption Agreement]

EXHIBIT 1.11(e)

FORM OF ASSIGNMENT OF INTELLECTUAL PROPERTY

This Assignment of Intellectual Property (the “Assignment”) effective as of                 , 2008, (the “Effective Date”), is between Certified Diabetic Services, Inc., a Delaware corporation whose address is 3030 Horseshoe Drive South, Suite 200, Naples, Florida 34104 (the “Assignor”) and Medical Solutions Management Inc., a Nevada corporation, whose address is 237 Cedar Hill Street, Marlboro, Massachusetts 01752 (the “Assignee”). Capitalized terms used and not otherwise defined herein shall have the meaning given to them in the Plan of Reorganization (as defined below).

WHEREAS, the Assignor, Assignee and Andover Medical, Inc. have entered into an Asset Purchase Agreement and Plan of Reorganization effective as of July [*], 2008 (the “Plan of Reorganization”) pursuant to which the Assignor has agreed, inter alia, to assign to the Assignee the CDIP Purchased Assets including, without limitation, (i) the United States trademark registrations and applications for registration identified and set forth on Schedule A, (ii) the foreign trademark registrations and applications for registration identified and set forth on Schedule B, (iii) the common law trademarks, service marks and trade names identified and set forth on Schedule C (each of the foregoing collectively referred to herein as the “Marks”).

WHEREAS, execution of this Assignment is a condition to the consummation of the transactions contemplated by the Plan of Reorganization;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor hereby sells, assigns, transfers, conveys, and sets over to Assignee the entire right, title, and interest, anywhere in the world, in and to the Marks, together with the goodwill of the business in connection with which the Marks are used, and the right to obtain any renewals or extensions of such Marks, with full benefit of priority therein as may now or hereafter be granted to it by law, treaty, or other international convention, for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment and sale had not been made; together with all income, royalties, damages, or payments due or payable as of the Effective Date or thereafter, including, without limitation, all rights, interests, claims, and demands recoverable in law or in equity that Assignor has or may have in profits and damages by reason of past, present or future infringement or other unauthorized use of the Marks, with the right to compromise, sue for, and collect the same for Assignee’s own use and enjoyment, and for the use and enjoyment of its successors, assigns, or other legal representatives.

Assignor will not object to or otherwise challenge any attempted registration of the Marks anywhere in the world.

Assignor agrees to execute and deliver at the request of Assignee, its successors, assigns or other legal representatives, all papers, instruments, documents, and conveyances prepared by Assignee and to perform at Assignee’s expense any other reasonable acts Assignee may require as necessary to vest all of Assignor’s right, title, and interest in and to the Marks to Assignee, its successors, assigns, or other legal representatives.

In the event that after the Effective Date the Assignor or Assignee identifies additional trademarks owned by Assignor or one of its Affiliates which is a CDIP Purchased Asset, the Assignor agrees to execute an additional assignment agreement in a form substantially similar to this Assignment and to transfer any and all rights to such trademarks to the Assignee.

This Assignment may be signed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN TESTIMONY WHEREOF, the Assignor and Assignee have caused this Assignment of Intellectual Property to be signed and executed by the undersigned officers thereunto duly authorized this      day of             , 2008.

“ASSIGNOR”

CERTIFIED DIABETIC SERVICES, INC.

By:
Lowell M. Fisher, Jr.,
Chief Executive Officer

“ASSIGNEE”

MEDICAL SOLUTIONS MANAGEMENT INC.

By:
Marshall Sterman,
Chairman of the Board of Directors

STATE OF	)
) ss.:
COUNTY OF	)

On this      day of              2008, there appeared before me, Lowell M. Fisher, Jr., personally known to me who acknowledged that he is the Chief Executive Officer of Certified Diabetic Services, Inc., and that he signed the foregoing Assignment as his voluntary act and deed on behalf of, and with full authority of Certified Diabetic Services, Inc.

Notary Public

STATE OF	)
) ss.:
COUNTY OF	)

On this      day of              2008, there appeared before me, Marshall Sterman, personally known to me who acknowledged that he is the Chairman of the Board of Directors of Medical Solutions Management Inc., and that he signed the foregoing Assignment as his voluntary act and deed on behalf of, and with full authority of Medical Solutions Management Inc.

Notary Public

SCHEDULE A

to the

INTELLECTUAL PROPERTY ASSIGNMENT

U.S. TRADEMARK REGISTRATIONS AND APPLICATIONS

Trademarks

Trademark (1)	Registration No./Application No.	Registration Date/Application Date

SCHEDULE B

to the

INTELLECTUAL PROPERTY ASSIGNMENT

FOREIGN TRADEMARK REGISTRATIONS AND APPLICATIONS

SCHEDULE C

to the

INTELLECTUAL PROPERTY ASSIGNMENT

COMMON LAW TRADEMARKS, SERVICE MARKS AND TRADE NAMES

EXHIBIT 4.1

FORM OF SECOND AMENDED AND RESTATED ARTICLES OF

INCORPORATION

OF

MEDICAL SOLUTIONS MANAGEMENT INC.

Pursuant to the provisions of the Nevada Revised Statutes, Chapter 78 (Section 78.010 et. seq.) (the “Act”), the Amended and Restated Articles of Incorporation of Medical Solutions Management Inc., a Nevada corporation (the “Corporation”), are hereby amended and restated to read in their entirety as follows (as amended and restated hereby, hereinafter the “Articles of Incorporation”):

ARTICLE I

The name of the corporation is Medical Solutions Management Inc.

ARTICLE II

The Corporation is organized to engage in any lawful acts, activities and pursuits for which a corporation may be organized under the Act.

ARTICLE III

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,200,000,000, of which 25,000,000 shares shall be shares of Preferred Stock (hereinafter referred to as the “Preferred Stock”), par value of $0.0001 per share, and 2,175,000,000 shares shall be shares of common stock (hereinafter referred to as the “Common Stock”), par value $0.0001 per share.

The preferences, limitations and relative rights of each class of shares (to the extent established hereby), and the express grant of authority to the Board of Directors to amend these Articles of Incorporation to divide the Preferred Stock into series, to establish and modify the preferences, limitations and relative rights of each share of Preferred Stock, and to otherwise impact the capitalization of the Corporation, subject to certain limitations and procedures and as permitted by the Act, are as follows:

A. Common Stock.

(1) Voting Rights. Except as otherwise expressly provided by law or in this Article III and subject to the provisions of Section F(3)b of this Article III, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the stockholders of the Corporation.

(2) Liquidation Rights. Subject to any prior, participating or superior rights on liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

(3) Dividends. Dividends may be paid on the outstanding shares of Common Stock, as and when declared by the Board of Directors, out of funds legally available therefor; provided, however, that no dividends shall be made with respect to the Common Stock until any preferred dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

(4) Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.

(5) No Preemptive Rights. Unless otherwise provided in resolutions of the Board of Directors providing for the issue of any Common Stock or in these Articles of Incorporation with respect to any series of Preferred Stock, no holder of shares of any class of the Corporation or any security or obligation convertible into, or any warrant, option, or right to purchase, subscribe for, or otherwise acquire, shares of any class of the Corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive right whatsoever to purchase, subscribe for, or otherwise acquire shares of any class of the Corporation, whether now or hereafter authorized.

B. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors without stockholder action. Each series shall be distinctly designated. The powers, preferences and relative, participating, optional and other rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as hereinafter provided, the Board of Directors is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of such series, including but without limiting the generality of the forgoing, the following:

(1) the distinctive designation of, and the number of shares of, Preferred Stock which shall constitute the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(2) the rate and times at which, and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the extent of preferences or relations, if any, of such dividends to the dividends payable on any other class or classes of stock of the Corporation, or on any series of Preferred Stock or of any other class or classes of stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(3) the right, if any, of the holders of shares of the series to convert the same into, or exchange the same for, shares of any other class or classes of stock of the Corporation, or of any series of Preferred Stock or of any other class or classes of stock of the Corporation, and the terms and conditions of such conversion or exchange;

(4) whether shares of the series shall be subject to redemption, and the redemption price or prices including, without limitation, a redemption price or prices payable in shares of the Common Stock and the time or times at which, and the terms and conditions upon which, shares of the series may be redeemed;

(5) the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Corporation;

(6) the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

(7) the voting power, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include the right to more or less than one vote per share of any or all matters voted upon by the stockholders and the right to vote, as a series by itself or together with other series of Preferred Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such conditions as the Board of Directors may determine.

C. Series A Voting Convertible Preferred Stock. Of the shares of Preferred Stock authorized hereunder, there is hereby created a series of Preferred Stock designated “Series A Voting Convertible Preferred Stock” (hereinafter “Series A Preferred Stock”). All Capitalized terms used in this Article III, Section C without definition shall have the respective meanings ascribed to such terms in Article III, Section G. The number of shares constituting such series is Five Million Sixty-Five Thousand Eight Hundred (5,065,800). The Series A Preferred Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

(1) Stated Value. The par value of each issued share of Series A Preferred Stock shall be $.0001 per share, and the stated value of each issued share of Series A Preferred Stock shall be deemed to be One Dollar ($1.00) (the “Series A Stated Value”), subject to increase set forth in Section 2.

(2) Dividends.

a. Dividends on Series A Preferred Stock. The holders of shares of Series A Preferred Stock shall be entitled to receive, and the Corporation shall pay, a cumulative dividend for each such share at a rate per annum equal to six percent (6%) of the Series A Stated Value thereof, payable, beginning on June 30, 2009, semi-annually on June 30 and December 31 and on each Conversion Date (with respect only to Series A Preferred Stock being converted) (each such date, a “Series A Dividend Payment Date”) (if any Series A Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day), by one of the following methods, as selected by the Corporation in its sole discretion: (i) in cash, to the extent funds are legally available therefor in accordance with applicable corporate law; or (ii) in-kind, with shares of Common Stock, which such shares shall be valued solely for such purpose equal to the average VWAP for the five (5) consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Series A Dividend Payment Date. Notwithstanding the foregoing, [A] if there are insufficient shares of Common Stock authorized and available for issuance to pay the dividend, then the Corporation shall make the dividend payment pursuant to Section 2(a)(i) above, and [B] if funds are not legally available for payment of the dividend in accordance with applicable corporate law, then, at the election of such holder, such dividends shall accrue to the next Series A Dividend Payment Date (subject to Section 2(b) below) or shall be accredited to, and increase, the outstanding Series A Stated Value. Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the holders based upon the number of shares of Series A Preferred Stock held by each holder on such Series A Dividend Payment Date.

b. Priority of Payment. Upon the payment of any dividend pursuant to Section 2(a), the holders of shares of Series A Preferred Stock shall rank pari passu with the holders of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. In the event that full dividends are not paid under Section 2(a) to the holders of all outstanding shares of Series A Preferred Stock so entitled to such payment and funds available for payment of dividends shall be insufficient to permit payment in full to the holders of shares of Series A Preferred Stock and any other class or series of stock of the Corporation ranking on parity with the Series A Preferred Stock, including the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed, first, ratably among all holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series A Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled and, second, only after the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series A Preferred Stock have received the full amount of dividends to which they were entitled, ratably among all holders of other Preferred Stock and Common Stock ranking junior to the Series A Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled.

(3) Voting.

a. Voting Rights. Except as otherwise provided herein or as otherwise required by law, each holder of shares of Series A Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series A Preferred Stock, without regard to the limitations set forth in Section 5(f) below, held by such holder in all matters as to which stockholders are required or permitted to vote, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision in these Articles of Incorporation, to vote, together with the holders of Common Stock and with the holders of any other series of Preferred Stock, which by its terms and/or by statute is entitled to vote on all matters to which holders of Common Stock are required or permitted to vote, as a single class, with respect to any question upon which holders of Common Stock have the right to vote. To the extent permitted under applicable corporate law, but subject to Section 3(b) below, the Corporation’s stockholders may take action by the affirmative vote of a majority of all stockholders of this Corporation entitled to vote on an action.

b. Limitations on Corporate Actions. Notwithstanding anything to the contrary in Section 3(a), so long as twenty percent (20%) of the shares of Series A Preferred Stock issued and outstanding on the Original Issue Date remain issued and outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock consenting or voting (as the case may be) as a separate class from the Common Stock, either directly or by amendment, merger, consolidation or otherwise:

(i) amend or otherwise restate its articles of incorporation in any manner that adversely affects the rights of the holders of Series A Preferred Stock;

(ii) alter or change adversely the voting or other powers, preferences, rights, privileges or restrictions of the Series A Preferred Stock contained herein;

(iii) increase the authorized number of shares of Preferred Stock or the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock;

(iv) redeem, purchase or otherwise acquire directly or indirectly any Junior Stock or any shares pari passu with the Series A Preferred Stock;

(v) directly or indirectly pay or declare any dividend or make any distribution in respect of, any Junior Stock, or set aside any monies for the purchase or redemption (through a sinking fund or otherwise) of any Junior Stock or any shares pari passu with the Series A Preferred Stock;

(vi) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to or otherwise pari passu with the Series A Preferred Stock; or

(vii) enter into any agreement with respect to any of the foregoing.

(4) Liquidation, Dissolution or Winding Down.

a. Payments to Holders of Series A Preferred Stock. Upon any Liquidation of the Corporation, the holders of shares of Series A Preferred Stock shall rank pari passu with the holders of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and shall be paid in cash, before any payment shall be paid to the holders of Common Stock, or any other Junior Stock, an amount for each share of Series A Preferred Stock held by such holder equal to the sum of (1) the Series A Stated Value thereof and (2) an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available. If, upon such Liquidation of the Corporation, the assets to be distributed among the holders of shares of Series A Preferred Stock and any class or series of stock ranking on parity with the Series A Preferred Stock, including the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, shall be insufficient to permit payment to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series A Preferred Stock, the full preferential amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series A Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b. Payments to Holders of Junior Stock. After the payment of all preferential amounts required to be paid to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on parity with the Series A Preferred Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Corporation’s articles of incorporation.

(5) Conversion. The holders of Series A Preferred Stock shall have the conversion rights as follows:

a. Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date (subject to the limitations set forth in Section 5(f) below), and without the payment of additional consideration by the holder thereof, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of (i) the Series A Stated Value per share and (ii) all dividends accrued and unpaid on each such share to the date such share is converted, whether or not declared, and all other dividends declared and unpaid on each such share through the date of actual conversion, by (2) the Series A Conversion Price in effect at the time of conversion. The “Series A Conversion Price” shall be $0.0817743417; provided, however, that the Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in for Section 6. Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b. Holders shall effect conversions by providing the Corporation with a Notice of Conversion setting forth the Conversion Date. To effect conversions of shares of Series A Preferred Stock, a holder shall not be required to surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue. Certificates representing the Series A Preferred Stock shall have the following legend:

THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO SECTION 5.B. OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES A VOTING CONVERTIBLE PREFERRED STOCK, THE NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR ASSIGNEE. PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.

c. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

d. Mechanics of Conversion.

(i) Delivery of Certificate Upon Conversion. Not later than the Share Delivery Date, the Corporation shall deliver, or cause to be delivered, to the converting holder, a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those which may then be required by applicable securities laws) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock. The Corporation shall, upon request of such holder, use its reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this section electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Notice of Conversion by written notice to the Corporation, in which event the Corporation shall promptly return to such holder any original Series A Preferred Stock certificate delivered to the Corporation and such holder shall promptly return any Common Stock certificates representing the shares of Series A Preferred Stock tendered for conversion to the Corporation.

(ii) Obligation Absolute; Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Corporation; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such holder. If the Corporation fails to deliver to a holder such certificate or certificates pursuant to this section on the fifth Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series A Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the tenth Trading Day after the Share Delivery Date) for each Trading Day after such fifth Trading Day after the Share Delivery Date until such certificates are delivered.

e. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock and payment of dividends on the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

f. Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series A Preferred Stock, and a holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such holder (together with such holder’s Affiliates, and any other person or entity acting as a group together with such holder or any of such holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. To the extent that the limitation contained in this Section 5(f) applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by such holder together with any Affiliates) and of how many shares of Series A Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of a Notice of Conversion shall be deemed to be such holder’s determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such holder together with any Affiliates) and how many shares of the Series A Preferred Stock are convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, each holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. The Beneficial Ownership Limitation provisions of this section may be waived by such holder, at the election of such holder, upon not less than sixty-one (61) days’ prior notice to the Corporation, to change the Beneficial Ownership Limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Series A Preferred Stock held by the applicable holder and the provisions of this section shall continue to apply. Upon such a change by a holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the Beneficial Ownership Limitation shall not be further waived by such holder. The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred Stock.

(6) Certain Adjustments.

a. Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series A Preferred Stock or the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or any other class or series of stock ranking with respect to dividends on parity with the Series A Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Series A Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b. Subsequent Equity Sales. If, at any time while this Series A Preferred Stock is outstanding, the Corporation or any Subsidiary, as applicable, sells, grants or otherwise issues any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Series A Conversion Price (such lower price, the “Series A Base Conversion Price” and such issuances collectively, a “Series A Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Series A Conversion Price, such issuance shall be deemed to have occurred for less than the Series A Conversion Price on such date of the Series A Dilutive Issuance), then the Series A Conversion Price shall be reduced to equal the Series A Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 6(b) in connection with an Exempt Issuance. The Corporation shall notify the holders in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Series A Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Series A Dilutive Issuance Notice pursuant to this Section 6(b), upon the occurrence of any Series A Dilutive Issuance, the holders are entitled to receive a number of Conversion Shares based upon the Series A Base Conversion Price on or after the date of such Series A Dilutive Issuance, regardless of whether a holder accurately refers to the Series A Base Conversion Price in the Notice of Conversion.

c. Subsequent Rights Offerings. If the Corporation, at any time while Series A Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the holders of Series A Preferred Stock) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the VWAP as of the record date described in the following sentence, then the Series A Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

d. Pro Rata Distributions. If the Corporation, at any time while Series A Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the holders of Series A Preferred Stock) evidences of its indebtedness or assets (including cash and cash dividends) (other than stock dividends, which shall be subject to Section 6(a) and the dividends due pursuant to Section 1 hereof), then, in each such case, the Series A Conversion Price shall be adjusted by multiplying such Series A Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e. Fundamental Transaction. If, at any time while this Series A Preferred Stock is outstanding the Corporation effects a Fundamental Transaction and a redemption of the Series A Preferred Stock, as contemplated by Section 7 is not effected, then, upon any subsequent conversion of this Series A Preferred Stock, the holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the Alternate Consideration. For purposes of any such conversion, the determination of the Series A Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Series A Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall amend and restate its articles of incorporation or amend its articles of incorporation by filing an appropriate certificate of designation with the same terms and conditions and issue to the holders new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6(e) and ensuring that this Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

f. Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g. Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Series A Conversion Price is adjusted pursuant to any provision of this Section 6, the Corporation shall promptly mail to each holder a notice setting forth the conversion price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the Liquidation of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series A Preferred Stock, and shall cause to be delivered to each holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The holder is entitled to convert the Series A Preferred Stock (or any part hereof) during the ten (10) day period commencing on the date of such notice through the effective date of the event triggering such notice.

(7) Redemption Upon Triggering Events. At any time after the occurrence of a Triggering Event, but within thirty (30) days after the receipt by the Corporation of a written request from the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class, that all or some of such stockholders’ shares be redeemed, and concurrently with the surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may legally do so, redeem the shares of Series A Preferred Stock specified in such request by paying such holder in cash, a sum equal to the Series A Stated Value, plus all accrued and unpaid dividends (the “Series A Triggering Redemption Amount). For any redemption effected pursuant to this Section 7, the holders of Series A Preferred Stock shall rank pari passu with the holders of Series C Preferred Stock and Series D Preferred Stock. If the Corporation does not have sufficient funds legally available to satisfy the Series A Triggering Redemption Amount and of any other class or series of stock to be redeemed upon the occurrence of a Triggering Event, including the Series C Preferred Stock and Series D Preferred Stock, the Corporation shall redeem a pro-rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as practicable after the Corporation has funds legally available therefor. If the Corporation fails to pay in full the Series A Triggering Redemption Amount hereunder on the date such amount is due in accordance with this section, the Corporation will pay interest thereon at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Series A Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this section, a share of Series A Preferred Stock is outstanding until such date as the applicable holder has been paid the Series A Triggering Redemption Amount in cash.

D. Series B Voting Convertible Preferred Stock. Of the shares of Preferred Stock authorized hereunder, there is hereby created a series of Preferred Stock designated “Series B Voting Convertible Preferred Stock” (hereinafter “Series B Preferred Stock”). All Capitalized terms used in this Article III, Section D without definition shall have the respective meanings ascribed to such terms in Article III, Section G. The number of shares constituting such series is Four Hundred Sixty-Six Thousand (466,000). The Series B Preferred Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

(1) Stated Value. The par value of each issued share of Series B Preferred Stock shall be $.0001 per share, and the stated value of each issued share of Series B Preferred Stock shall be deemed to be One Dollar ($1.00) (the “Series B Stated Value”), subject to increase set forth in Section 2.

(2) Dividends.

a. Dividends on Series B Preferred Stock. The holders of shares of Series B Preferred Stock shall be entitled to receive, and the Corporation shall pay, a cumulative dividend for each such share at a rate per annum equal to eight percent (8%) of the Series B Stated Value thereof, payable, beginning on June 30, 2009, semi-annually on June 30 and December 31 and on each Conversion Date (with respect only to Series B Preferred Stock being converted) (each such date, a “Series B Dividend Payment Date”) (if any Series B Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day), by one of the following methods, as selected by the Corporation in its sole discretion: (i) in cash, to the extent funds are legally available therefor in accordance with applicable corporate law; or (ii) in-kind, with shares of Common Stock, which such shares shall be valued solely for such purpose equal to the average VWAP for the five (5) consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Series B Dividend Payment Date. Notwithstanding the foregoing, [A] if there are insufficient shares of Common Stock authorized and available for issuance to pay the dividend, then the Corporation shall make the dividend payment pursuant to Section 2(a)(i) above, and [B] if funds are not legally available for payment of the dividend in accordance with applicable corporate law, then, at the election of such holder, such dividends shall accrue to the next Series B Dividend Payment Date (subject to Section 2(b) below) or shall be accredited to, and increase, the outstanding Series B Stated Value. Dividends on the Series B Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the holders based upon the number of shares of Series B Preferred Stock held by each holder on such Series B Dividend Payment Date.

b. Priority of Payment. Upon the payment of any dividend pursuant to Section 2(a), the holders of shares of Series B Preferred Stock shall rank pari passu with the holders of shares of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. In the event that full dividends are not paid under Section 2(a) to the holders of all outstanding shares of Series B Preferred Stock so entitled to such payment and funds available for payment of dividends shall be insufficient to permit payment in full to the holders of shares of Series B Preferred Stock and any other class or series of stock of the Corporation ranking on parity with the Series B Preferred Stock, including the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed, first, ratably among all holders of Series B Preferred Stock, Series A Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series B Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled and, second, only after the holders of Series B Preferred Stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series B Preferred Stock have received the full amount of dividends to which they were entitled, ratably among all holders of other Preferred Stock and Common Stock ranking junior to the Series B Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled.

(3) Voting.

a. Voting Rights. Except as otherwise provided herein or as otherwise required by law, each holder of the shares of Series B Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series B Preferred Stock held by such holder in all matters as to which stockholders are required or permitted to vote, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision in these Articles of Incorporation, to vote, together with the holders of Common Stock and with the holders of any other series of Preferred Stock, which by its terms and/or by statute is entitled to vote on all matters to which holders of Common Stock are required or permitted to vote, as a single class, with respect to any question upon which holders of Common Stock have the right to vote. To the extent permitted under applicable corporate law, but subject to Section 3(b) below, the Corporation’s stockholders may take action by the affirmative vote of a majority of all stockholders of this Corporation entitled to vote on an action.

b. Limitations on Corporate Actions. Notwithstanding anything to the contrary in Section 3(a) above, so long as at least twenty percent (20%) of the shares of Series B Preferred Stock issued and outstanding on the Original Issue Date remain issued and outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock consenting or voting (as the case may be) as a separate class from the Common Stock, either directly or by amendment, merger, consolidation or otherwise:

(i) amend or otherwise restate its articles of incorporation in any manner that adversely affects the rights of the holders of Series B Preferred Stock; or

(ii) alter or change adversely the voting or other powers, preferences, rights, privileges or restrictions of the Series B Preferred Stock contained herein.

(4) Liquidation, Dissolution or Winding-Down.

a. Payments to Holders of Series B Preferred Stock. Upon any Liquidation of the Corporation, the holders of the shares of Series B Preferred Stock shall rank pari passu with the holders of the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and shall be paid in cash, before any payment shall be paid to the holders of Common Stock, or any other Junior Stock, an amount for each share of Series B Preferred Stock held by such holder equal to the sum of (1) the Series B Stated Value thereof and (2) an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available. If, upon such Liquidation of the Corporation, the assets to be distributed among the holders of shares of Series B Preferred Stock and any class or series of stock ranking on parity with the Series B Preferred Stock, including the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, shall be insufficient to permit payment to the holders of the Series B Preferred Stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series B Preferred Stock, the full preferential amount to which they shall be entitled, the holders of shares of Series B Preferred Stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b. Payments to Holders of Junior Stock. After the payment of all preferential amounts required to be paid to the holders of the Series B Preferred Stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on parity with the Series B Preferred Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Corporation’s articles of incorporation.

(5) Conversion. The holders of Series B Preferred Stock shall have the conversion rights as follows:

a. Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date, and without the payment of additional consideration by the holder thereof, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of (i) the Series B Stated Value per share and (ii) all dividends accrued and unpaid on each such share to the date such share is converted, whether or not declared, and all other dividends declared and unpaid on each such share through the date of actual conversion, by (2) the Series B Conversion Price in effect at the time of conversion. The “Series B Conversion Price” shall be $0.252148; provided, however, that the Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 6. Shares of Series B Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b. Holders shall effect conversions by providing the Corporation with a Notice of Conversion setting forth the Conversion Date. To effect conversions of shares of Series B Preferred Stock, a holder shall not be required to surrender the certificate(s) representing such shares of Series B Preferred Stock to the Corporation unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series B Preferred Stock promptly following the Conversion Date at issue. Certificates representing the Series B Preferred Stock shall have the following legend:

THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO SECTION 5.B. OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES B VOTING CONVERTIBLE PREFERRED STOCK, THE NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR

ASSIGNEE. PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.

c. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

d. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock and payment of dividends on the Series B Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series B Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series B Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(6) Certain Adjustments.

a. Stock Dividends and Stock Splits. If the Corporation, at any time while this Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series B Preferred Stock or the Series A Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or any other class or series of stock ranking with respect to dividends on parity with the Series B Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Series B Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b. Fundamental Transaction. If, at any time while this Series B Preferred Stock is outstanding the Corporation effects a Fundamental Transaction, then, upon any subsequent conversion of this Series B Preferred Stock, the holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the Alternate Consideration. For purposes of any such conversion, the determination of the Series B Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Series B Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall amend and restate its articles of incorporation or amend its articles of incorporation by filing an appropriate certificate of designation with the same terms and conditions and issue to the holders new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6(b) and ensuring that this Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

E. Series C Voting Convertible Preferred Stock. Of the shares of Preferred Stock authorized hereunder, there is hereby created a series of Preferred Stock designated “Series C Voting Convertible Preferred Stock” (hereinafter “Series C Preferred Stock”). All Capitalized terms used in this Article III, Section E without definition shall have the respective meanings ascribed to such terms in Article III, Section G. The number of shares constituting such series is Thirteen Million Nine Hundred Fifty Thousand (13,950,000). The Series C Preferred Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

(1) Stated Value. The par value of each issued share of Series C Preferred Stock shall be $.0001 per share, and the stated value of each issued share of Series C Preferred Stock shall be deemed to be One Dollar ($1.00) (the “Series C Stated Value”), subject to increase set forth in Section 2.

(2) Dividends.

a. Dividends on Series C Preferred Stock. The holders of shares of Series C Preferred Stock shall be entitled to receive, and the Corporation shall pay, a cumulative dividend for each such share at a rate per annum equal to ten percent (10%) of the Series C Stated Value, payable, beginning on June 30, 2009, semi-annually on June 30 and December 31 and on each Conversion Date (with respect only to Series C Preferred Stock being converted) (each such date, a “Series C Dividend Payment Date”) (if any Series C Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day), by one of the following methods, as selected by the Corporation in its sole discretion: (i) in cash, to the extent funds are legally available therefor in accordance with applicable corporate law; or (ii) in-kind, with shares of Common Stock, which such shares shall be valued solely for such purpose at a ten percent (10%) discount to average VWAP for the 5 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Series C Dividend Payment Date. Notwithstanding the foregoing, [A] if there are insufficient shares of Common Stock authorized and available for issuance to pay the dividend, then the Corporation shall make the dividend payment pursuant to Section 2(a)(i) above, and [B] if funds are not legally available for payment of the dividend in accordance with applicable corporate law, then, at the election of such holder, such dividends shall accrue to the next Series C Dividend Payment Date (subject to Section 2(b) below) or shall be accredited to, and increase, the outstanding Series C Stated Value. Dividends on the Series C Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the holders based upon the number of shares of Series C Preferred Stock held by each holder on such Series C Dividend Payment Date.

b. Priority of Payment. Upon the payment of any dividend pursuant to Section 2(a), the holders of shares of Series C Preferred Stock shall rank pari passu with the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock. In the event that full dividends are not paid under Section 2(a) to the holders of all outstanding shares of Series C Preferred Stock so entitled to such payment and funds available for payment of dividends shall be insufficient to permit payment in full to the holders of shares of Series C Preferred Stock and any other class or series of stock of the Corporation ranking on parity with the Series C Preferred Stock, including the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed, first, ratably among all holders of Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series C Preferred Stock, in proportion to the full amount to which they would otherwise be respectively entitled and, second, only after the holders of Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series C Preferred Stock have received the full amount of dividends to which they were entitled, ratably among all holders of other Preferred Stock and Common Stock ranking junior to the Series C Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled.

(3) Voting.

a. Voting Rights. Except as otherwise provided herein or as otherwise required by law, each holder of the shares of Series C Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series C Preferred Stock, without regard to the limitations set forth in Section 5(f) below, held by such holder in all matters as to which stockholders are required or permitted to vote, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision in these Articles of Incorporation, to vote, together with the holders of Common Stock and with the holders of any other series of Preferred Stock, which by its terms and/or by statute is entitled to vote on all matters to which holders of Common Stock are required or permitted to vote, as a single class, with respect to any question upon which holders of Common Stock have the right to vote. To the extent permitted under applicable corporate law, but subject to Section 3(b) below, the Corporation’s stockholders may take action by the affirmative vote of a majority of all stockholders of this Corporation entitled to vote on an action.

b. Limitations on Corporate Actions. Notwithstanding anything to the contrary in Section 3(a) above, so long as at least twenty percent (20%) of the shares of Series C Preferred Stock issued and outstanding on the Original Issue Date remain issued and outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then-outstanding shares of Series C Preferred Stock consenting or voting (as the case may be) as a separate class from the Common Stock, either directly or by amendment, merger, consolidation or otherwise:

(i) amend or otherwise restate its articles of incorporation in any manner that adversely affects the rights of the holders of Series C Preferred Stock;

(ii) alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of the Series C Preferred Stock contained herein;

(iii) increase the authorized number of shares of Preferred Stock or the Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock;

(iv) redeem, purchase or otherwise acquire directly or indirectly any Junior Stock or any shares pari passu with the Series C Preferred Stock;

(v) directly or indirectly pay or declare any dividend or make any distribution in respect of, any Junior Stock, or set aside any monies for the purchase or redemption (through a sinking fund or otherwise) of any Junior Stock or any shares pari passu with the Series C Preferred Stock;

(vi) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to or otherwise pari passu with the Series C Preferred Stock; or

(vii) enter into any agreement with respect to any of the foregoing.

(4) Liquidation, Dissolution or Winding-Down.

a. Payments to Holders of Series C Preferred Stock. Upon any Liquidation of the Corporation, the holders of the shares of Series C Preferred Stock shall rank pari passu with the holders of the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and shall be paid in cash, before any payment shall be paid to the holders of Common Stock, or any other Junior Stock, an amount for each share of Series C Preferred Stock held by such holder equal to the sum of (1) the Series C Stated Value thereof and (2) an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available. If, upon such Liquidation of the Corporation, the assets to be distributed among the holders of shares of Series C Preferred Stock and any class or series of stock ranking on parity with the Series C Preferred Stock, including the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, shall be insufficient to permit payment to the holders of Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series C Preferred Stock, the full preferential amount to which they shall be entitled, the holders of shares of Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series C Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b. Payments to Holders of Junior Stock. After the payment of all preferential amounts required to be paid to the holders of the Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on parity with the Series C Preferred Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Corporation’s articles of incorporation.

(5) Conversion. The holders of Series C Preferred Stock shall have the conversion rights as follows:

a. Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date (subject to the limitations set forth in Section 5(f) below), and without the payment of additional consideration by the holder thereof, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of (i) the Series C Stated Value per share and (ii) all dividends accrued and unpaid on each such share to the date such share is converted, whether or not declared, and all other dividends declared and unpaid on each such share through the date of actual conversion, by (2) the Series C Conversion Price in effect at the time of conversion. The “Series C Conversion Price” shall be $0.04210818; provided, however, that the Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 6 below. Shares of Series C Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b. Holders shall effect conversions by providing the Corporation with a Notice of Conversion setting forth the Conversion Date. To effect conversions of shares of Series C Preferred Stock, a holder shall not be required to surrender the certificate(s) representing such shares of Series C Preferred Stock to the Corporation unless all of the shares of Series C Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series C Preferred Stock promptly following the Conversion Date at issue. Certificates representing the Series C Preferred Stock shall have the following legend:

THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO SECTION 5.B. OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES C VOTING CONVERTIBLE PREFERRED STOCK, THE NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR ASSIGNEE. PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.

c. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

d. Mechanics of Conversion.

(i) Delivery of Certificate Upon Conversion. Not later than the Share Delivery Date, the Corporation shall deliver, or cause to be delivered, to the converting holder a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those which may then be required by applicable securities laws) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series C Preferred Stock. The Corporation shall, upon request of such holder, use its reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this section electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion Notice by written notice to the Corporation, in which event the Corporation shall promptly return to such holder any original Series C Preferred Stock certificate delivered to the Corporation and such holder shall promptly return any Common Stock certificates representing the shares of Series C Preferred Stock tendered for conversion to the Corporation.

(ii) Obligation Absolute; Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series C Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Corporation; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such holder. If the Corporation fails to deliver to a holder such certificate or certificates pursuant to this section on the fifth Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series C Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the tenth Trading Day after the Share Delivery Date) for each Trading Day after such fifth Trading Day after the Share Delivery Date until such certificates are delivered.

e. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock and payment of dividends on the Series C Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series C Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series C Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

f. Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series C Preferred Stock, and a holder shall not have the right to convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such holder (together with such holder’s Affiliates, and any other person or entity acting as a group together with such holder or any of such holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. To the extent that the limitation contained in this section applies, the determination of whether the Series C Preferred Stock is convertible (in relation to other securities owned by such holder together with any Affiliates) and of how many shares of Series C Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of a Notice of Conversion shall be deemed to be such holder’s determination of whether the shares of Series C Preferred Stock may be converted (in relation to other securities owned by such holder together with any Affiliates) and how many shares of the Series C Preferred Stock are convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, each holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. The Beneficial Ownership Limitation provisions of this section may be waived by such holder, at the election of such holder, upon not less than sixty-one (61) days’ prior notice to the Corporation, to change the Beneficial Ownership Limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Series C Preferred Stock held by the applicable holder and the provisions of this section shall continue to apply. Upon such a change by a holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the Beneficial

Ownership Limitation shall not be further waived by such holder. The limitations contained in this paragraph shall apply to a successor holder of Series C Preferred Stock.

(6) Certain Adjustments.

a. Stock Dividends and Stock Splits. If the Corporation, at any time while this Series C Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series C Preferred Stock or the Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock or any other class or series of stock ranking with respect to dividends on parity with the Series C Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Series C Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b. Subsequent Equity Sales. If, at any time while this Series C Preferred Stock is outstanding, the Corporation or any Subsidiary, as applicable, sells, grants or otherwise issues any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Series C Conversion Price (such lower price, the “Series C Base Conversion Price” and such issuances collectively, a “Series C Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Series C Conversion Price, such issuance shall be deemed to have occurred for less than the conversion price on such date of the Series C Dilutive Issuance), then the Series C Conversion Price shall be reduced to equal the Series C Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 6(b) in connection with an Exempt Issuance. The Corporation shall notify the holders in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Series C Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Series C Dilutive Issuance Notice pursuant to this Section 6(b), upon the occurrence of any Series C Dilutive Issuance, the holders are entitled to receive a number of Conversion Shares based upon the Series C Base Conversion Price on or after the date of such Series C Dilutive Issuance, regardless of whether a holder accurately refers to the Series C Base Conversion Price in the Notice of Conversion.

c. Subsequent Rights Offerings. If the Corporation, at any time while Series C Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the holders of Series C Preferred Stock) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the VWAP as of the record date described in the following sentence, then the Series C Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

d. Pro Rata Distributions. If the Corporation, at any time while this Series C Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the holders of Series C Preferred Stock) evidences of its indebtedness or assets (including cash and cash dividends) (other than stock dividends, which shall be subject to Section 6(a) and the dividends due pursuant to Section 1 hereof), then, in each such case, the Series C Conversion Price shall be adjusted by multiplying such conversion price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e. Fundamental Transaction. If, at any time while this Series C Preferred Stock is outstanding the Corporation effects a Fundamental Transaction and a redemption of the Series C Preferred Stock, as contemplated by Section 7 is not effected, then, upon any subsequent conversion of this Series C Preferred Stock, the holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the Alternate Consideration. For purposes of any such conversion, the determination of the Series C Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Series C Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series C Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall amend and restate its articles of incorporation or amend its articles of incorporation by filing an appropriate certificate of designation with the same terms and conditions and issue to the holders new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6(e) and ensuring that this Series C Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

f. Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g. Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Series C Conversion Price is adjusted pursuant to any provision of this Section 6, the Corporation shall promptly mail to each holder a notice setting forth the conversion price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the Liquidation of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series C Preferred Stock, and shall cause to be delivered to each holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The holder is entitled to convert the Series C Preferred Stock (or any part hereof) during the ten (10) day period commencing on the date of such notice through the effective date of the event triggering such notice.

(7) Redemption Upon Triggering Events. At any time after the occurrence of a Triggering Event, but within thirty (30) days after the receipt by the Corporation of a written request from the holders of not less than a majority of the then outstanding shares of Series C Preferred Stock, Series A Preferred Stock and Series D Preferred Stock, voting together as a single class, that all or some of such stockholders’ shares be redeemed, and concurrently with the surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may legally do so, redeem the shares of Series C Preferred Stock specified in such request by paying such holder in cash, a sum equal to the Series C Stated Value, plus all accrued and unpaid dividends (the “Series C Triggering Redemption Amount). For any redemption effected pursuant to this Section 7, the holders of Series C Preferred Stock shall rank pari passu with the holders of Series A Preferred Stock and Series D Preferred Stock. If the Corporation does not have sufficient funds legally available to satisfy the Series C Triggering Redemption Amount and of any other class or series of stock to be redeemed upon the occurrence of a Triggering Event, including the Series A Preferred Stock and Series D Preferred Stock, the Corporation shall redeem a pro-rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If the Corporation fails to pay in full the Series C Triggering Redemption Amount hereunder on the date such amount is due in accordance with this section, the Corporation will pay interest thereon at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Series C Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this section, a share of Series C Preferred Stock is outstanding until such date as the applicable holder has been paid the Series C Triggering Redemption Amount in cash.

F. Series D Voting Convertible Preferred Stock. Of the shares of Preferred Stock authorized hereunder, there is hereby created a series of Preferred Stock designated “Series D Voting Convertible Preferred Stock” (hereinafter “Series D Preferred Stock”). All Capitalized terms used in this Article III, Section F without definition shall have the respective meanings ascribed to such terms in Article III, Section G. The number of shares constituting such series is Seven Hundred Ninety-Eight Thousand Nine Hundred Six (798,906). The Series D Preferred Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

(1) Stated Value. The par value of each issued share of Series D Preferred Stock shall be $.0001 per share, and the stated value of each issued share of Series D Preferred Stock shall be deemed to be Ten Dollars ($10.00) (the “Series D Stated Value”), subject to increase set forth in Section 2.

(2) Dividends.

a. Dividends on Series D Preferred Stock. The holders of shares of Series D Preferred Stock shall be entitled to receive, and the Corporation shall pay, a cumulative dividend for each such share at a rate per annum equal to ten percent (10%) of the Series D Stated Value, payable, beginning on June 30, 2009, semi-annually on June 30 and December 31 and on each Conversion Date (with respect only to Series D Preferred Stock being converted) (each such date, a “Series D Dividend Payment Date”) (if any Series D Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day), by one of the following methods, as selected by the Corporation in its sole discretion: (i) in cash, to the extent funds are legally available therefor in accordance with applicable corporate law; or (ii) in-kind, with shares of Common Stock, which such shares shall be valued solely for such purpose at a ten percent (10%) discount to average VWAP for the 5 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Series D Dividend Payment Date. Notwithstanding the foregoing, [A] if there are insufficient shares of Common Stock authorized and available for issuance to pay the dividend, then the Corporation shall make the dividend payment pursuant to Section 2(a)(i) above, and [B] if funds are not legally available for payment of the dividend in accordance with applicable corporate law, then, at the election of such holder, such dividends shall accrue to the next Series D Dividend Payment Date (subject to Section 2(b) below) or shall be accredited to, and increase, the outstanding Series D Stated Value. Dividends on the Series D Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the holders based upon the number of shares of Series D Preferred Stock held by each holder on such Series D Dividend Payment Date.

b. Priority of Payment. Upon the payment of any dividend pursuant to Section 2(a), the holders of shares of Series D Preferred Stock shall rank pari passu with the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. In the event that full dividends are not paid under Section 2(a) to the holders of all outstanding shares of Series D Preferred Stock so entitled to such payment and funds available for payment of dividends shall be insufficient to permit payment in full to the holders of shares of Series D Preferred Stock and any other class or series of stock of the Corporation ranking on parity with the Series D Preferred Stock, including the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed, first, ratably among all holders of Series D Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series D Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled and, second, only after the holders of Series D Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series D Preferred Stock have received the full amount of dividends to which they were entitled, ratably among all holders of other Preferred Stock and Common Stock ranking junior to the Series D Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled.

(3) Voting.

a. Voting Rights. Except as otherwise provided herein or as otherwise required by law, each holder of the shares of Series D Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series D Preferred Stock, without regard to the limitations set forth in Section 5(f) below, held by such holder in all matters as to which stockholders are required or permitted to vote, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision in these Articles of Incorporation, to vote, together with the holders of Common Stock and with the holders of any other series of Preferred Stock, which by its terms and/or by statute is entitled to vote on all matters to which holders of Common Stock are required or permitted to vote, as a single class, with respect to any question upon which holders of Common Stock have the right to vote. To the extent permitted under applicable corporate law, but subject to Section 3(c) below, the Corporation’s stockholders may take action by the affirmative vote of a majority of all stockholders of this Corporation entitled to vote on an action.

b. So long as fifty percent (50%) of the shares of Series D Preferred Stock issued and outstanding on the Original Issue Date remain issued and outstanding, the holders of record of the shares of Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect four (4) directors of the Corporation (the “Series D Directors”) by affirmative vote of the holders of a majority of the then-outstanding shares of the Series D Preferred Stock consenting or voting (as the case may be), given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. Any director elected pursuant to this Section 3(b) may be removed without cause by, and only by, affirmative vote of the holders of a majority of the then-outstanding shares of the Series D Preferred Stock consenting or voting (as the case may be) as a separate class from the Common Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock), exclusively and voting together as a single class, shall, subject to any other rights of any additional series of Preferred Stock that may be established from time to time, be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3(b).

c. Limitations on Corporate Actions. Notwithstanding anything to the contrary in Section 3(a) above, so long as at least twenty percent (20%) of the shares of Series D Preferred Stock issued and outstanding on the Original Issue Date remain issued and outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock consenting or voting (as the case may be) as a separate class from the Common Stock, either directly or by amendment, merger, consolidation or otherwise:

(i) amend or otherwise restate its articles of incorporation in any manner that adversely affects the rights of the holders of Series D Preferred Stock;

(ii) alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of the Series D Preferred Stock contained herein;

(iii) increase the authorized number of shares of Preferred Stock or the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

(iv) redeem, purchase or otherwise acquire directly or indirectly any Junior Stock or any shares pari passu with the Series D Preferred Stock;

(v) directly or indirectly pay or declare any dividend or make any distribution in respect of, any Junior Stock, or set aside any monies for the purchase or redemption (through a sinking fund or otherwise) of any Junior Stock or any shares pari passu with the Series D Preferred Stock;

(vi) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to or otherwise pari passu with the Series D Preferred Stock; or

(vii) enter into any agreement with respect to any of the foregoing.

(4) Liquidation, Dissolution or Winding-Down.

a. Payments to Holders of Series D Preferred Stock. Upon any Liquidation of the Corporation, the holders of the shares of Series D Preferred Stock shall rank pari passu with the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and shall be paid in cash, before any payment shall be paid to the holders of Common Stock, or any other Junior Stock, an amount for each share of Series D Preferred Stock held by such holder equal to the sum of (1) the Series D Stated Value thereof and (2) an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available. If, upon such Liquidation of the Corporation, the assets to be distributed among the holders of shares of Series D Preferred Stock and any class or series of stock ranking on parity with the Series D Preferred Stock, including the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, shall be insufficient to permit payment to the holders of Series D Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series D

Preferred Stock, the full preferential amount to which they shall be entitled, the holders of shares of Series D Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series D Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b. Payments to Holders of Junior Stock. After the payment of all preferential amounts required to be paid to the holders of the Series D Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on parity with the Series D Preferred Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Corporation’s articles of incorporation.

(5) Conversion. The holders of Series D Preferred Stock shall have the conversion rights as follows:

a. Right to Convert. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date (subject to the limitations set forth in Section 5(f) below), and without the payment of additional consideration by the holder thereof, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of (i) the Series D Stated Value per share and (ii) all dividends accrued and unpaid on each such share to the date such share is converted, whether or not declared, and all other dividends declared and unpaid on each such share through the date of actual conversion, by (2) the Series D Conversion Price in effect at the time of conversion. The “Series D Conversion Price” shall be ten cents ($0.10); provided, however, that the Series D Conversion Price, and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 6 below. Shares of Series D Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b. Holders shall effect conversions by providing the Corporation with a Notice of Conversion setting forth the Conversion Date. To effect conversions of shares of Series D Preferred Stock, a holder shall not be required to surrender the certificate(s) representing such shares of Series D Preferred Stock to the Corporation unless all of the shares of Series D Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series D Preferred Stock promptly following the Conversion Date at issue. Certificates representing the Series D Preferred Stock shall have the following legend:

THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO SECTION 5.B. OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES D VOTING CONVERTIBLE PREFERRED STOCK, THE NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR ASSIGNEE. PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.

c. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

d. Mechanics of Conversion.

(i) Delivery of Certificate Upon Conversion. Not later than the Share Delivery Date, the Corporation shall deliver, or cause to be delivered, to the converting holder a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those which may then be required by applicable securities laws) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series D Preferred Stock. The Corporation shall, upon request of such holder, use its reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this section electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion Notice by written notice to the Corporation, in which event the Corporation shall promptly return to such holder any original Series D Preferred Stock certificate delivered to the Corporation and such holder shall promptly return any Common Stock certificates representing the shares of Series D Preferred Stock tendered for conversion to the Corporation.

(ii) Obligation Absolute; Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series D Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Corporation; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such holder. If the Corporation fails to deliver to a holder such certificate or certificates pursuant to this section on the fifth Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series D Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the tenth Trading Day after the Share Delivery Date) for each Trading Day after such fifth Trading Day after the Share Delivery Date until such certificates are delivered.

e. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock and payment of dividends on the Series D Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series D Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series D Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

f. Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series D Preferred Stock, and a holder shall not have the right to convert any portion of the Series D Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such holder (together with such holder’s Affiliates, and any other person or entity acting as a group together with such holder or any of such holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. To the extent that the limitation contained in this section applies, the determination of whether the Series D Preferred Stock is convertible (in relation to other securities owned by such holder together with any Affiliates) and of how many shares of Series D Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of a Notice of Conversion shall be deemed to be such holder’s determination of whether the shares of Series D Preferred Stock may be converted (in relation to other securities owned by such holder together with any Affiliates) and how many shares of the Series D Preferred Stock are convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, each holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. The Beneficial Ownership Limitation provisions of this section may be waived by such holder, at the election of such holder, upon not less than sixty-one (61) days’ prior notice to the Corporation, to change the Beneficial Ownership Limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Series D Preferred Stock held by the applicable holder and the provisions of this section shall continue to apply. Upon such a change by a holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the Beneficial Ownership Limitation shall not be further waived by such holder. The limitations contained in this paragraph shall apply to a successor holder of Series D Preferred Stock.

(6) Certain Adjustments.

a. Stock Dividends and Stock Splits. If the Corporation, at any time while this Series D Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series D Preferred Stock or the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock or any other class or series of stock ranking with respect to dividends on parity with the Series D Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Series D Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b. Subsequent Equity Sales. If, at any time while this Series D Preferred Stock is outstanding, the Corporation or any Subsidiary, as applicable, sells, grants or otherwise issues any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Series D Conversion Price (such lower price, the “Series D Base Conversion Price” and such issuances collectively, a “Series D Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Series D Conversion Price, such issuance shall be deemed to have occurred for less than the conversion price on such date of the Series D Dilutive Issuance), then the Series D Conversion Price shall be reduced to equal the Series D Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 6(b) in connection with an Exempt Issuance. The Corporation shall notify the holders in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Series D Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Series D Dilutive Issuance Notice pursuant to this Section 6(b), upon the occurrence of any Series D Dilutive Issuance, the holders are entitled to receive a number of Conversion Shares based upon the Series D Base Conversion Price on or after the date of such Series D Dilutive Issuance, regardless of whether a holder accurately refers to the Series D Base Conversion Price in the Notice of Conversion.

c. Subsequent Rights Offerings. If the Corporation, at any time while Series D Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the holders of Series D Preferred Stock) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the VWAP as of the record date described in the following sentence, then the Series D Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

d. Pro Rata Distributions. If the Corporation, at any time while this Series D Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the holders of Series D Preferred Stock) evidences of its indebtedness or assets (including cash and cash dividends) (other than stock dividends, which shall be subject to Section 6(a) and the dividends due pursuant to Section 1 hereof), then, in each such case, the conversion price shall be adjusted by multiplying such conversion price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e. Fundamental Transaction. If, at any time while this Series D Preferred Stock is outstanding the Corporation effects a Fundamental Transaction and a redemption of the Series D Preferred Stock, as contemplated by Section 7 is not effected, then, upon any subsequent conversion of this Series D Preferred Stock, the holders shall have the right to receive, for each of the Conversion Shares that would have been issuable upon such conversion immediately prior to the occurrence of such

Fundamental Transaction, the Alternate Consideration. For purposes of any such conversion, the determination of the Series D Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Series D Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series D Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file amend and restate its articles of incorporation or amend its articles of incorporation by filing an appropriate certificate of designation with the same terms and conditions and issue to the holders new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6(e) and insuring that this Series D Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

f. Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g. Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Series D Conversion Price is adjusted pursuant to any provision of this Section 6, the Corporation shall promptly mail to each holder a notice setting forth the conversion price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the Liquidation of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series D Preferred Stock, and shall cause to be delivered to each holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the

Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The holder is entitled to convert the Series D Preferred Stock (or any part hereof) during the ten (10) day period commencing on the date of such notice through the effective date of the event triggering such notice.

(7) Redemption Upon Triggering Events. At any time after the occurrence of a Triggering Event, but within thirty (30) days after the receipt by the Corporation of a written request from the holders of not less than a majority of the then outstanding shares of Series D Preferred Stock, Series A Preferred Stock and Series C Preferred Stock, voting together as a single class, that all or some of such stockholders’ shares be redeemed, and concurrently with the surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may legally do so, redeem the shares of Series D Preferred Stock specified in such request by paying such holder in cash, a sum equal to the Series D Stated Value, plus all accrued and unpaid dividends (the “Series D Triggering Redemption Amount). For any redemption effected pursuant to this Section 7, the holders of Series D Preferred Stock shall rank pari passu with the holders of Series A Preferred Stock and Series C Preferred Stock. If the Corporation does not have sufficient funds legally available to satisfy the Series D Triggering Redemption Amount and of any other class or series of stock to be redeemed upon the occurrence of a Triggering Event, including the Series A Preferred Stock and Series C Preferred Stock, the Corporation shall redeem a pro-rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If the Corporation fails to pay in full the Series D Triggering Redemption Amount hereunder on the date such amount is due in accordance with this section, the Corporation will pay interest thereon at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Series D Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this section, a share of Series D Preferred Stock is outstanding until such date as the applicable holder has been paid the Series D Triggering Redemption Amount in cash.

G. Definitions. As used in this Article III, the following terms shall have the following meanings:

(1) “Act” shall mean the Nevada Revised Statutes, Chapter 78 (Section 78.010 et. seq.).

(2) “Affiliate” shall mean any Person that, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be an Affiliate of such holder.

(3) “Alternate Consideration” shall mean the kind and amount of securities, cash or property a holder would have been entitled to receive upon the occurrence of a Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock.

(4) “Bankruptcy Event” shall mean any of the following events: (a) the Corporation or any Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or Liquidation or similar law of any jurisdiction relating to the Corporation or any Subsidiary thereof; (b) there is commenced against the Corporation or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Subsidiary thereof is adjudicated.

(5) “Beneficial Ownership Limitation” shall mean 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, as applicable, held by the respective holder. For purposes of calculating the Beneficial Ownership Limitation, the number of shares of Common Stock beneficially owned by such holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, as applicable, with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, beneficially owned by such holder or any of its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder or any of its Affiliates. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act. For purposes of calculating the Beneficial Ownership Limitation, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent Form 10-Q or Form 10-K, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder, the Corporation shall within two Trading Days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and Series D Preferred Stock, as applicable, by such holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

(6) “Business Day” shall mean any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(7) “Common Stock” shall mean the Corporation’s common stock, par value $.0001 per share.

(8) “Common Stock Equivalents” shall mean any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(9) “Conversion Date” shall mean the date set forth in the Notice of Conversion, which date may not be prior to the date the applicable holder delivers the Notice of Conversion to the Corporation. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is received by the Corporation.

(10) “Conversion Shares” shall mean, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Shares, as applicable.

(11) “Corporation” shall mean Medical Solutions Management Inc., a Nevada corporation.

(12) “Exempt Issuance” shall mean: (a) shares of Common Stock or options to purchase Common Stock issued to employees, officers, directors or consultants of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) shares of Common Stock issued or deemed issued as a dividend or distribution on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock; (c) shares of Common Stock issued upon exercise or conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock; (d) shares of Common Stock issued upon the exercise or conversion of Common Stock Equivalents outstanding on the Original Issue Date; (e) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Article III Sections C(6)(a), D(6)(a), E(6)(a) and F(6)(a) above; (f) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the directors, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation, as determined by a majority of the directors, and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (g) securities issued to financial institutions or lessors, pursuant to a commercial credit arrangement, equipment financing transaction, accounts receivable financing or a similar transaction, provided that in each such instance said issuance is approved by a majority of the directors; and (h) securities sold in connection with a firm commitment underwritten public offering of shares of Common Stock that is intended, pursuant to the Board of Directors resolution, to produce minimum proceeds (after payment of underwriter’s fees and commissions) of not less than $30,000,000.

(13) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(14) “Exchange” shall mean a national securities exchange.

(15) “Fundamental Transaction” shall mean a transaction in which (a) the Corporation effects any merger or consolidation of the Corporation with or into another Person, and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than sixty-six percent (66%) of the aggregate voting power of the Corporation or the successor entity of such transaction (b) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, and the stockholders of the Corporation immediately prior to such transaction own less than sixty-six percent (66%) of the aggregate voting power of the acquiring entity immediately after the transaction (c) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (d) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) herein.

(16) “Junior Stock” shall mean the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in dividend rights or Liquidation preference.

(17) “Liquidation” shall mean any liquidation, dissolution or winding down of the Corporation, whether voluntary or involuntary.

(18) “NASDAQ” shall mean the National Association of Securities Dealers Automated Quotations System.

(19) “Notice of Conversion” shall mean a written notice that shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the Conversion Date on which such conversion is to be effected.

(20) “Original Issue Date” shall mean the date the Corporation initially issues the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

(21) “OTCBB” shall mean the Over the Counter Bulletin Board, or any other successor organization

(22) “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

(23) “Preferred Stock” shall have the meaning set forth in Article III.

(24) “Rule 144” shall mean Rule 144 promulgated by the SEC under the Securities Act.

(25) “SEC” shall mean the United States Securities and Exchange Commission.

(26) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(27) “Series A Base Conversion Price” shall have the meaning set forth in Article III, Section C(6)(b).

(28) “Series A Conversion Price” shall have the meaning set forth in Article III, Section C(5)(a).

(29) “Series A Dilutive Issuance” shall have the meaning set forth in Article III, Section C(6)(b).

(30) “Series A Dilutive Issuance Notice” shall have the meaning set forth in Article III, Section C(6)(b).

(31) “Series A Dividend Payment Date” shall have the meaning set forth in Article III, Section C(2)(a).

(32) “Series A Preferred Stock” shall have the meaning set forth in Article III, Section C.

(33) “Series A Stated Value” shall have the meaning set forth in Article III, Section C(1).

(34) “Series A Triggering Redemption Amount” shall have the meaning set forth in Article III, Section C(7).

(35) “Series B Conversion Price” shall have the meaning set forth in Article III, Section D(5)(a).

(36) “Series B Dividend Payment Date” shall have the meaning set forth in Article III, Section D(2)(a).

(37) “Series B Preferred Stock” shall have the meaning set forth in Article III, Section D.

(38) “Series B Stated Value” shall have the meaning set forth in Article III, Section D(1).

(39) “Series C Base Conversion Price” shall have the meaning set forth in Article III, Section E(6)(b).

(40) “Series C Conversion Price” shall have the meaning set forth in Article III, Section E(5)(a).

(41) “Series C Dilutive Issuance” shall have the meaning set forth in Article III, Section E(6)(b).

(42) “Series C Dilutive Issuance Notice” shall have the meaning set forth in Article III, Section E(6)(b).

(43) “Series C Dividend Payment Date” shall have the meaning set forth in Article III, Section E(2)(a).

(44) “Series C Preferred Stock” shall have the meaning set forth in Article III, Section E.

(45) “Series C Stated Value” shall have the meaning set forth in Article III, Section E(1).

(46) “Series C Triggering Redemption Amount” shall have the meaning set forth in Article III, Section E(7).

(47) “Series D Base Conversion Price” shall have the meaning set forth in Article III, Section F(6)(b).

(48) “Series D Conversion Price” shall have the meaning set forth in Article III, Section F(5)(a).

(49) “Series D Dilutive Issuance” shall have the meaning set forth in Article III, Section F(6)(b).

(50) “Series D Dilutive Issuance Notice” shall have the meaning set forth in Article III, Section F(6)(b).

(51) “Series D Directors” shall have the meaning set forth in Article III, Section F(3)(b).

(52) “Series D Dividend Payment Date” shall have the meaning set forth in Article III, Section F(2)(a).

(53) “Series D Preferred Stock” shall have the meaning set forth in Article III, Section F.

(54) “Series D Stated Value” shall have the meaning set forth in Article III, Section F(1).

(55) “Series D Triggering Redemption Amount” shall have the meaning set forth in Article III, Section F(7).

(56) “Share Delivery Date” shall mean the fifth Trading Day following the Conversion Date.

(57) “Subsidiary” shall mean any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the total voting power is, at the time, owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof.

(58) “Trading Day” shall mean a day on which the securities exchange, association, or quotation system on which shares of Common Stock are listed or quoted for trading shall be open for business or, if the shares of Common Stock shall not be listed on such exchange, association, or quoted on a quotation system for such day, a day with respect to which trades in the United States domestic over-the-counter market shall be reported.

(59) “Trading Market” shall mean the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NASDAQ Capital Market, the American Stock Exchange, the New York Stock Exchange, the NASDAQ National Market, the OTC Bulletin Board, or “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices).

(60) “Triggering Event” shall mean any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

a. the Corporation effects a Fundamental Transaction;

b. the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such holder upon a conversion hereunder;

c. unless specifically addressed elsewhere in these Articles of Incorporation as a Triggering Event, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in these Articles of Incorporation, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within 20 calendar days after the date on which written notice of such failure or breach shall have been delivered;

d. there shall have occurred a Bankruptcy Event; or

e. any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any Subsidiary or any of their respective property or other assets for greater than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 30 calendar days.

(61) “VWAP” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean the price determined by the first of the following clauses that applies: (a) if shares of Common Stock are traded on an Exchange, the weighted average of the closing sale price of a share of the Common Stock of the Corporation on the last five (5) Trading Days prior to the Determination Date reported on such Exchange as reported in The Wall Street Journal (weighted with respect to the trading volume with respect to each such day); (b) if shares of Common Stock are not traded on an Exchange but trade in the over-the-counter market and such shares are quoted on NASDAQ, the weighted average of the closing sale price of a share of the Common Stock of the Corporation on the last five (5) Trading Days prior to the Determination Date reported on NASDAQ as reported in The Wall Street Journal (weighted with respect to the trading volume with respect to each such day); (c) if such shares are an issue for which last sale prices are not reported on NASDAQ, the average of the closing sale price, in each case on the last five (5) Trading Days (or if the relevant price or quotation did not exist on any of such days, the relevant price or quotation on the next preceding Business Day on which there was such a price or quotation) prior to the Determination Date as reported by the OTCBB; (d) if no closing sales price is reported for the Common Stock by the OTCBB or any other successor organization for such day, the average of the closing sale price, in each case on the last five (5) Trading Days (or if the relevant price or quotation did not exist on any of such days, the relevant price or quotation on the next preceding Business Day on which there was such a price or quotation) prior to the Determination Date as reported by the “pink sheets” by the Pink Sheets, LLC, or any successor organization, (e) if no closing sales price is reported for the Common Stock by the OTCBB or any other successor organization for such day, then the average of the high and low bid and asked price of any of the market makers for the Common Stock as reported on the OTCBB or in the “pink sheets” by the Pink Sheets, LLC on the last five (5) Trading Days; or (f) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holder and reasonably acceptable to the Corporation.

ARTICLE IV

Subject to any additional vote expressly required by these Articles of Incorporation or the Act, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE V

Subject to any additional vote expressly required by these Articles of Incorporation or the Act, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

ARTICLE VI

The Corporation shall indemnify and advance expenses to, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or an officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise for or on behalf of the Corporation) against any liability or expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in respect thereof. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.

ARTICLE VII

The Corporation elects not to be governed by Sections 78.411 to 78.444 of the Act and Sections 78.378 through 78.3793 of the Act.

ARTICLE VIII

No contract or other transaction between the Corporation and any other company, whether or not a majority of the equity interest of such other company is owned by the Corporation, and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are pecuniarily or otherwise interested in, or are directors or officers of such other company. Any director of this Corporation, individually, or any company of which such director may be an Affiliate, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of the Corporation; provided, however, the fact that he or such company is so interested shall be disclosed or shall have been known to the Board of Directors of this Corporation, or a majority thereof; and any director of this Corporation who is also an Affiliate of such other company, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or so interested.

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These Second Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation and by the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power as required under the Nevada Revised Statutes, Chapter 78.

These Second Amended and Restated Articles of Incorporation have been duly executed on this      day of              2008.

MEDICAL SOLUTIONS MANAGEMENT INC.

By:
Lowell M. Fisher, Jr., Chief Executive Officer